Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

AURORA ACQUISITION CORP.,

AURORA MERGER SUB I, INC.,

and

BETTER HOLDCO, INC.

dated as of MAY 10, 2021

-i-

-ii-

-iii-

Exhibits

Exhibit A	Form of Certificate of Incorporation of Acquiror upon Domestication
Exhibit B	Form of Bylaws of Acquiror upon Domestication
Exhibit C	Form of Amended and Restated IPO Insider Letter Agreement
Exhibit D	Form of Registration Rights Agreement
Exhibit E	Form of Incentive Equity Plan
Exhibit F	Form of Restricted Stock Unit Award
Exhibit G	Form of Stock Option Grant
Exhibit H	Form of Employee Stock Purchase Plan

-iv-

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger, dated as of May 10, 2021 (this "Agreement"), is made and entered into by and among Aurora Acquisition Corp., a Cayman Islands exempted company limited by shares (which shall migrate to and domesticate as a Delaware corporation prior to the First Effective Time (as defined below)) ("Acquiror"), Aurora Merger Sub I, Inc., a Delaware corporation and a direct wholly owned subsidiary of Acquiror ("Merger Sub"), and Better HoldCo, Inc., a Delaware corporation (the "Company").

RECITALS

WHEREAS, Acquiror is a blank check company incorporated as a Cayman Islands exempted company and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, at least one (1) Business Day prior to the Closing Date (as defined below) and subject to the conditions of this Agreement, Acquiror shall migrate to and domesticate as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law, as amended (the "DGCL") and the Cayman Islands Companies Act (As Revised) (the "Domestication");

WHEREAS, concurrently with the Domestication, Acquiror shall file a certificate of incorporation with the Secretary of State of Delaware and adopt bylaws (in the forms attached as Exhibits A and B hereto), with such changes as may be agreed in writing by Acquiror and the Company;

WHEREAS, in connection with the Domestication, (a) each then issued and outstanding share of Acquiror Class A Common Stock (as defined below) shall convert automatically, on a one-for-one basis, into a share of Class A common stock, par value $0.0001 per share, of Acquiror (after its domestication as a corporation incorporated in the State of Delaware) (the "Domesticated Acquiror Class A Common Stock"); (b) each then issued and outstanding share of Acquiror Class B Common Stock (as defined below) shall convert automatically, on a one-for-one basis, into a share of Domesticated Acquiror Class A Common Stock; (c) the terms of the Acquiror Class B Common Stock shall be modified to, among other things, provide that each share of Acquiror Class B Common Stock shall carry three (3) votes (the "Domesticated Acquiror Class B Common Stock"); (d) a new class of non-voting common stock, par value $0.0001 per share, of Acquiror shall be created (the "Domesticated Acquiror Class C Common Stock"), (e) each then issued and outstanding warrant of Acquiror shall convert automatically into a warrant to acquire one share of Domesticated Acquiror Class A Common Stock ("Domesticated Acquiror Warrant"), pursuant to the Warrant Agreement (as defined below); and (f) each then issued and outstanding unit of Acquiror (the "Cayman Acquiror Units") shall convert automatically into a unit of Acquiror (after its domestication as a corporation incorporated in the State of Delaware) (the "Domesticated Acquiror Units"), with each Domesticated Acquiror Unit representing one share of Domesticated Acquiror Class A Common Stock and one-quarter of one Domesticated Acquiror Warrant;

WHEREAS, upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, (a) Merger Sub will merge with and into the Company, the separate corporate existence of Merger Sub will cease and the Company will be the surviving corporation and a wholly owned subsidiary of Acquiror (the "First Merger"); (b) the surviving corporation of the First Merger will merge with and into Acquiror (the "Second Merger" and together with the First Merger, the "Mergers"), and (c) Acquiror will change its name in accordance with Section 2.5(b);

WHEREAS, upon the First Effective Time (as defined below), all shares of the Company Capital Stock (as defined below) will be converted into the right to receive the applicable Aggregate Merger Consideration as set forth in this Agreement;

WHEREAS, each of the parties hereto intends that, for United States federal income tax purposes, the Mergers, taken together, will constitute an integrated plan described in Rev. Rul. 2001-46, 2001-2 C.B. 321 and qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code") and the Treasury Regulations, to which each of Acquiror and the Company are to be parties under Section 368(b) of the Code, and this Agreement is intended to constitute a "plan of reorganization" within the meaning of Section 368 of the Code and the Treasury Regulations;

WHEREAS, the Board of Directors of the Company has (a) determined that it is advisable for the Company to enter into this Agreement and the documents contemplated hereby, (b) approved the execution and delivery of this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby, and (c) recommended the adoption and approval by the Company's stockholders of this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby;

WHEREAS, at the Closing, Acquiror, Sponsor and certain Affiliates and stockholders of the Company, as applicable, shall enter into an Amended and Restated Registration Rights Agreement (the "Registration Rights Agreement") substantially in the form attached hereto as Exhibit D (with such changes as may be agreed in writing by Acquiror and the Company), which shall be effective as of the Closing;

WHEREAS, as a condition and inducement to Acquiror's and the Company's (as applicable) willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement:

(a) the Major Company Stockholders (as defined below) have each executed and delivered to Acquiror a Company Holders Support Agreement (as defined below) pursuant to which the Major Company Stockholders have agreed, among other things, to (x) provide their written consent upon the effectiveness of the Registration Statement to (i) adopt and approve, this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby and (ii) adopt and approve, in accordance with the terms and subject to the conditions of the Company's Governing Documents, the Preferred Stock Conversion, and (y) certain transfer restrictions, to be effective as of the Closing,

(b) the Major Acquiror Shareholders (as defined below) have each executed and delivered to the Company an Acquiror Holders Support Agreement (as defined below) pursuant to which the Major Acquiror Shareholders have agreed, among other things, to vote in favor of (i) the adoption and approval, upon the effectiveness of the Registration Statement, this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby, and (ii) the adoption and approval, in accordance with the terms and subject to the conditions of the Acquiror's Governing Documents, the Domestication,

(c) SoftBank (as defined below) has executed a PIPE Subscription Agreement (as defined below) pursuant to which SoftBank has agreed, subject to the terms and conditions therein, to subscribe for and purchase (or cause one of its Affiliates to subscribe for and purchase) that number of shares of Domesticated Acquiror Class A Common Stock and Domesticated Acquiror Class C Common Stock, as applicable, whose gross purchase price is equal to $1,500,000,000, subject to adjustment as described therein,

(d) Sponsor (as defined below) has executed (i) the Redemption Subscription Agreement (as defined below) pursuant to which Sponsor has agreed, subject to the terms and conditions therein, to subscribe for and purchase (or cause one of its Affiliates to subscribe for and purchase) that number of Domesticated Acquiror Class A Common Stock that is equal to the number of Acquiror Class A Common Stock elected to be redeemed by the stockholders of Acquiror in the Acquiror Share Redemption (as defined below) and (ii) the Sponsor Subscription Agreement (as defined below) pursuant to which Sponsor has agreed, subject to the terms and conditions therein, to subscribe for purchase (or cause one of its Affiliates to subscribe for and purchase) that number of Domesticated Acquiror Class A Common Stock whose gross purchase price is equal to $200,000,000,

(e) Sponsor has executed the Sponsor Letter (as defined below) pursuant to which Sponsor has agreed, subject to the terms and conditions therein, to (i) forfeit upon the Closing (as defined below) fifty percent (50%) of the Acquiror Private Placement Warrants (as defined below) held by Sponsor as of the date of this Agreement, (ii) redeem its Acquiror Private Placement Warrants if the Surviving Corporation's volume-weighted average share price is above $18.00 for any twenty (20) trading days within any consecutive thirty (30)-trading days, and (iii) subject certain of the shares of Domesticated Acquiror Class A Common Stock held by it to transfer restrictions, and

(f) the parties to the IPO Insider Letter Agreement have amended and restated such agreement in the form attached hereto as Exhibit C;

WHEREAS, each of the Boards of Directors of Acquiror and Merger Sub has (a) determined that it is advisable for Acquiror and Merger Sub, as applicable, to enter into this Agreement and the documents contemplated hereby, (b) approved the execution and delivery of this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby, and (c) recommended the adoption and approval of this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby by the Acquiror Shareholders and sole shareholder of Merger Sub, as applicable;

WHEREAS, Acquiror, as sole shareholder of Merger Sub has approved and adopted this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby; and

WHEREAS, in furtherance of the Mergers and in accordance with the terms hereof, Acquiror shall provide an opportunity to its shareholders to have their outstanding shares of Acquiror Common Stock redeemed on the terms and subject to the conditions set forth in this Agreement and Acquiror's Governing Documents (as defined below) in connection with obtaining the Acquiror Shareholder Approval (as defined below).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, Acquiror, Merger Sub and the Company agree as follows:

Article I
CERTAIN DEFINITIONS

Section 1.1         Definitions. As used herein, the following terms shall have the following meanings:

"A&R Promissory Note" has the meaning specified in Section 7.5(a)(vi).

"Acquiror" has the meaning specified in the Preamble hereto.

"Acquiror Class A Common Stock" means (a) prior to the Domestication, Class A ordinary shares, par value $0.0001 per share, of Acquiror, and (b) from and following the Domestication, shares of Domesticated Acquiror Class A Common Stock.

"Acquiror Class B Common Stock" means (a) prior to the Domestication, Class B ordinary shares, par value $0.0001 per share, of Acquiror, and (b) from and following the Domestication, shares of Domesticated Acquiror Class B Common Stock.

"Acquiror Common Share" means a share of Acquiror Common Stock.

"Acquiror Common Stock" means Acquiror Class A Common Stock and Acquiror Class B Common Stock, and, from and following the Domestication, the Domesticated Acquiror Class C Common Stock.

"Acquiror Common Warrant" means a warrant to purchase one (1) share of Acquiror Class A Common Stock at an exercise price of eleven Dollars fifty cents ($11.50) that was included in the units sold as part of Acquiror's initial public offering.

"Acquiror Cure Period" has the meaning specified in Section 10.1(g).

"Acquiror Disclosure Letter" has the meaning specified in the introduction to Article V.

"Acquiror Financial Statements" has the meaning specified in Section 5.6(d).

"Acquiror Fundamental Representations" means the representations and warranties made pursuant to the first and second sentences of Section 5.1 (Company Organization), Section 5.2 (Due Authorization), the first sentence of clause (a), the first sentence of clause (b), clause (c) and clause (g) of Section 5.12 (Capitalization of Acquiror), Section 5.8 (Trust Account), Section 5.13 (Brokers' Fees) and Section 5.14 (Indebtedness).

"Acquiror Option" has the meaning specified in Section 3.3(a).

"Acquiror Private Placement Warrant" means a warrant to purchase one (1) share of Acquiror Class A Common Stock at an exercise price of eleven Dollars fifty cents ($11.50) issued to the Sponsor and directors, and executive officers of Acquiror.

"Acquiror SEC Filings" has the meaning specified in Section 5.5.

"Acquiror Securities" has the meaning specified in Section 5.12(a).

"Acquiror Share Redemption" means the election of an eligible (as determined in accordance with Acquiror's Governing Documents) holder of Acquiror Class A Common Stock to redeem all or a portion of the shares of Acquiror Class A Common Stock held by such holder at a per-share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the Trust Account (including any interest earned on the funds held in the Trust Account) (as determined in accordance with Acquiror's Governing Documents) in connection with the Transaction Proposals.

"Acquiror Shareholder Approval" means the approval of (a) those Transaction Proposals identified in clauses (A), (B) and (C) of Section 8.2(b)(ii), in each case, by an affirmative vote of the holders of at least two-thirds of the outstanding Acquiror Common Shares entitled to vote, who attend and vote, who attend and vote thereupon (as determined in accordance with Acquiror's Governing Documents) at a shareholders' meeting duly called by the Board of Directors of Acquiror and held for such purpose, (b) those Transaction Proposals identified in clauses (D), (E), (F), (G), and (J) of Section 8.2(b)(ii), in each case, by an affirmative vote of the holders of at least a majority of the outstanding Acquiror Common Shares entitled to vote thereupon (as determined in accordance with Acquiror's Governing Documents), in each case, at an Acquiror Shareholders' Meeting duly called by the Board of Directors of Acquiror and held for such purpose and (c) those Transaction Proposals identified in clauses (H) and (I) of Section 8.2(b)(ii).

"Acquiror Shareholders" means the shareholders of Acquiror as of immediately prior to the Second Effective Time.

"Acquiror Shareholders' Meeting" has the meaning specified in Section 8.2(b).

"Acquiror Transaction Expenses" means, without duplication, (i) the following accrued and unpaid fees and expenses of Acquiror and its Affiliates (to the extent then owed by Acquiror): (w) all fees, costs, expenses, brokerage fees, commissions, finders' fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, in each case in connection with the negotiation, documentation and consummation of the transactions contemplated hereby, (x) all fees and expenses incurred in connection with preparing and filing the Registration Statement, the Proxy Statement or the Proxy Statement/Registration Statement under Section 8.2 and obtaining approval of Nasdaq (as applicable) under Section 7.3, (y) repayment of any Working Capital Loans and (z) any deferred underwriting commissions and other fees relating to Acquiror's initial public offering that are not paid out of the Trust Account.

"Acquiror Warrants" means the Acquiror Common Warrants and the Acquiror Private Placement Warrants.

"Acquisition Proposal" means, as to any Person, other than the transactions contemplated hereby and other than the acquisition or disposition of any assets in the ordinary course of business, any offer or proposal relating to: (a) any acquisition or purchase, direct or indirect, of (i) 20% or more of the consolidated assets of such Person and its Subsidiaries or (ii) 20% or more of any class of equity or voting securities of (x) such Person or (y) one or more Subsidiaries of such Person holding assets constituting, individually or in the aggregate, 20% or more of the consolidated assets of such Person and its Subsidiaries; (b) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Person beneficially owning 20% or more of any class of equity or voting securities of (x) such Person or (y) one or more Subsidiaries of such Person holding assets constituting, individually or in the aggregate, 20% or more of the consolidated assets of such Person and its Subsidiaries; or (c) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving (i) such Person or (ii) one or more Subsidiaries of such Person holding assets constituting, individually or in the aggregate, 20% or more of the consolidated assets of such Person and its Subsidiaries.

"Action" means any claim, action, suit, audit, examination, assessment, arbitration, mediation or inquiry, or any proceeding, or investigation, subpoena or request for information, by or before any Governmental Authority.

"Acquiror Counsel" has the meaning specified in Section 11.18(b).

"Acquiror Holders Support Agreement" means that certain Support Agreement, dated as of the date of this Agreement, by and among the directors and officers of Acquiror, the Major Acquiror Shareholders, Acquiror and the Company, as amended or modified from time to time.

"Acquiror Nominee Director" has the meaning specified in Section 7.6(b).

"Acquiror Privileged Communications" has the meaning specified in Section 11.18(b).

"Acquiror Waiving Parties" has the meaning specified in Section 11.18(b).

"Acquiror WP Group" has the meaning specified in Section 11.18(b).

"Adjusted Restricted S tock Award" has the meaning specified in Section 3.3(c).

"Adjusted Restricted Stock Unit Award" has the meaning specified in Section 3.3(b).

"Affiliate" means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term "control" (including the terms "controlling", "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise. With respect to the Sponsor, the term "Affiliate" shall not include the portfolio companies of Sponsor or its Affiliates (other than Acquiror).

"Affiliate Agreements" has the meaning specified in Section 4.12(a)(xiii).

"Agency" means the FHA, the Federal National Mortgage Association, the Federal Home Loan Mortgage Corporation, the Government National Mortgage Association, U.S. Department of Housing and Urban Development, the U.S. Department of Agriculture, the U.S. Department of Veterans Affairs.

"Agency Guides" means the Fannie Mae Single Family Selling Guide, the Fannie Mae Single Family Servicing Guide, the Freddie Mac Single Family Seller/Servicer Guide, the Ginnie Mae Mortgage Backed Securities Guide and any other guide issued by any Agency.

"Aggregate Fully Diluted Company Common Shares" means, without duplication, (a) the aggregate number of shares of Company Common Stock that are (i) issued and outstanding immediately prior to the First Effective Time (including any Restricted Stock Awards) or (ii) issuable upon, or subject to, the settlement of Options and Restricted Stock Unit Awards (in each case, whether or not then vested or exercisable) and Company Warrants, in each case, that are issued and outstanding immediately prior to the First Effective Time, or (iii) issued or to issuable in connection with the conversion of Company Preferred Stock pursuant to the Preferred Stock Conversion, minus (b) the Treasury Shares outstanding immediately prior to the First Effective Time, minus (c) a number of shares equal to the Aggregate Exercise Price divided by the Per Share Merger Consideration; provided, that any Option or Company Warrant with an exercise price equal to or greater than the Per Share Merger Consideration shall not be counted for purposes of determining the number of Aggregate Fully Diluted Company Common Shares.

"Aggregate Merger Consideration" means, together, the Cash Consideration and the Stock Consideration.

"Aggregate Exercise Price" means the sum of the aggregate cash exercise prices of all Options and Company Warrants outstanding, unexercised and in the money as of immediately prior to the First Effective Time.

"Agreement" has the meaning specified in the Preamble hereto.

"Agreement End Date" has the meaning specified in Section 10.1(e).

"AICPA" means the American Institute of Certified Public Accountants.

“Alternative Financing” has the meaning set forth in Section 7.10(c).

"Ancillary Agreements" has the meaning specified in Section 11.10.

"Anti-Bribery Laws" means the anti-bribery provisions of the Foreign Corrupt Practices Act of 1977, as amended, and all other applicable anti-corruption and bribery Laws (including the U.K. Bribery Act 2010, and any rules or regulations enacted pursuant to, or arising under, the OECD Convention on Combating Bribery of Foreign Officials, or any other laws or regulations relating to bribery or corruption in any jurisdiction in which the Company or its Subsidiaries conduct business).

"Applicable Requirements" means (a) the responsibilities and obligations of the Company relating to any Mortgage Loan set forth in any Servicing Agreement, mortgage broker agreement, loan correspondent agreement, mortgage loan purchase or sale Contract, or other Contract between the Company, on the one hand, and any third party originator, loan correspondent, loan seller, Agency, Investor or Insurer, on the other hand, (b) the applicable Credit Policies, guidelines and handbooks of the Company and all applicable guidelines, handbooks and other published written requirements of any Investor, Agency or Insurer with respect to the origination, funding, sale or Servicing of Mortgage Loans by the Company, (c) the applicable terms and provisions of the Mortgage Loans and (d) the applicable terms and provisions of the Warehouse Lines.

"Approval" means, with respect to the approval of any Requisite Regulatory Approval other than those required under the HSR Act, that the applicable Governmental Authority has, with respect to the Merger and the other transactions contemplated hereby (i) approved in writing such transactions, (ii) stated in writing that such Governmental Authority conditionally approves or does not object to such transactions, (iii) orally stated, such statement made by an official at such Governmental Authority and made in the presence of a representative of the Company, a statement that the Company and Acquiror mutually and reasonably agree has the effect of one of the statements described in clause (ii) immediately above, or (iv) by its own procedures and rules, requires only notice of the intended transaction, but does not require the regulator's prior approval, and notice has been timely given; provided that, in each case of clauses (i) through (iii), any such approval or non-objection have not been revoked or rescinded and, in the case of clause (iii), no official at a Governmental Authority has made a written or oral statement rescinding the statement described in clause (iii).

"Audited Financial Statements" has the meaning set forth in Section 4.8(a).

"Available Cash Consideration Amount" means $950,000,000.

"Available Stock Consideration Amount" means a number of shares of Acquiror Common Stock equal to (1) the Maximum Implied Stock Consideration, minus (2) the aggregate amount of Acquiror Class B Common Stock that would be issuable upon the net exercise or conversion, as applicable, of all Acquiror Options, Adjusted Restricted Stock Awards and Adjusted Restricted Stock Unit Awards immediately after the First Effective Time, minus (3) the quotient obtained by dividing (x) the Available Cash Consideration Amount, by (y) $10.00; provided, that any Option an exercise price equal to or greater than the Per Share Merger Consideration shall not be counted for purposes of determining the Available Stock Consideration Amount.

"Bank Holding Company" means a company registered as a bank holding company (or any Affiliate of any such bank holding company) with the Board of Governors of the Federal Reserve System pursuant to 12 U.S.C. §1842 and the regulations of the Board of Governors of the Federal Reserve System thereunder.

"Base Purchase Price" means $6,900,000,000.00.

"BHC Stock Electing Shares" has the meaning set forth in Section 3.1(a)(ii).

"BHC Stock Election" has the meaning set forth in Section 3.1(a)(ii).

"BHC Stock Election Consideration" has the meaning set forth in Section 3.1(a)(ii).

“BMC” means Better Mortgage Corporation, a California corporation.

"Business Combination" has the meaning set forth in Article 1.1 of Acquiror's Governing Documents as in effect on the date of this Agreement.

"Business Combination Proposal" means any offer, inquiry, proposal or indication of interest (whether written or oral, binding or non-binding, and other than an offer, inquiry, proposal or indication of interest with respect to the transactions contemplated hereby), relating to a Business Combination.

"Business Day" means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York; London, United Kingdom or Governmental Authorities in the Cayman Islands (for so long as Acquiror remains domiciled in Cayman Islands) are authorized or required by Law to close.

"Cash Consideration" means the aggregate cash consideration payable with respect to shares of Company Common Stock pursuant to Section 3.1 (as adjusted pursuant to Section 3.1(b)).

"Cash Electing Shares" has the meaning specified in Section 3.1(a)(iv).

"Cash Election" has the meaning specified in Section 3.1(a)(iv).

"Cash Election Amount" means the product of (x) the aggregate number of Cash Electing Shares multiplied by (y) the Cash Election Consideration (before giving effect to any adjustment pursuant to Section 3.1(b)).

"Cash Election Consideration" has the meaning specified in Section 3.1(a)(iv).

"Cash Election Cutback Amount" has the meaning specified in Section 3.1(b)(i)(A).

"Cayman Acquiror Unit" has the meaning specified in the Recitals hereto.

"Cayman Registrar" means the Registrar of Companies of the Cayman Islands under the Cayman Islands Companies Act (2018 Revision).

"Cayman Securities" has the meaning specified in Section 5.12(a).

"Certificates of Merger" has the meaning specified in Section 2.1(c).

"Class A Common Stock" has the meaning specified in Section 4.6(a)(i)(A).

"Class B Common Stock" has the meaning specified in Section 4.6(a)(i)(A).

"Class B-1 Common Stock" has the meaning specified in Section 4.6(a)(i)(A).

"Class O Common Stock" has the meaning specified in Section 4.6(a)(i)(A).

"Closing" has the meaning specified in Section 2.3(a).

"Closing Date" has the meaning specified in Section 2.3(a).

"Code" has the meaning specified in the Recitals hereto.

"Company" has the meaning specified in the Preamble hereto.

"Company Award" means an Option or a Restricted Stock Unit Award.

"Company Benefit Plan" has the meaning specified in Section 4.13(a).

"Company Capital Stock" means the shares of the Company Common Stock and the Company Preferred Stock.

"Company Common Shares" means the shares of Company Common Stock.

"Company Common Stock" means the shares of common stock, par value $0.0001 per share, of the Company, whether such shares are designated Class A Common Stock, Class B Common Stock, Class B-1 Common Stock or Class O Common Stock.

"Company Cure Period" has the meaning specified in Section 10.1(e).

"Company Disclosure Letter" has the meaning specified in the introduction to Article IV.

"Company Fundamental Representations" means the representations and warranties made pursuant to the first and second sentences of Section 4.1 (Company Organization), the second sentence of Section 4.2 (Subsidiaries) (but only with respect to BMC), Section 4.3 (Due Authorization), clauses (a), (b) and (e), and the first sentence of clause (d) of Section 4.6 (Capitalization of the Company), Section 4.7 (Capitalization of Subsidiaries) (but only with respect to BMC) and Section 4.16 (Brokers' Fees).

"Company Holders Support Agreement" means that certain Support Agreement, dated as of the date of this Agreement, by and among the Major Company Stockholders, Acquiror and the Company, as amended or modified from time to time.

"Company Incentive Plans" means, collectively, the Better Holdco, Inc. 2017 Equity Incentive Plan and the Better Holdco, Inc. 2015 Equity Incentive Plan.

"Company Indemnified Parties" has the meaning specified in Section 7.8(a).

"Company Material Adverse Effect" means any event, state of facts, development, circumstance, occurrence or effect (collectively, "Events") that (a) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole or (b) does or would reasonably be expected to, individually or in the aggregate, prevent the ability of the Company to consummate the Mergers; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a "Company Material Adverse Effect": (i) any change in applicable Laws or GAAP or any COVID-19 Measures or, in each case, any interpretation thereof following the date of this Agreement, (ii) any change in interest rates or economic, political, business or financial market conditions generally, (iii) the taking of any action required by this Agreement, (iv) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), pandemic, outbreak of disease or illness or public health event (including COVID-19) or change in climate, (v) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, civil unrest, local, national or international political conditions, (vi) any failure of the Company to meet any projections or forecasts (provided that this clause (vi) shall not prevent a determination that any Event not otherwise excluded from this definition of Company Material Adverse Effect underlying such failure to meet projections or forecasts has resulted in a Company Material Adverse Effect), (vii) any Events generally applicable to the industries or markets in which the Company and its Subsidiaries operate (including changes in the U.S. housing markets), (viii) the announcement of this Agreement and consummation of the transactions contemplated hereby, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on relationships, contractual or otherwise, with any landlords, customers, suppliers, distributors, partners or employees of the Company and its Subsidiaries (it being understood that this clause (viii) shall be disregarded for purposes of the representation and warranty set forth in Section 4.4 and the condition to Closing with respect thereto), or (ix) any action taken by, or at the request of, Acquiror or Merger Sub; provided, further, that any Event referred to in clauses (i), (ii), (iv), (v) or (vii) above may be taken into account in determining if a Company Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on the business, assets, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which the Company and its Subsidiaries conduct their respective operations, but only to the extent of the incremental disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which the Company and its Subsidiaries conduct their respective operations.

"Company Permits" has the meaning specified in Section 4.18(b).

"Company Preferred Stock" means the shares of the Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock, Series C Preferred Stock, Series C-1 Preferred Stock, Series C-2 Preferred Stock, Series C-3 Preferred Stock, Series C-4 Preferred Stock, Series C-5 Preferred Stock, Series C-6 Preferred Stock, Series C-7 Preferred Stock, Series D Preferred Stock, Series D-1 Preferred Stock, Series D-2 Preferred Stock, Series D-3 Preferred Stock, Series D-4 Preferred Stock and Series D-5 Preferred Stock.

"Company Record Date" has the meaning specified in Section 3.2(d)(ii).

"Company Registered Intellectual Property" has the meaning specified in Section 4.21(a).

"Company Stockholder Approval" means the approval of this Agreement and the transactions contemplated hereby (including the Mergers and the Preferred Stock Conversion) and the making of any filings, notices or information statements in connection with the foregoing, by:

(a)        the affirmative vote or written consent of the holders of at least a majority of the voting power of the outstanding voting Company Capital Stock voting as a single class and on an as-converted basis;

(b)        the affirmative vote or written consent of the holders of at least a majority of the voting power of the outstanding shares of Company Voting Preferred Stock voting as a single class; and

(c)        the affirmative vote or written consent of the holders of at least (i) a majority of the voting power of the outstanding shares of Company Preferred Stock (other than the Series C-7 Preferred Stock and Series D-3 Preferred Stock), voting as a single class and (ii) a majority of the voting power of the outstanding shares of Series D Preferred Stock, Series D-2 Preferred Stock and Series D-4 Preferred Stock, voting as a single class, in each of case clauses (a) through (c), in accordance with the terms and subject to the conditions of the Company's Governing Documents and applicable Law.

"Company Transaction Expenses" means the following out-of-pocket fees and expenses of the Company or any of its Subsidiaries (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the transactions contemplated hereby: (a) all fees, costs, expenses, brokerage fees, commissions, finders' fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, paid or payable by the Company and (b) any and all filing fees payable by the Company or any of its Subsidiaries in connection with obtaining the Requisite Regulatory Approvals, but solely to the extent such fees have not been reimbursed or otherwise paid by Acquiror prior to the Closing pursuant to Section 8.1(b).

"Company Voting Preferred Stock" means Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series C-2 Preferred Stock, Series C-3 Preferred Stock, Series C-4 Preferred Stock, Series D Preferred Stock, Series D-2 Preferred Stock and Series D-4 Preferred Stock.

"Company Warrant" means those warrants as set forth on Section 1.1 of the Company Disclosure Letter.

"Confidentiality Agreement" has the meaning specified in Section 11.10.

"Continuing Employees" has the meaning specified in Section 7.1(a).

"Contracts" means any legally binding contracts, agreements, subcontracts, leases, and purchase orders.

"Copyleft License" means any license that requires, as a condition of use, modification and/or distribution of software subject to such license, that such software subject to such license, or other software incorporated into, derived from, or used or distributed with such software subject to such license (a) be made available or distributed in source code form, (b) be licensed for the purpose of preparing derivative works, (c) be licensed under terms that allow such software to be reverse engineered, reverse assembled or disassembled (other than by operation of Law) or (d) be redistributable at no charge. Copyleft Licenses include the GNU General Public License, the GNU Lesser General Public License, the Common Development and Distribution License, and the Eclipse Public License.

"COVID-19" means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks.

"COVID-19 Measures" means any quarantine, "shelter in place," "stay at home," workforce reduction, social distancing, shut down, closure, sequester or any other Law, Governmental Order, Action, directive, guidelines or recommendations by any Governmental Authority in connection with or in response to COVID-19, including, but not limited to, the Coronavirus Aid, Relief, and Economic Security (CARES) Act.

"Credit Policies" means any Agency or other Investor policies and procedures to which the Company is subject as such relate to the extension of credit with respect to the Mortgage Loans in effect at the time each Mortgage Loan was originated.

"Custodial Account" means all funds held or controlled by or on behalf of the Company with respect to any Mortgage Loan, including all principal and interest funds and any other funds due, buydown funds, suspense funds, funds for the payment of Taxes, assessments, insurance premiums, ground rents and similar charges, funds for the payment of bankruptcy and fraud coverage, funds from hazard insurance loss drafts and other mortgage escrow and impound amounts (including interest thereon for the benefit of mortgagors, if applicable).

"D&O Indemnified Parties" has the meaning specified in Section 7.8(a).

"Designated Courts" has the meaning specified in Section 11.14(a).

"DGCL" has the meaning specified in the Recitals hereto.

"Disclosure Letter" means, as applicable, the Company Disclosure Letter or the Acquiror Disclosure Letter.

"Dissenting Shares" has the meaning specified in Section 3.5.

"Dollars" or "$" means lawful money of the United States.

"Domesticated Acquiror Class A Common Stock" has the meaning specified in the Recitals hereto.

"Domesticated Acquiror Class B Common Stock" has the meaning specified in the Recitals hereto.

"Domesticated Acquiror Class C Common Stock" has the meaning specified in the Recitals hereto.

"Domesticated Acquiror Unit" has the meaning specified in the Recitals hereto.

"Domesticated Acquiror Warrant" has the meaning specified in the Recitals hereto.

"Domesticated Acquiror Certificate of Incorporation" has the meaning specified in Section 7.7.

"Domestication" has the meaning specified in the Recitals hereto.

"Election" has the meaning specified in Section 3.2(d)(i).

"Election Deadline" has the meaning specified in Section 3.2(d).

"Election Period" has the meaning specified in Section 3.2(d)(ii).

"Employee Census" means a list of the name of each employee, consultant, or other service provider of the Company and each of the Company's Subsidiaries (anonymized to the extent required by applicable Law) along with such Person's title, work location (including country, state, and city), the name of employing entity, benefits, hire date, annual salary or hourly rate, classification as exempt or non-exempt under applicable Law, commission or bonus arrangement with respect to such Person (including any commissions or bonuses earned that have not yet been paid), part time/full time status, leave of absence status (and type of leave), visa or work permit status (and type of visa or work permit).

"Employee Permits" has the meaning specified in Section 4.18(b).

"Environmental Laws" means any and all applicable Laws relating to Hazardous Materials, pollution, or the protection or management of the environment or natural resources, or protection of human health (with respect to exposure to Hazardous Materials).

"Equityholder Counsel" has the meaning specified in Section 11.18(a).

"Equityholder Privileged Communications" has the meaning specified in Section 11.18(a).

"Equityholder Waiving Parties" has the meaning specified in Section 11.18(a).

"Equityholder WP Group" has the meaning specified in Section 11.18(a).

"ERISA" has the meaning specified in Section 4.13(a).

"ERISA Affiliate" means any entity, trade or business, whether or not incorporated, that together with the Company or any of its Subsidiaries, would be deemed to be a "single employer" within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA.

"ESPP" has the meaning specified in Section 7.1(c).

"Estimated Acquiror Transaction Expenses" means those Acquiror Transaction Expenses set forth in Section 5.16(f) of the Acquiror Disclosure Letter.

"Exchange Act" means the Securities Exchange Act of 1934, as amended.

"Exchange Agent" has the meaning specified in Section 3.2(a).

"Exchange Ratio" means the quotient obtained by dividing (a) the number of shares constituting the Maximum Implied Stock Consideration by (b) the number of Aggregate Fully Diluted Company Common Shares.

"Executive Loans" means any loan made by the Company or any of its Subsidiaries that, if outstanding immediately following the Closing, would be in violation of Section 402 of the Sarbanes Oxley Act of 2002.

"Existing Credit Facilities" means those Warehouse Lines and other Contracts listed in Section 6.1(b)(xi).

"Export Approvals" has the meaning specified in Section 4.26(a).

"Financial Statements" has the meaning specified in Section 4.8(a).

"First Effective Time" has the meaning specified in Section 2.3(b).

"First Acquiror Nominee Director" has the meaning specified in Section 7.6(a).

"First Merger" has the meaning specified in the Recitals hereto.

"First Merger Certificate" has the meaning specified in Section 2.1(a).

"First-Step Constituent Corporations" has the meaning specified in Section 2.1(a).

"First-Step Surviving Corporation" has the meaning specified in Section 2.1(b).

"Form of Election" has the meaning specified in Section 3.2(d)(ii).

"Funding Indebtedness" means any Indebtedness of the Company and its Subsidiaries incurred in the ordinary course of business consistent with past practice, including the (a) the Existing Credit Facilities and (b) any Replacement Facilities.

"GAAP" means generally accepted accounting principles in the United States as in effect from time to time.

"Governing Documents" means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the "Governing Documents" of a corporation are its certificate of incorporation and by-laws, the "Governing Documents" of a limited partnership are its limited partnership agreement and certificate of limited partnership, the "Governing Documents" of a limited liability company are its operating agreement and certificate of formation and the "Governing Documents" of an exempted company are its memorandum and articles of association.

"Governmental Authority" means any (a) nation, region, state, county, city, town, village, district or other jurisdiction, (b) federal, state, local, municipal, foreign or other government, (c) department, agency or instrumentality of a federal, state, local, municipal, foreign or other government, including any state-owned, - sponsored or -controlled instrumentality of the foregoing (including each Agency), (d) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department and any court or other tribunal of competent jurisdiction), (e) public international organization or multinational organization.

"Governmental Authorization" has the meaning specified in Section 4.5.

"Government Official" includes, but is not limited to: (i) officers, employees or representatives of any Governmental Authority; (ii) any individual who, although temporarily or without payment, holds a public position, employment, or function; (iii) any private person acting in an official capacity for or on behalf of any Governmental Authority (such as a consultant retained by a Governmental Authority); (iv) candidates for political office at any level; (v) political parties and their officials; (vi) royal family members, including ones who may lack formal authority, but could otherwise be influential in advancing business interests, through, for example, partially owning or managing a state-owned or state-controlled entity; and (vii) officers, employees or representatives of public international organizations (such as the United Nations, World Bank and International Monetary Fund).

"Governmental Order" means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

"Hazardous Material" means any (a) pollutant, contaminant, chemical, (b) industrial, solid, liquid or gaseous toxic or hazardous substance, material or waste, (c) petroleum or any fraction or product thereof, (d) asbestos or asbestos-containing material, (e) polychlorinated biphenyl, (f) chlorofluorocarbons, and (g) other substance, material or waste, in each case, which are regulated under any Environmental Law or as to which liability may be imposed pursuant to Environmental Law.

"Holder" has the meaning specified in Section 3.2(d).

"HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

"Incentive Equity Plan" has the meaning specified in Section 7.1(c).

"Indebtedness" means with respect to any Person, without duplication, any obligations, contingent or otherwise, in respect of (a) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any per diem interest accruals, (b) the principal and interest components of capitalized lease obligations under GAAP, (c) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers' acceptances and other similar instruments (solely to the extent such amounts have actually been drawn), (d) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes and similar instruments, (e) the termination value of interest rate protection agreements and currency obligation swaps, hedges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby), (f) the principal component of all obligations to pay the deferred and unpaid purchase price of property and equipment which have been delivered, including "earn outs" and "seller notes", (g) pursuant to securitization or factoring programs or arrangements, (h) breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the consummation of the transactions contemplated hereby in respect of any of the items in the foregoing clauses (a) through (h), and (i) all Indebtedness of another Person referred to in clauses (a) through (h) above guaranteed directly or indirectly, jointly or severally. Notwithstanding the foregoing, "Indebtedness" shall not include any (x) expenses incurred in connection with this Agreement and the transaction contemplated hereby, including the Transaction Expenses of such Person, or (y) accounts payable to trade creditors and accrued expenses arising in the ordinary course of business consistent with past practice.

"Insurer" means any Person or Agency that insures or guarantees all or any portion of the risk of loss on any Mortgage Loan or the real property to which such Mortgage Loan relates, in each case duly authorized and licensed in such state to transact the applicable insurance business and to write the insurance provided by the insurance policy (including title insurance) issued by it.

"Intellectual Property" means any worldwide rights in or to the following: (a) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof; (b) registered and unregistered trademarks, logos, service marks, trade dress and trade names, slogans, pending applications therefor, internet domain names, social media identifiers and other source indicators, together with the goodwill symbolized by or associated with any of the foregoing; (c) registered and unregistered copyrights, and applications for registration of copyright, including such corresponding rights in software and other works of authorship; and (d) trade secrets, know-how, processes, and other confidential information or proprietary rights.

"Interim Period" has the meaning specified in Section 6.1.

"International Trade Laws" means all Laws relating to the import, export, re-export, deemed export, deemed re-export, or transfer of information, data, goods, and technology, including but not limited to the Export Administration Regulations administered by the United States Department of Commerce, the International Traffic in Arms Regulations administered by the United States Department of State, customs and import Laws administered by United States Customs and Border Protection, any other export or import controls administered by an agency of the United States government, the anti-boycott regulations administered by the United States Department of Commerce and the United States Department of the Treasury, and other Laws adopted by Governmental Authorities of other countries relating to the same subject matter as the United States Laws described above, including but not limited to EU Dual Use Regulation No. 428/2009, as amended.

"Investment Company Act" means the Investment Company Act of 1940, as amended.

"Investor" means any Agency, private investor, trust or other Person who owns or holds or is committed to purchase or acquire Mortgage Loans, any interest therein or any Mortgage Servicing Rights with respect thereto, or to the extent any Mortgage Loans are pooled into mortgage-backed securities, partial interests in such mortgage-backed securities backed by such Mortgage Loans, excluding any Warehouse Lender.

"Investor Agreement" means any Contract between the Company or any of its Affiliates and any Investor for the purchase or acquisition of any Mortgage Loans, any interest therein or any Mortgage Servicing Rights with respect thereto, or to the extent any Mortgage Loans are pooled into mortgage-backed securities, partial interests in such mortgage-backed securities backed by such Mortgage Loans.

"IPO Insider Letter Agreement" means that certain letter agreement, dated as of March 3, 2021, by and among, inter alia, Acquiror, Sponsor, Thor Björgólfsson, Arnaud Massenet, Prabhu Narasimhan, Shravin Mittal, Sangeeta Desai, and Michael Edelstein.

"IRS" means Internal Revenue Service.

"JOBS Act" has the meaning specified in Section 5.6(a).

"Law" means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority, including any Mortgage Loan Regulation.

"Leased Real Property" means all real property leased, licensed, subleased or otherwise used or occupied (except for Owned Land) by the Company or any of its Subsidiaries.

"Legal Proceedings" has the meaning specified in Section 4.10.

"Letter of Transmittal" has the meaning specified in Section 3.2(b).

"Lien" means all liens, mortgages, deeds of trust, pledges, hypothecations, encumbrances, security interests, options, leases, subleases, restrictions, claims or other liens of any kind whether consensual, statutory or otherwise.

"Major Acquiror Shareholder" means any holder of record of shares of Acquiror Common Stock that, together with its Affiliates, beneficially owns greater than five percent (5%) of the outstanding voting Acquiror Capital Stock as of the date of this Agreement.

"Major Company Stockholder" means those directors, executive officers and holders of Company Capital Stock listed on Schedule I to the Company Holders Support Agreement.

"Management Transaction Bonus Plan" has the meaning specified in Section 7.1(c).

"Material Contracts" has the meaning specified in in Section 4.12.

"Maximum Implied Stock Consideration" means a number of shares of Acquiror Common Stock equal to the quotient obtained by dividing (i) the Base Purchase Price, by (ii) $10.00.

"Merger Sub" has the meaning specified in the Preamble hereto.

"Merger Sub Capital Stock" means the shares of the common stock, par value $0.0001 per share, of Merger Sub.

"Mergers" has the meaning specified in the Recitals hereto.

"Minimum Available Cash Condition" has the meaning specified in Section 9.3(c).

"Modification in Recommendation" has the meaning specified in Section 8.2(b).

"Mortgage Loan" means each residential mortgage loan, or line of credit originated in whole or in part, acquired, sold or otherwise held by the Company or any of its Subsidiaries at any time, including all of the Company's or any its Subsidiaries' rights, title and interest in and to such Mortgage Loan, Mortgage Servicing Rights, the related mortgage note, all mortgage loan documents, the mortgage file, credit file and Servicing file, collateral and all other material and information collected by the Company or any of its Subsidiaries in connection with such Mortgage Loan.

"Mortgage Loan Regulations" means applicable federal, state and local Laws and guidelines applicable to the origination, funding, sale, securitization or Servicing of Mortgage Loans, including Laws and guidelines relating to real estate settlement procedures, consumer credit protection, truth-in-lending, usury limitations, fair housing, false claims, collection practices, equal credit opportunity and adjustable rate mortgages, and applicable Orders with respect to the Company pertaining to Mortgage Loans.

"Mortgage Servicing Rights" means, with respect to a mortgage loan, the right or rights to Service such mortgage loan, receive compensation therefor, and the duties and obligations associated therewith.

"Nasdaq" means Nasdaq Capital Market.

"Non-Voting Stock Electing Shares" has the meaning specified in Section 3.1(a)(iii).

"Non-Voting Stock Election" has the meaning specified in Section 3.1(a)(iii).

"Non-Voting Stock Election Consideration" has the meaning specified in Section 3.1(a)(iii).

"Offer Documents" has the meaning specified in Section 8.2(a)(i).

"Open Source License" means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), including any license approved by the Open Source Initiative or any Creative Commons license. "Open Source Licenses" shall include Copyleft Licenses.

"Open Source Materials" means any software subject to an Open Source License.

"Option" means an option to purchase shares of Company Common Stock granted under any Company Incentive Plan.

"Ordinary Stock Electing Shares" has the meaning specified in Section 3.1(a)(i).

"Ordinary Stock Election" has the meaning specified in Section 3.1(a)(i).

"Ordinary Stock Election Consideration" has the meaning specified in Section 3.1(a)(i).

"Owned Land" has the meaning specified in Section 4.20(b).

"PCAOB" means the U.S. Public Company Accounting Oversight Board (or any successor thereto).

"PCAOB Uplift Financial Statements" has the meaning specified in Section 6.3(a).

"Per Share Merger Consideration" means the product obtained by multiplying (a) the Exchange Ratio by (b) $10.00.

"Permits" means any approvals, authorizations, consents, licenses, registrations, permits or certificates of a Governmental Authority (including all mortgage banker, mortgage lender, mortgage company, mortgage servicer, mortgage broker, mortgage loan originator and similar licenses, and accreditations or similar consents obtained from the National Mortgage Licensing System).

"Permitted Liens" means (i) mechanic's, materialmen's and similar Liens arising in the ordinary course of business with respect to any amounts (A) not yet due and payable or which are being contested in good faith through (if then appropriate) appropriate proceedings and (B) for which adequate accruals or reserves have been established in accordance with GAAP, (ii) Liens for Taxes (A) not yet due and payable or which are being contested in good faith through appropriate proceedings and (B) for which adequate accruals or reserves have been established in accordance with GAAP, (iii) easements, encroachments, covenants, rights-of-way, conditions, restrictions and other similar charges or encumbrances that are not violated by the current use and operation of the Leased Real Property and do not, individually or in the aggregate, materially impair the value or materially interfere with the present use of the Leased Real Property, (iv) with respect to any Leased Real Property (A) the interests and rights of the respective lessors with respect thereto, including any statutory landlord liens and any Lien thereon, (B) any Lien permitted under the Real Property Lease, and (C) any Liens encumbering the Owned Land of which the Leased Real Property is a party, (v) zoning, building, entitlement and other land use and environmental regulations promulgated by any Governmental Authority that are not violated by the current use and operation of the Leased Real Property and do not, individually or in the aggregate, materially interfere with the current use of, or materially impair the value of, the Leased Real Property, (vi) non-exclusive licenses and other non-exclusive rights with respect to Intellectual Property, (vii) ordinary course purchase money Liens and Liens securing rental payments under operating or capital lease arrangements for amounts not yet due or payable, (viii) other Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money and on a basis consistent with past practice in connection with workers' compensation, unemployment insurance or other types of social security, (ix) reversionary rights in favor of landlords under any Real Property Leases with respect to any of the buildings or other improvements owned by the Company or any of its Subsidiaries, (x) Liens securing Existing Credit Facilities and any other Indebtedness permitted to be incurred under Section 6.1(d) and (xi) all other Liens that do not, individually or in the aggregate, materially impair the use, occupancy or value of the applicable assets of the Company and its Subsidiaries.

"Person" means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind.

"PIPE Investment" means the purchase of shares of Domesticated Acquiror Class A Common Stock and Domesticated Acquiror Class C Common Stock, as applicable, pursuant to the PIPE Other Subscription Agreements.

"PIPE Other Subscription Agreements" means the subscription agreements with Acquiror pursuant to which Class A Common stock otherwise to be acquired by SoftBank under the PIPE Subscription Agreement, and rights and obligations in connection therewith, will be acquired by subscriber parties, which party(ies) will be Persons identified prior to or on the date of this Agreement as provided in the PIPE Subscription Agreement.

"PIPE Subscription Agreement" means that certain Subscription Agreement, dated as of the date of this Agreement, by and between SoftBank and Acquiror.

"Preferred Stock Conversion" has the meaning specified in Section 6.5(a).

"Privacy/Cybersecurity Requirements" means all Laws, Contracts and public-facing policies applicable to (a) privacy or personal information, (b) the collection, retention, use, storage, processing, recording, distribution, transfer, import, export, protection (including security measures), disposal, destruction, disclosure or use of personal information or (c) cybersecurity.

"Prospectus" has the meaning specified in Section 11.1.

"Proxy Statement" has the meaning specified in Section 8.2(a)(i).

"Proxy Statement/Information Statement/Registration Statement" has the meaning specified in Section 8.2(a)(i).

"Q1 Financial Statements" has the meaning specified in Section 6.3(a).

"Q2 Financial Statements" has the meaning specified in Section 6.3(a).

"Real Property Leases" has the meaning specified in Section 4.20(a)(ii).

"Redemption Subscription Agreement" means that certain Subscription Agreement, dated as of the date of this Agreement, by and between, inter alia, Sponsor, Sponsor Guarantor and Acquiror.

"Registration Statement" means the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by Acquiror under the Securities Act with respect to the Registration Statement Securities.

"Registration Statement Securities" has the meaning specified in Section 8.2(a).

"Replacement Facilities" has the meaning specified in Section 6.1(d).

"Repurchase Obligations" means all liabilities, including repurchase, indemnification, make-whole or similar obligations, relating to any Mortgage Loans originated, funded, sold, transferred, assigned, conveyed, Serviced or acquired by the Company at any time on or prior to the date of this Agreement, including pursuant to any Contract with, or breach of Contract or other act or omission of, any broker, correspondent or other Person, which, for avoidance of doubt, shall not in any case include any obligation of the Company to purchase or repurchase a Mortgage Loan pursuant to a Warehouse Line.

"Requisite Regulatory Approvals" has the meaning specified in Section 8.1(a).

"Restricted Stock Award" means an award of restricted shares of Company Common Stock granted under any Company Incentive Plan, which includes any shares of Company Common Stock issued pursuant to early exercised Options that remain subject to vesting conditions, Company repurchase rights or other transfer restrictions.

"Restricted Stock Unit Award" means an award of restricted stock units based on shares of Company Common Stock (whether to be settled in cash or shares), granted under any Company Incentive Plan.

"Sanctioned Country" means at any time, a country or territory which is itself the subject or target of any country wide or territory wide Sanctions Laws (at the time of this Agreement, the Crimea region, Cuba, Iran, North Korea and Syria).

"Sanctioned Person" means any Person targeted by United States, United Kingdom, European Union, or United Nations trade or economic sanctions or export controls who is identified in any sanctions-related list maintained by (i) the United States Department of the Treasury's Office of Foreign Assets Control, the United States Department of Commerce's Bureau of Industry and Security, or the United States Department of State; (ii) Her Majesty's Treasury of the United Kingdom; (iii) any committee of the United Nations Security Council; or (iv) the European Union; (v) any Person located, organized, or resident in, or is a Governmental Authority or government instrumentality of, any Sanctioned Country; and (vi) any Person directly or indirectly owned or controlled by, or acting for the benefit or on behalf of, a Person described in clause (i) through (v), either individually or in the aggregate.

"Sanctions Laws" means those trade, economic and financial sanctions Laws administered, enacted or enforced from time to time by (i) the United States (including without limitation the Department of the Treasury's Office of Foreign Assets Control and the Department of State), (ii) the European Union and enforced by its member states, (iii) the United Nations, or (iv) Her Majesty's Treasury of the United Kingdom.

"Sarbanes-Oxley Act" means the Sarbanes-Oxley Act of 2002.

"SEC" means the United States Securities and Exchange Commission.

"Second Effective Time" has the meaning specified in Section 2.3(c).

"Second Merger" has the meaning specified in the Recitals hereto.

"Second Merger Certificate" has the meaning specified in Section 2.1(c).

"Second Acquiror Nominee Director" has the meaning specified in Section 7.6(a).

"Second-Step Constituent Corporations" has the meaning specified in Section 2.1(c).

"Securities Act" means the Securities Act of 1933, as amended.

"Seller/Lender/Servicer" means an entity approved by, or registered with applicable Governmental Authorities to do business with such Governmental Authorities as a loan originator and seller and/or loan servicer, and/or to acquire mortgage insurance or securitization guarantees from such Governmental Authorities.

"Series A Preferred Stock" has the meaning specified in Section 4.6(a).

"Series A-1 Preferred Stock" has the meaning specified in Section 4.6(a).

"Series B Preferred Stock" has the meaning specified in Section 4.6(a).

"Series B-1 Preferred Stock" has the meaning specified in Section 4.6(a).

"Series C Preferred Stock" has the meaning specified in Section 4.6(a).

"Series C-1 Preferred Stock" has the meaning specified in Section 4.6(a).

"Series C-2 Preferred Stock" has the meaning specified in Section 4.6(a).

"Series C-3 Preferred Stock" has the meaning specified in Section 4.6(a).

"Series C-4 Preferred Stock" has the meaning specified in Section 4.6(a).

"Series C-5 Preferred Stock" has the meaning specified in Section 4.6(a).

"Series C-6 Preferred Stock" has the meaning specified in Section 4.6(a).

"Series C-7 Preferred Stock" has the meaning specified in Section 4.6(a).

"Series D Preferred Stock" has the meaning specified in Section 4.6(a).

"Series D-1 Preferred Stock" has the meaning specified in Section 4.6(a).

"Series D-2 Preferred Stock" has the meaning specified in Section 4.6(a).

"Series D-3 Preferred Stock" has the meaning specified in Section 4.6(a).

"Series D-4 Preferred Stock" has the meaning specified in Section 4.6(a).

"Series D-5 Preferred Stock" has the meaning specified in Section 4.6(a).

"Servicing" (and corollary terms such as "Service" or "Serviced") means the responsibilities with respect to servicing and administration of Mortgage Loans under applicable Laws or other Applicable Requirements, whether performed as a servicer, subservicer or interim servicer, including all collection activities related thereto.

"Servicing Agreement" means any Contract, including the Agency Guides, whereby the Company has agreed to Service any Mortgage Loan on behalf of a third Person (including any Agency) or designate such duties to an approved subservicer under a Subservicing Agreement, excluding in all cases any Warehouse Lines and Investor Agreements.

"Servicing Policies" means any Agency or other Investor policies and procedures to which the Company is subject as such relate to the Servicing of Mortgage Loans in effect during the time the Mortgage Loans were Serviced by the Company or its Subsidiaries (either directly or through a subservicing arrangement).

"SoftBank" means SB Northstar LP, a Cayman Islands exempted limited partnership, an indirect wholly owned subsidiary of SoftBank Group Corp., a corporation formed under the laws of Japan.

"Sponsor" means Novator Capital Sponsor Ltd., a company organized under the laws of Cyprus.

“Sponsor Guarantor” means BB Trustees S.A., a regulated trustee governed by the laws of Switzerland, as trustee of The Future Holdings Trust.

"Sponsor Letter" means that certain Letter Agreement, dated as of the date of this Agreement, by and between Sponsor and Acquiror.

"Sponsor Subscription Agreement" means that certain Subscription Agreement, dated as of the date of this Agreement, by and between, inter alia, Sponsor and Acquiror.

"Sponsor Support Agreement" means that certain Support Agreement, dated as of the date of this Agreement, by and among the Sponsor, Acquiror and the Company, as amended or modified from time to time.

"Stock Consideration" means a number of shares of Acquiror Common Stock equal to (i) the Maximum Implied Stock Consideration, minus (ii) a number of shares of Acquiror Common Stock equal to the quotient obtained by dividing (A) the Available Cash Consideration Amount, by (B) $10.00.

"Stock Electing Shares" means the Ordinary Stock Electing Shares, the BHC Stock Electing Shares and the Non-Voting Stock Electing Shares.

"Stock Election Consideration" means (a) with respect to Ordinary Stock Electing Shares, the Ordinary Stock Election Consideration, (b) with respect to the BHC Stock Electing Shares, the BHC Stock Election Consideration and (c) with respect to the Non-Voting Stock Election Shares, the Non-Voting Stock Election Consideration.

"Stock Election Cutback Amount" has the meaning specified in Section 3.1(b)(ii)(A).

"Subscription Agreements" means, collectively, the PIPE Subscription Agreement, the Redemption Subscription Agreement and the Sponsor Subscription Agreement.

"Subservicing Agreement" means any Contract whereby the Company or any of its Subsidiaries has a Contract with a Person other than the Company or its Subsidiaries to subservice or otherwise Service any Mortgage Loans on behalf of the Company or any of its Subsidiaries.

"Subsidiary" means, with respect to a Person, a corporation or other entity of which more than 50% of the voting power of the equity securities or equity interests is owned, directly or indirectly, by such Person.

"Supplemental Stock Amount" has the meaning specified in Section 3.1(b)(i)(A).

"Surviving Corporation" has the meaning specified in Section 2.1(d).

"Tax Return" means any return, declaration, report, statement, information statement or other document filed or required to be filed with any Governmental Authority with respect to Taxes, including any claims for refunds of Taxes, any information returns and any schedules, attachments, amendments or supplements of any of the foregoing.

"Taxes" means any and all federal, state, local, foreign or other taxes imposed by any Governmental Authority, including all income, gross receipts, license, payroll, recapture, net worth, employment, escheat and unclaimed property obligations, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, assessments, sales, use, transfer, registration, governmental charges, duties, levies and other similar charges, in each case to the extent in the nature of a tax, alternative or add-on minimum, or estimated taxes, and including any interest, penalty, or addition thereto.

"Terminating Acquiror Breach" has the meaning specified in Section 10.1(g).

"Terminating Company Breach" has the meaning specified in Section 10.1(e).

"Transaction Proposals" has the meaning specified in Section 8.2(b).

"Treasury Regulations" means the regulations promulgated under the Code by the United States Department of the Treasury (whether in final, proposed or temporary form), as the same may be amended from time to time.

"Treasury Share" has the meaning specified in Section 3.1(a).

"Trust Account" has the meaning specified in Section 11.1.

"Trust Agreement" has the meaning specified in Section 5.8.

"Trust Amount" has the meaning specified in Section 5.8.

"Trustee" has the meaning specified in Section 5.8.

"Unaudited Financial Statements" has the meaning specified in Section 4.8(a).

"Unpaid Transaction Expenses" has the meaning specified in Section 2.4(c).

"Warehouse Lender" means a financial institution that provides a Warehouse Line to the Company or its Subsidiaries.

"Warehouse Line" means warehouse lines of credit, repurchase agreements and indebtedness secured by mortgage loans and related assets in the ordinary course of the Company's mortgage lending business and which, for avoidance of doubt, shall not include any term loan or credit agreement of the Company or its Subsidiaries that is available to the Company or its Subsidiaries to finance aspects of their operations or capital expenditures more generally outside of the funding, purchase and sale of Mortgage Loans.

"WARN Act" has the meaning specified in Section 4.14(g).

"Warrant Agreement" means the Warrant Agreement, dated as of March 3, 2021, between Acquiror and Continental Stock Transfer & Trust Company.

"Working Capital Loans" means any loan made to Acquiror by any of the Sponsor, an Affiliate of the Sponsor or Acquiror's officers or directors, and evidenced by a promissory note, for the purpose of financing costs incurred in connection with a Business Combination, which for the avoidance of doubt shall not include any loan under the A&R Promissory Note.

Section 1.2            Construction.

(a)            Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms "hereof," "herein," "hereby," "hereto" and derivative or similar words refer to this entire Agreement; (iv) the terms "Article" or "Section" refer to the specified Article or Section of this Agreement; (v) the word "including" shall mean "including, without limitation" and (vi) the word "or" shall be disjunctive but not exclusive.

(b)            Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(c)            Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

(d)            All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(e)            The term "actual fraud" means, with respect to a party to this Agreement, an actual and intentional fraud with respect to the making of the representations and warranties pursuant to Article IV or Article V (as applicable), provided, that such actual and intentional fraud of such Person shall only be deemed to exist if any of the individuals included on Section 1.3 of the Company Disclosure Letter (in the case of the Company) or Section 1.3 of the Acquiror Disclosure Letter (in the case of Acquiror) had actual knowledge (as opposed to imputed or constructive knowledge) that the representations and warranties made by such Person pursuant to, in the case of the Company, Article IV as qualified by the Company Disclosure Letter, or, in the case of Acquiror, Article V as qualified by the Acquiror Disclosure Letter, were actually breached when made, with the express intention that the other party to this Agreement rely thereon to its detriment.

Section 1.3            Knowledge. As used herein, (i) the phrase "to the knowledge" of the Company shall mean the knowledge of the individuals identified on Section 1.3 of the Company Disclosure Letter and (ii) the phrase "to the knowledge" of Acquiror shall mean the knowledge of the individuals identified on Section 1.3 of the Acquiror Disclosure Letter, in each case, as such individuals would have acquired in the exercise of a reasonable inquiry of direct reports; provided, however, that notwithstanding anything to the contrary, such reasonable inquiry shall not require such individuals to conduct (or have conducted) any Intellectual Property availability searches or clearance analysis (including clearance or prior art searches) or legal opinions (including freedom-to-operate opinions).

Article II
THE MERGERS; CLOSING

Section 2.1            The Mergers.

(a)            Upon the terms and subject to the conditions set forth in this Agreement, and following the Domestication, Acquiror, Merger Sub and the Company (Merger Sub and the Company sometimes being referred to herein as the "First-Step Constituent Corporations") shall cause Merger Sub to be merged with and into the Company, with the Company being the surviving corporation in the First Merger. The First Merger shall be consummated in accordance with this Agreement and shall be evidenced by a certificate of merger with respect to the First Merger (as so filed, the "First Merger Certificate"), executed by the First-Step Constituent Corporations in accordance with the relevant provisions of the DGCL, such First Merger to be effective as of the First Effective Time.

(b)            Upon consummation of the First Merger, the separate corporate existence of Merger Sub shall cease and the Company, as the surviving corporation of the First Merger (hereinafter referred to for the periods at and after the First Effective Time as the "First-Step Surviving Corporation"), shall continue its corporate existence under the DGCL, as a wholly owned subsidiary of Acquiror.

(c)            Upon the terms and subject to the conditions set forth in this Agreement, Acquiror and the First-Step Surviving Corporation (Acquiror and the First-Step Surviving Corporation sometimes being referred to herein as the "Second-Step Constituent Corporations") shall cause the First-Step Surviving Corporation to be merged with and into Acquiror, with Acquiror being the surviving corporation in the Second Merger. The Second Merger shall be consummated in accordance with this Agreement and evidenced by a certificate of merger with respect to the Second Merger (as so filed, the "Second Merger Certificate" and, together with the First Merger Certificate, the "Certificates of Merger") executed by the Second-Step Constituent Corporations in accordance with the relevant provisions of the DGCL.

(d)            Upon consummation of the Second Merger, the separate corporate existence of the First-Step Surviving Corporation shall cease and Acquiror, as the surviving corporation of the Second Merger (hereinafter referred to for the periods at and after the Second Effective Time as the "Surviving Corporation"), shall continue its corporate existence under the DGCL.

Section 2.2            Effects of the Mergers.

(a)            At and after the First Effective Time, the First-Step Surviving Corporation shall thereupon and thereafter possess all of the rights, privileges, powers and franchises, of a public as well as a private nature, of the First-Step Constituent Corporations, and shall become subject to all the restrictions, disabilities and duties of each of the First-Step Constituent Corporations; and all rights, privileges, powers and franchises of each First-Step Constituent Corporation, and all property, real, personal and mixed, and all debts due to each such First-Step Constituent Corporation, on whatever account, shall become vested in the First-Step Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall become thereafter the property of the First-Step Surviving Corporation as they are of the First-Step Constituent Corporations; and the title to any real property vested by deed or otherwise or any other interest in real estate vested by any instrument or otherwise in either of such First-Step Constituent Corporations shall not revert or become in any way impaired by reason of the First Merger; all of the foregoing in accordance with the applicable provisions of the DGCL.

(b)            At and after the Second Effective Time, the Surviving Corporation shall thereupon and thereafter possess all of the rights, privileges, powers and franchises, of a public as well as a private nature, of the Second-Step Constituent Corporations, and shall become subject to all the restrictions, disabilities and duties of each of the Second-Step Constituent Corporations; and all rights, privileges, powers and franchises of each Second-Step Constituent Corporation, and all property, real, personal and mixed, and all debts due to each such Second-Step Constituent Corporation, on whatever account, shall become vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall become thereafter the property of the Surviving Corporation as they are of the Second-Step Constituent Corporations; and the title to any real property vested by deed or otherwise or any other interest in real estate vested by any instrument or otherwise in either of such Second-Step Constituent Corporations shall not revert or become in any way impaired by reason of the Second Merger; all of the foregoing in accordance with the applicable provisions of the DGCL.

Section 2.3            Closing; First Effective Time; Second Effective Time.

(a)            In accordance with the terms and subject to the conditions of this Agreement, the closing of the First Merger (the "Closing") shall take place remotely, via electronic exchange of documents, at 10:00 a.m. (New York time) on the date which is three (3) Business Days after the first date on which all conditions set forth in Article IX shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or such other time and place as Acquiror and the Company may mutually agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the "Closing Date".

(b)            Subject to the satisfaction or waiver of all of the conditions set forth in Article IX of this Agreement, and provided this Agreement has not theretofore been terminated pursuant to its terms, Acquiror, Merger Sub, and the Company shall cause the First Merger Certificate to be executed and duly submitted for filing with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL. The First Merger shall become effective at the time when the First Merger Certificate has been accepted for filing by the Secretary of State of the State of Delaware, or at such later time as may be agreed by Acquiror and the Company in writing and specified in each of the First Merger Certificate (the "First Effective Time").

(c)            Promptly after the First Effective Time, but in all cases within one (1) Business Day thereafter, Acquiror and the First-Step Surviving Corporation shall cause the Second Merger Certificate to be executed and duly submitted for filing with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL. The Second Merger shall become effective at the time when the Second Merger Certificate has been accepted for filing by the Secretary of State of the State of Delaware, or at such later time as may be agreed by Acquiror and the Company in writing and specified in the Second Merger Certificate (the "Second Effective Time").

(d)            For the avoidance of doubt, the Closing, the First Effective Time and the Second Effective Time shall not occur prior to the completion of the Domestication.

Section 2.4            Closing Deliverables.

(a)            At the Closing, the Company will deliver or cause to be delivered:

(i)              to Acquiror, a certificate signed by an officer of the Company, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.2(a) and Section 9.2(b) have been fulfilled;

(ii)             to Acquiror, the written resignations of all of the directors of the Company (other than those Persons identified as the initial directors and officers, respectively, of the Surviving Corporation, in accordance with the provisions of Section 2.6 and Section 7.6), effective as of the First Effective Time;

(iii)            to Acquiror, evidence that all Affiliate Agreements set forth on Section 6.4 of the Company Disclosure Letter have been terminated or settled at or prior to the Closing without further liability to Acquiror, the Company or any of the Company's Subsidiaries;

(iv)            to Acquiror, evidence reasonably satisfactory to Acquiror that the Preferred Stock Conversion has been consummated;

(v)             to the Acquiror, duly executed signatures pages of the Affiliates of the Company who are counterparties to the Registration Rights Agreement;

(vi)            to Acquiror, a certificate on behalf of the Company, prepared in a manner consistent and in accordance with the requirements of Treasury Regulation Sections 1.897-2(g), (h) and 1.1445-2(c)(3), certifying that no interest in the Company is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a "U.S. real property interest" within the meaning of Section 897(c) of the Code, and a form of notice to the Internal Revenue Service prepared in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2); and

(vii)           evidence reasonably satisfactory to Acquiror that any and all Executive Loans have been satisfied in full or forgiven.

(b)            At the Closing, Acquiror will deliver or cause to be delivered:

(i)              to the Exchange Agent, the Aggregate Merger Consideration for further distribution to the Company's stockholders pursuant to Section 3.2.

(ii)             to the Company, a certificate signed by an officer of Acquiror, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.3(a) and Section 9.3(b) have been fulfilled;

(iii)            to the Company, the written resignations of all of the directors and officers of Acquiror and Merger Sub (other than those Persons identified as the initial directors and officers, respectively, of the Surviving Corporation, in accordance with the provisions of Section 2.6 and Section 7.6), effective as of the Second Effective Time;

(iv)            to the Company, a duly executed signature page to the Registration Rights Agreement; and

(v)             to the Company, a time-stamped copy of the certificate issued by the Secretary of State of the State of Delaware in relation to the Domestication.

(c)            On the Closing Date, concurrently with the Second Effective Time, Acquiror shall pay or cause to be paid by wire transfer of immediately available funds, (i) all Acquiror Transaction Expenses as set forth on a written statement to be delivered to the Company not less than two (2) Business Days prior to the Closing Date and (ii) all accrued and unpaid Company Transaction Expenses ("Unpaid Transaction Expenses") as set forth on a written statement to be delivered to Acquiror by or on behalf of the Company not less than two (2) Business Days prior to the Closing Date, which shall include the respective amounts and wire transfer instructions for the payment thereof, together with corresponding invoices for the foregoing; provided, that any Unpaid Transaction Expenses due to current or former employees, independent contractors, officers, or directors of the Company or any of its Subsidiaries shall be paid to the Company for further payment to such employee, independent contractor, officer or director through the Company's payroll.

Section 2.5            Governing Documents of the Surviving Corporations.

(a)            The certificate of incorporation and bylaws of Merger Sub in effect immediately prior to the First Effective Time, shall be the certificate of incorporation and bylaws of First-Step Surviving Corporation until thereafter amended as provided therein and under the DGCL.

(b)            The certificate of incorporation and bylaws of the Surviving Corporation shall be the certificate of incorporation and bylaws of Acquiror (which shall be in substantially the form attached as Exhibits A and B hereto upon effectiveness of the Domestication), except that the name of the Surviving Corporation shall include "Better", or such other name as agreed by Acquiror and the Company, until thereafter amended as provided therein and under the DGCL.

Section 2.6            Directors and Officers of the First-Step Surviving Corporation and the Surviving Corporation.

(a)            The directors and officers of Merger Sub, as of immediately prior to the First Effective Time, shall be the initial directors and officers of the First-Step Surviving Corporation from and after the First Effective Time, each to hold office in accordance with the Governing Documents of the First- Step Surviving Corporation.

(b)      From and after the Second Effective Time, the Persons identified as the initial directors and officers of the Surviving Corporation in accordance with the provisions of Section 7.6 shall be the directors and officers (and in the case of such officers, holding such positions as set forth on Section 2.6 of the Company Disclosure Letter), respectively, of the Surviving Corporation, each to hold office in accordance with the Governing Documents of the Surviving Corporation.

Section 2.7              Tax Free Reorganization Matters. The parties hereto intend that, for United States federal income tax purposes, the Mergers, will constitute an integrated plan described in Rev. Rul. 2001-46, 2001-2 C.B. 321 that qualifies as a "reorganization" within the meaning of Section 368(a) of the Code and the Treasury Regulations to which each of Acquiror and the Company are to be parties under Section 368(b) of the Code and the Treasury Regulations and this Agreement is intended to be, and is adopted as, a plan of reorganization for purposes of Sections 354, 361 and the 368 of the Code and within the meaning of Treasury Regulations Section 1.368-2(g). The parties hereto further intend that as a result of the Domestication Acquiror will be treated as a "domestic" corporation (within the meaning of Section 7701(a)(4) of the Code and corresponding provisions of state and local Law) prior to the First Effective Time. None of the parties hereto knows of any fact or circumstance (without conducting independent inquiry or diligence of the other relevant party), or has knowingly taken or will knowingly take any action, if such fact, circumstance or action would be reasonably expected to cause the Mergers, taken together, to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code and the Treasury Regulations. The Mergers, taken together, and the Domestication, shall be reported by the parties hereto for all Tax purposes in accordance with the foregoing, unless otherwise required by a Governmental Authority as a result of a "determination" within the meaning of Section 1313(a) of the Code or a change in applicable Law after the date of this Agreement. The parties hereto shall reasonably cooperate in good faith with each other and their respective counsel to document and support the Tax treatment of the Mergers as a "reorganization" within the meaning of Section 368(a) of the Code, including providing reasonable and customary factual support letters.

Article III
EFFECTS OF THE MERGERS ON THE COMPANY CAPITAL STOCK AND EQUITY AWARDS

Section 3.1              Conversion of Securities.

(a)            At the First Effective Time, by virtue of the First Merger and without any action on the part of any holder of Company Capital Stock, each share of the Company Common Stock, in each case, that is issued and outstanding immediately prior to the First Effective Time (other than (i) any shares of Company Common Stock subject to Options or Restricted Stock Unit Awards (which shall be respectively subject to Section 3.3), (ii) any shares of Company Common Stock held in the treasury of the Company, which treasury shares shall be canceled as part of the First Merger and shall not constitute "Company Capital Stock" hereunder (each such share, a "Treasury Share"), and (iii) any shares of Company Common Stock held by stockholders of the Company who have perfected and not withdrawn a demand for appraisal rights pursuant to the applicable provisions of the DGCL (clauses (i), (ii) and (iii), collectively, the "Excluded Shares")) shall be canceled and converted into the right to receive, subject to clause (b), Section 3.1(e) and Section 3.2(f):

(i)          in the case of a share of Company Common Stock with respect to which an election to receive Acquiror Class B Common Stock (an "Ordinary Stock Election") has been properly made and not revoked pursuant to Section 3.2 (each, an "Ordinary Stock Electing Share"), a number of shares of Acquiror Class B Common Stock equal to the Exchange Ratio (in aggregate with respect to all Ordinary Stock Electing Shares of any Holder, as adjusted pursuant to clause (b), the "Ordinary Stock Election Consideration");

(ii)            in the case of a share of Company Common Stock held by a Bank Holding Company with respect to which an election to receive Acquiror Class A Common Stock (a "BHC Stock Election") has been properly made and not revoked pursuant to Section 3.2 (each, an "BHC Stock Electing Share"), a number of shares of Acquiror Class A Common Stock equal to the Exchange Ratio (in aggregate with respect to all BHC Stock Electing Shares of any Holder, as adjusted pursuant to clause (b), the "BHC Stock Election Consideration"); or

(iii)           in the case of a share of Company Common Stock with respect to which an election to receive Domesticated Acquiror Class C Common Stock (a "Non-Voting Stock Election") has been properly made and not revoked pursuant to Section 3.2 (each, a "Non-Voting Stock Electing Share"), a number of shares of Domesticated Acquiror Class C Common Stock equal to the Exchange Ratio (in aggregate with respect to all Non-Voting Stock Electing Shares of any Holder, as adjusted pursuant to clause (b), the "Non-Voting Stock Election Consideration"); or

(iv)           in the case of a share of Company Common Stock with respect to which an election to receive cash (a "Cash Election") has been properly made and not revoked pursuant to Section 3.2 or with respect to which no election has been made (each, a "Cash Electing Share"), an amount in cash equal to the Per Share Merger Consideration, without interest (in aggregate with respect to all Cash Electing Shares of any Holder, as adjusted pursuant to clause (b), the "Cash Election Consideration").

(b)            Notwithstanding any other provision contained in this Agreement, the Ordinary Stock Election Consideration, BHC Stock Election Consideration, the Non-Voting Stock Election Consideration and the Cash Election Consideration shall be subject to adjustment pursuant to this clause (b):

(i)             if the Cash Election Amount exceeds the Available Cash Consideration Amount, then (x) all Stock Electing Shares shall be converted to the right to receive the Stock Election Consideration, and (y) the following consideration shall be paid in respect of each Holder's Cash Electing Shares:

(A)      an amount in cash (such amount, the "Cash Election Cutback Amount") equal to (1) the quotient of (x) such Holder's Cash Election Consideration (before giving effect to any adjustment pursuant to this clause (b)), divided by (y) the aggregate amount of cash elected in respect of all Holders' Cash Electing Shares, multiplied by (2) the Available Cash Consideration Amount; and

(B)       a number of shares (such number the "Supplemental Stock Amount") of Acquiror Class B Common Stock equal to (1) the Exchange Ratio, multiplied by (2) the quotient of (x) the difference of such Holder's Cash Election Consideration, less the Cash Election Cutback Amount, divided by (y) such Holder's Cash Election Consideration, unless the Holder of the Cash Electing Share has (i) established that it is a Bank Holding Company electing to receive Acquiror Class A Common Stock, in which case the consideration paid in respect of each such Holder's Cash Electing Shares shall be a number of shares of Acquiror Class A Common Stock equal to the Supplemental Stock Amount or (ii) elected to receive Domesticated Acquiror Class C Common Stock, in which case the consideration paid in respect of each such Holder's Cash Electing Shares shall be a number of shares of Domesticated Acquiror Class C Common Stock equal to the Supplemental Stock Amount; and

(ii)            if the Available Cash Consideration Amount exceeds the Cash Election Amount, then (x) all Cash Electing Shares shall be converted into the right to receive the Cash Election Consideration, and (y) the following consideration shall be paid in respect of each Holder's Stock Electing Shares:

(A)       a number of shares of Acquiror Class B Common Stock (such number, the "Stock Election Cutback Amount") equal to (1) the quotient of (x) such Holder's Stock Election Consideration (before giving effect to any adjustment pursuant to this clause (b)), divided by (y) the aggregate number of shares of Acquiror Common Stock elected in respect of all Holders' Stock Electing Shares, multiplied by the Available Stock Consideration Amount, unless the Holder of the Stock Electing Share has (i) established that it is a Bank Holding Company electing to receive Acquiror Class A Common Stock, in which case the consideration paid in respect of each such Holder's Stock Electing Shares shall be a number of shares of Acquiror Class A Common Stock equal to the Stock Election Cutback Amount or (ii) elected to receive Domesticated Acquiror Class C Common Stock, in which case the consideration paid in respect of each such Holder's Stock Electing Shares shall be a number of shares of Domesticated Acquiror Class C Common Stock equal to the Stock Election Cutback Amount; and

(B)       an amount in cash equal to (1) such Holder's Stock Election Consideration (before giving effect to any adjustment pursuant to this clause (b)), less the Stock Election Cutback Amount, multiplied by (2) $10.00; and

(iii)           if the Available Cash Consideration Amount equals the Cash Election Amount, then there shall be no adjustment pursuant to this clause (b).

(iv)           For purposes of this Section 3.1, all Dissenting Shares shall be deemed to be Cash Electing Shares.

(c)            At the First Effective Time, by virtue of the First Merger and without any action on the part of any holder of Company Capital Stock, each Company Warrant that is issued and outstanding immediately prior to the First Effective Time (unless exercised prior to Closing), shall be exchanged and converted into a right to receive an Acquiror Common Warrant equivalent in value to that which a holder of shares of Company Capital Stock deliverable upon exercise of such Company Warrant would have been entitled in accordance with Section 3.1, if the right to purchase the shares of Company Capital Stock had been exercised by the holder of the Company Warrant immediately prior to the First Effective Time.

(d)            (i) At the First Effective Time, by virtue of the First Merger and without any action on the part of Acquiror or Merger Sub, each share of Merger Sub Capital Stock, shall be converted into a share of common stock, par value $0.0001 per share, of the First-Step Surviving Corporation; and (ii) at the Second Effective Time, by virtue of the Second Merger and without any action on the part of Acquiror or the First-Step Surviving Corporation, each share of common stock, par value $0.0001 per share, of the First-Step Surviving Corporation shall be canceled.

(e)            Notwithstanding anything in this Agreement to the contrary, no fractional shares of Acquiror Class B Common Stock shall be issued in the Merger.

Section 3.2              Exchange Procedures.

(a)            Prior to the Closing, Acquiror shall appoint an exchange agent reasonably acceptable to the Company (the "Exchange Agent") to act as the agent for the purpose of paying the Aggregate Merger Consideration to the Company's stockholders. At or before the First Effective Time, Acquiror shall deposit with the Exchange Agent (i) a cash amount in immediately available funds equal to the Cash Consideration, (ii) the number of shares of Acquiror Class B Common Stock equal to the Ordinary Stock Election Consideration, (iii) the number of shares of Acquiror Class A Common Stock equal to the BHC Stock Election Consideration and (iv) the number of shares of Domesticated Acquiror Class C Common Stock equal to the Non-Voting Stock Election Consideration.

(b)            Prior to the First Effective Time (and in any event within two (2) Business Days of the First Effective Time), Acquiror shall send or shall cause the Exchange Agent to send, to each record holder of shares of Company Common Stock as of immediately prior to the First Effective Time, whose Company Common Stock was converted pursuant to Section 3.1(a) into the right to receive a portion of the Aggregate Merger Consideration, a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and the risk of loss and title shall pass, only upon proper transfer of each share to the Exchange Agent, and which letter of transmittal will be in customary form and have such other provisions as Acquiror may reasonably specify) for use in such exchange (each, a "Letter of Transmittal"), which shall contain the transfer restrictions set forth in Section 3.1(a) of the Company Holders Support Agreement for any Holder who (i) beneficially owns greater than one percent (1%) of the outstanding Company Capital Stock as of the date of this Agreement and (ii) is not a party to the Company Holders Support Agreement.

(c)            Each holder of shares of Company Common Stock that have been converted into the right to receive a portion of the Aggregate Merger Consideration, pursuant to Section 3.1(a), shall be entitled to receive such portion of the Aggregate Merger Consideration, upon receipt of an "agent's message" by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request), together with a duly completed and validly executed Letter of Transmittal and such other documents as may reasonably be requested by the Exchange Agent. No interest shall be paid or accrued upon the transfer of any share.

(d)            Each holder of record of shares of Company Common Stock (not including the Excluded Shares) (each, a "Holder") shall have the right, subject to the limitations set forth in this Article III, to submit an Election in accordance with this clause (d) on or prior to the Election Deadline. The Company shall not waive the Election Deadline unless such Election Deadline is waived with respect to all Holders, the new election deadline is disclosed by the Company to all Holders on a date agreed to by Acquiror, and Acquiror has otherwise given its prior written consent (not to be unreasonably withheld, conditioned or delayed) to such waiver. "Election Deadline" means 5:00 p.m. (New York time) on the date which the parties shall agree is as near as practicable to two (2) Business Days preceding the Closing Date. The parties shall cooperate to inform each Holder of the selected date of the Election Deadline not more than fifteen (15) Business Days before, and at least five (5) Business Days prior to, the Election Deadline.

(i)             Each Holder may specify in a request made in accordance with the provisions of this clause (d)(i) (an "Election") whether such Holder desires to make a (A) Cash Election, (B) Ordinary Stock Election, (C) solely in the event that such Holder establishes that it is a Bank Holding Company, a BHC Stock Election, or (D) Non-Voting Stock Election, in each case with respect to some or all of the shares of Company Common Stock held by such Holder. If any Holder fails to apply an Election to all of such Holder's shares of Company Common Stock, the portion of such Holder's shares of Company Common Stock with respect to which such Holder did not attempt to make an Election shall be automatically treated as if such Holder made an Ordinary Stock Election and, if applicable, a BHC Stock Election or Non-Voting Stock Election.

(ii)            Acquiror shall prepare a form of election that is reasonably acceptable to the Company (the "Form of Election"), which shall include the transmittal materials contemplated by clause (b), and Acquiror shall mail, or shall cause the Exchange Agent to mail and deliver, together with the Proxy Statement/Information Statement/Registration Statement, the Form of Election to Holders as of the record date established by the Board of Directors of the Company, in consultation with Acquiror, for purposes of obtaining the Company Stockholder Approval by written consent (the "Company Record Date") not less than 10 Business Days prior to the anticipated Election Deadline (the period between such mailing and the Election Deadline, the "Election Period"). Acquiror shall use reasonable best efforts to make available one or more Forms of Election as may reasonably be requested from time to time by all persons who become Holders during the period following the Company Record Date and prior to the Election Deadline.

(iii)           Any Election shall have been made properly only if the Exchange Agent shall have received, by the Election Deadline, (A) a Form of Election properly completed and signed in accordance with the instructions therein, and (B) the properly completed and executed documents required to be delivered by such Holder pursuant to the other provisions of this Section 3.2. Any Holder that does not make a valid Election by the Election Deadline shall be deemed to have made an Ordinary Stock Election and, if applicable, a BHC Stock Election or Non-Voting Stock Election.

(iv)           Any Holder may, at any time during the Election Period, revoke his, her or its Election by written notice to the Exchange Agent prior to the Election Deadline, together with a properly completed and signed revised Form of Election. Any subsequent transfer of such Holder's shares of Company Common Stock after such Holder has made an Election shall automatically revoke such Election (and such subsequent transferee may make a new Election pursuant to and if permitted by the terms of this clause (d)). Notwithstanding anything to the contrary in this Agreement, all Elections shall be automatically deemed revoked upon receipt by the Exchange Agent of written notification from the Company or Acquiror that this Agreement has been terminated in accordance with Article X. The Exchange Agent shall have reasonable discretion to determine if any Election is not properly made, changed or revoked with respect to any shares of Company Common Stock (none of the Company, Acquiror, Merger Sub or the Exchange Agent being under any duty to notify any Holder of any applicable defect). In the event the Exchange Agent makes a reasonable determination that an Election was not properly made (including as a result of the Exchange Agent not receiving an Election by the Election Deadline), such Election shall be deemed to be ineffective, and the Holder shall be deemed to have made an Ordinary Stock Election and, if applicable, a BHC Stock Election or Non-Voting Stock Election, with respect to the shares of Company Common Stock covered by the ineffective Election.

(e)            Promptly following the date that is one (1) year after the First Effective Time, Acquiror shall instruct the Exchange Agent to deliver to Acquiror all documents in its possession relating to the transactions contemplated hereby, and the Exchange Agent's duties shall terminate. Thereafter, any portion of the Aggregate Merger Consideration that remains unclaimed shall be returned to Acquiror, and any Person that was a holder of shares of Company Common Stock as of immediately prior to the First Effective Time that has not exchanged such shares of Company Common Stock for an applicable portion of the Aggregate Merger Consideration in accordance with this Section 3.2 prior to the date that is one (1) year after the First Effective Time, may transfer such shares of Company Common Stock to Acquiror and (subject to applicable abandoned property, escheat and similar Laws) receive in consideration therefor, and Acquiror shall promptly deliver, such applicable portion of the Aggregate Merger Consideration without any interest thereupon. None of Acquiror, Merger Sub, the Company, the First-Step Surviving Corporation, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any of the Aggregate Merger Consideration delivered to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar Laws. If any such shares shall not have not been transferred immediately prior to such date on which any amounts payable pursuant to this Article III would otherwise escheat to or become the property of any Governmental Authority, any such amounts shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(f)             In the event that the Company or Acquiror changes the number of shares of Company Common Stock, Acquiror Common Stock, shares of capital stock of the Company, shares of capital stock of Acquiror or securities convertible or exchangeable into or exercisable for shares of Company Common Stock, Acquiror Common Stock, shares of capital stock of the Company or shares of capital stock of Acquiror, as applicable, issued and outstanding prior to the First Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, subdivision, exchange or readjustment of shares, or other similar transaction (other than the Preferred Stock Conversion, the Domestication, the PIPE Investment and any other transactions contemplated by this Agreement or the Ancillary Agreements), then any number or amount contained herein which is based upon the price of Acquiror Common Stock, or the number of shares of Acquiror Common Stock or Company Common Stock, as the case may be, the Stock Consideration, the Cash Consideration, and any other similarly dependent items shall be equitably adjusted to reflect such change; provided, however, that nothing in this (f) shall be deemed to permit or authorize any party hereto to effect any such change that it is not otherwise authorized or permitted to undertake pursuant to this Agreement.

Section 3.3              Treatment of Options, Restricted Stock Awards and Restricted Stock Unit Awards.

(a)            As of the First Effective Time, the Company shall take all necessary and appropriate actions so that, as of the First Effective Time, each Option, whether vested or unvested that is outstanding immediately prior to the First Effective Time shall be converted into an option to acquire shares of Acquiror Class B Common Stock upon substantially the same terms and conditions as are in effect with respect to such Option immediately prior to the First Effective Time, including with respect to vesting, exercisability and termination-related provisions (each, an "Acquiror Option") except that (i) such Acquiror Option shall relate to that whole number of shares of Acquiror Class B Common Stock (rounded down to the nearest whole share) equal to the number of Company Common Shares subject to such Option, multiplied by the Exchange Ratio, and (ii) the exercise price per share for each such Acquiror Option shall be equal to the exercise price per share of such Option in effect immediately prior to the First Effective Time, divided by the Exchange Ratio (the exercise price per share, as so determined, being rounded up to the nearest full cent); provided, that the conversion of the Options will be made in a manner consistent with Treasury Regulation Section 1.424-1, such that such conversion will not constitute a "modification" of such Options for purposes of Section 409A or Section 424 of the Code.

(b)            As of the First Effective Time, each Restricted Stock Unit Award that is outstanding immediately prior to the First Effective Time shall be converted into the right to receive restricted stock units based on shares of Acquiror Class B Common Stock (each, an "Adjusted Restricted Stock Unit Award") with substantially the same terms and conditions as were applicable to such Restricted Stock Unit Award immediately prior to the First Effective Time (including with respect to vesting, settlement and termination-related provisions), except that such Adjusted Restricted Stock Unit Award shall relate to such number of shares of Acquiror Class B Common Stock as is equal to the product of (i) the number of shares of Company Common Stock subject to such Restricted Stock Unit Award immediately prior to the First Effective Time, multiplied by (ii) the Exchange Ratio, with any fractional shares rounded down to the nearest whole share.

(c)             As of the First Effective Time, each Restricted Stock Award that is outstanding immediately prior to the First Effective Time shall be converted into the right to receive restricted shares of Acquiror Class B Common Stock (each, an “Adjusted Restricted Stock Award”) with substantially the same terms and conditions as were applicable to such Restricted Stock Award immediately prior to the First Effective Time (including with respect to vesting and termination-related provisions), except that such Adjusted Restricted Stock Award shall relate to such number of shares of Acquiror Class B Common Stock as is equal to the product of (i) the number of Company Common Shares subject to such Restricted Stock Award immediately prior to the First Effective Time, multiplied by (ii) the Exchange Ratio, with any fractional shares rounded down to the nearest whole share.

(d)            The Company shall take all necessary actions to effect the treatment of Options, Restricted Stock Unit Awards and Restricted Stock Awards pursuant to Section 3.3(a), Section 3.3(b) and Section 3.3(c) in accordance with the Company Incentive Plans and the applicable award agreements thereunder.

Section 3.4              Withholding. Notwithstanding any other provision to this Agreement, Acquiror, the Company and the Exchange Agent, as applicable, shall be entitled to deduct and withhold from any amount payable pursuant to this Agreement any such Taxes as may be required to be deducted and withheld from such amounts under the Code or any other applicable Law (as reasonably determined by Acquiror, the Company, and the Exchange Agent, respectively); provided, that Acquiror shall use commercially reasonable efforts to provide the Company with at least five (5) Business Days prior written notice of any amounts that it intends to withhold in connection with the payment of the Aggregate Merger Consideration (other than any compensatory payments to be made pursuant to this Agreement) and will reasonably cooperate with the Company to reduce or eliminate any applicable withholding. To the extent that any amounts are so deducted and withheld, such deducted and withheld amounts shall be (a) timely remitted to the appropriate Governmental Authority and (b) treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 3.5              Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, shares of Company Capital Stock issued and outstanding immediately prior to the First Effective Time and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who is entitled to demand and has properly exercised appraisal rights of such shares in accordance with Section 262 of the DGCL (such shares of Company Common Stock being referred to collectively as the "Dissenting Shares" until such time as such holder fails to perfect or otherwise waives, withdraws, or loses such holder's appraisal rights under the DGCL with respect to such shares) shall not be converted into a right to receive a portion of the Aggregate Merger Consideration, but instead shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if, after the First Effective Time, such holder fails to perfect, waives, withdraws, or loses such holder's right to appraisal pursuant to Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL such shares of Company Common Stock shall be treated as if they had been converted as of the First Effective Time into the right to receive the Cash Election Consideration in accordance with Section 3.1 without interest thereon, upon transfer of such shares. The Company shall provide Acquiror prompt written notice of any demands received by the Company for appraisal of shares of Company Common Stock, any waiver or withdrawal of any such demand, and any other demand, notice, or instrument delivered to the Company prior to the First Effective Time that relates to such demand. Except with the prior written consent of Acquiror (which consent shall not be unreasonably conditioned, withheld, delayed or denied), the Company shall not make any payment with respect to, or settle, or offer to settle, any such demands.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as set forth in the disclosure letter delivered to Acquiror and Merger Sub by the Company on the date of this Agreement (the "Company Disclosure Letter") (each section of which, subject to Section 11.9, qualifies the correspondingly numbered and lettered representations in this Article IV) and (b) as otherwise contemplated by the Preferred Stock Conversion, in each case, the Company represents and warrants to Acquiror and Merger Sub as follows:

Section 4.1              Company Organization. The Company has been duly formed or organized and is validly existing under the Laws of its jurisdiction of incorporation or organization, and has the requisite company or corporate power, as applicable, and authority to own, lease or operate all of its properties, rights and assets and to conduct its business as it is now being conducted in all material respects. The Governing Documents of the Company, as amended to the date of this Agreement and as previously made available by or on behalf of the Company to Acquiror, are true, correct and complete. The Company is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.2              Subsidiaries. A complete list of each Subsidiary of the Company as of the date of this Agreement and its jurisdiction of incorporation, formation or organization, as applicable, is set forth on Section 4.2 of the Company Disclosure Letter. The Subsidiaries of the Company have been duly formed or organized and are validly existing under the Laws of their jurisdiction of incorporation or organization and have the requisite company or corporate power and authority, as applicable, to own, lease or operate all of their respective properties, rights and assets and to conduct their respective businesses as they are now being conducted in all material respects. True, correct and complete copies of the Governing Documents of the Company's material Subsidiaries, in each case, as amended to the date of this Agreement, have been previously made available to Acquiror by or on behalf of the Company. Each Subsidiary of the Company is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.3              Due Authorization.

(a)            Other than the Company Stockholder Approval, the Company has all requisite company or corporate power, as applicable, and authority to execute and deliver this Agreement and the other documents to which it is a party contemplated hereby and (subject to the approvals described in Section 4.5) to consummate the transactions contemplated hereby and thereby and to perform all of its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other documents to which the Company is a party contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by the Board of Directors of the Company, and no other company or corporate proceeding on the part of the Company (other than the Company Stockholder Approval) is necessary to authorize this Agreement and the other documents to which the Company is a party contemplated hereby. This Agreement has been, and on or prior to the Closing and upon execution by the Company, such other documents to which the Company is a party contemplated hereby will be, duly and validly executed and delivered by the Company and this Agreement constitutes, assuming the due authorization, execution and delivery by the other parties hereto, and on or prior to the Closing, the other documents to which the Company is a party contemplated hereby will constitute, assuming the due authorization, execution and delivery by the other parties thereto, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity (the "Bankruptcy and Equity Exceptions").

(b)            On or prior to the date of this Agreement, the Board of Directors of the Company has duly adopted resolutions (i) determining that this Agreement and the other documents to which the Company is a party contemplated hereby and the transactions contemplated hereby and thereby are advisable and fair to, and in the best interests of, the Company and its stockholders, as applicable, and (ii) authorizing and approving the execution, delivery and performance by the Company of this Agreement and the other documents to which the Company is a party contemplated hereby and the transactions contemplated hereby and thereby. No other corporate action is required on the part of the Company or any of its stockholders to enter into this Agreement or the documents to which the Company is a party contemplated hereby or to approve the Mergers or the Preferred Stock Conversion other than the Company Stockholder Approval.

Section 4.4              No Conflict. Subject to the receipt of the Company Stockholder Approval and the consents, approvals, authorizations and other requirements set forth in Section 4.5 and except as set forth on Section 4.4 of the Company Disclosure Letter, the execution and delivery by the Company of this Agreement and the documents to which the Company is a party contemplated hereby and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of, or result in the breach of, or default under the Governing Documents of the Company, (b) violate or conflict with any provision of, or result in the breach of, or default under any Law or Governmental Order applicable to the Company or any of the Company's Subsidiaries, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Material Contract of the type described in Section 4.12(a) to which the Company or any of the Company's Subsidiaries is a party or by which the Company or any of the Company's Subsidiaries may be bound, or terminate or result in the termination of any such foregoing Material Contract or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties, rights or assets of the Company or any of the Company's Subsidiaries, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing would not (i) have, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Company to enter into and perform their obligations under this Agreement or (ii) have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.5              Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of Acquiror contained in this Agreement, no consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority (each, a "Governmental Authorization") is required on the part of the Company or its Subsidiaries with respect to the Company's execution or delivery of this Agreement or the consummation by the Company of the transactions contemplated hereby, except for (i) applicable requirements of the HSR Act; (ii) the Governmental Authorizations set forth in Section 4.5 of the Company Disclosure Letter, (iii) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Company to perform or comply with on a timely basis any material obligation of the Company under this Agreement or to consummate the transactions contemplated hereby and (iv) the filing of the Certificates of Merger in accordance with the DGCL.

Section 4.6              Capitalization of the Company.

(a)            As of the date of this Agreement, and without giving effect to the Preferred Stock Conversion:

(i)             the authorized capital stock of the Company consists of:

(A)      355,309,046 shares of Company Common Stock (of which (i) 8,000,000 shares are designated Class A Common Stock, $0.0001 par value per share (the "Class A Common Stock"), (ii) 192,457,901 shares are designated Class B Common Stock, $0.0001 par value per share (the "Class B Common Stock"), (iii) 77,517,666 shares are designated Class B-1 Common Stock, $0.0001 par value per share (the "Class B-1 Common Stock") and (iv) 77,333,479 shares are designated Class O Common Stock, $0.0001 par value per share (the "Class O Common Stock")); and

(B)       197,085,530 shares of Company Preferred Stock (of which (i) 30,704,520 shares are designated Series A Preferred Stock, $0.0001 par value per share (the "Series A Preferred Stock"), (ii) 8,158,764 shares are designated Series A-1 Preferred Stock, $0.0001 par value per share (the "Series A-1 Preferred Stock"), (iii) 13,005,760 shares are designated Series B Preferred Stock, $0.0001 par value per share (the "Series B Preferred Stock"), (iv) 4,100,000 shares are designated Series B-1 Preferred Stock, $0.0001 par value per share (the "Series B-1 Preferred Stock"), (v) 43,495,421 shares are designated Series C Preferred Stock, $0.0001 par value per share (the "Series C Preferred Stock"), (vi) 43,495,421 shares are designated Series C-1 Preferred Stock, $0.0001 par value per share (the "Series C-1 Preferred Stock"), (vii) 6,093,219 shares are designated Series C-2 Preferred Stock, $0.0001 par value per share (the "Series C-2 Preferred Stock"), (viii) 6,458,813 shares are designated Series C-3 Preferred Stock, $0.0001 par value per share (the "Series C-3 Preferred Stock"), (ix) 710,294 shares are designated Series C-4 Preferred Stock, $0.0001 par value per share (the "Series C-4 Preferred Stock"), (x) 6,093,219 shares are designated Series C-5 Preferred Stock, $0.0001 par value per share (the "Series C-5 Preferred Stock"), (xi) 6,458,813 shares are designated Series C-6 Preferred Stock, $0.0001 par value per share (the "Series C-6 Preferred Stock"), (xii) 3,217,220 shares are designated Series C-7 Preferred Stock, $0.0001 par value per share (the "Series C-7 Preferred Stock"), (xiii) 8,564,688 shares are designated Series D Preferred Stock, $0.0001 par value per share (the "Series D Preferred Stock"), (xiv) 8,564,688 shares are designated Series D-1 Preferred Stock, $0.0001 par value per share (the "Series D-1 Preferred Stock"), (xv) 6,970,478 shares are designated Series D-2 Preferred Stock, $0.0001 par value per share (the "Series D-2 Preferred Stock"), (xvi) 299,310 shares are designated Series D-3 Preferred Stock, $0.0001 par value per share (the "Series D-3 Preferred Stock"), (xvii) 347,451 shares are designated Series D-4 Preferred Stock, $0.0001 par value per share (the "Series D-4 Preferred Stock") and (xviii) 347,451 shares are designated Series D-5 Preferred Stock, $0.0001 par value per share (the "Series D-5 Preferred Stock")).

(b)            As of the date of this Agreement, and without giving effect to the Preferred Stock Conversion, the issued and outstanding capital stock of the Company consists:

(i)             98,072,564 shares of Company Common Stock (of which (i) 8,000,000 shares of Class A Common Stock, (ii) 56,089,586 shares of Class B Common Stock, (iii) 0 shares of Class B-1 Common Stock and (iv) 33,982,978 shares of Class O Common Stock) (including 20,014,871 shares of Company Common Stock subject to Restricted Stock Awards); and

(ii)            108,442,007 shares of Company Preferred Stock (of which (i) 22,661,786 shares are Series A Preferred Stock, (ii) 7,542,734 shares are Series A-1 Preferred Stock, (ii) 9,351,449 shares are Series B Preferred Stock, (iii) 3,654,311 shares are Series B-1 Preferred Stock, (iv) 32,482,305 shares are Series C Preferred Stock, (v) 2,924,746 shares are Series C-1 Preferred Stock, (vi) 4,586,357 shares are Series C-2 Preferred Stock, (vii) 2,737,502 shares are Series C-3 Preferred Stock, (viii) 710,294 shares are Series C-4 Preferred Stock, (ix) 1,506,862 shares are Series C-5 Preferred Stock, (x) 3,721,311 shares are Series C-6 Preferred Stock, (xi) 1,462,373 shares are Series C-7 Preferred Stock, (xii) 7,782,048 shares are Series D Preferred Stock, (xiii) 0 shares are Series D-1 Preferred Stock, (xiv) 6,671,168 shares are Series D-2 Preferred Stock, (xv) 299,310 shares are Series D-3 Preferred Stock, (xvi) 347,451 shares are Series D-4 Preferred Stock and (xvii) 0 shares are Series D-5 Preferred Stock)).

(c)            Each of the shares of issued and outstanding Company Capital Stock (A) have been duly authorized and validly issued and are fully paid and non-assessable; (B) have been offered, sold and issued (1) in compliance in all material respects with applicable Law, including federal and state securities Laws, and all requirements set forth in the Governing Documents of the Company and (2) in compliance in all material respects with any other applicable Contracts governing the issuance of such securities; (C) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of the Company or any Contract to which the Company is a party or otherwise bound; and (D) are free and clear of any Liens other than Permitted Liens. All shares of Company Common Stock are book-entry shares in the form of electronic stock certificates on the electronic capitalization management system provided by eShares, Inc., d/b/a Carta, Inc.

(d)            As of the date of this Agreement, (i) Options to purchase 30,424,798 shares of Company Common Stock are outstanding, of which 30,424,798 Options have early exercise features, (ii) Restricted Stock Awards with respect to 20,014,871 shares of Company Common Stock, of which 20,014,871 have been received upon the early exercise of Options, are outstanding, and (ii) Restricted Stock Unit Awards with respect to 0 shares of Company Common Stock are outstanding. The Company has provided to Acquiror, prior to the date of this Agreement, a true and complete list of the following information with respect to each Company Award that is outstanding as of the date of this Agreement, as applicable: (A) the name of the holder thereof, (B) the Company Incentive Plan pursuant to which the Company Award was granted, (C) the type of Company Award, (D) the date of grant, (E) the number of shares of Company Common Stock subject thereto (by grant), (F) the term of the Company Award, (G) the vesting schedule (including any accelerated vesting provisions) and the number of shares subject thereto that are vested and unvested as of the date of this Agreement, (H) in the case of an Option, the exercise price per share thereof, (I) in the case of any Option, whether such Option is intended to qualify as an "incentive stock option" (as defined in Section 422 of the Code) and (J) in the case of any Option, whether early exercise is permitted with respect to such Option. Each Option is intended to either qualify as an "incentive stock option" under Section 422 of the Code or to be exempt under Section 409A of the Code.

(e)            Except as set forth on Section 4.6(c) of the Company Disclosure Letter, the Company has not granted any outstanding subscriptions, options, stock appreciation rights, warrants, rights or other securities (including debt securities) convertible into or exchangeable or exercisable for shares of Company Capital Stock, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or other equity interests, or for the repurchase or redemption of shares or other equity interests of the Company or the value of which is determined by reference to shares or other equity interests of the Company, and there are no voting trusts, proxies or agreements of any kind which may obligate the Company to issue, purchase, register for sale, redeem or otherwise acquire any shares of Company Capital Stock.

Section 4.7              Capitalization of Subsidiaries.

(a)            The outstanding shares of capital stock or equity interests of each of the Company's Subsidiaries (i) have been duly authorized and validly issued, are, to the extent applicable, fully paid and non-assessable; (ii) have been offered, sold and issued in compliance in all material respects with applicable Law, including federal and state securities Laws, and all requirements set forth in (A) the Governing Documents of each such Subsidiary, and (B) any other applicable Contracts governing the issuance of such securities; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of each such Subsidiary or any Contract to which each such Subsidiary is a party or otherwise bound; and (iv) are free and clear of any Liens other than Permitted Liens.

(b)            Except as set forth in Section 4.7(b), the Company owns, directly or indirectly, of record and beneficially all the issued and outstanding shares of capital stock or equity interests of such Subsidiaries free and clear of any Liens other than Permitted Liens or Liens arising under applicable securities Laws or the Governing Documents of such Subsidiary.

(c)            Except as set forth on Section 4.7(c) of the Company Disclosure Letter or permitted in accordance with Section 6.1 of this Agreement, there are no outstanding subscriptions, options, warrants, rights or other securities (including debt securities) exercisable or exchangeable for any capital stock of such Subsidiaries, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or other equity interests, or for the repurchase or redemption of shares or other equity interests of such Subsidiaries or the value of which is determined by reference to shares or other equity interests of the Subsidiaries, and there are no voting trusts, proxies or agreements of any kind which may obligate any Subsidiary of the Company to issue, purchase, register for sale, redeem or otherwise acquire any of its capital stock.

Section 4.8              Financial Statements.

(a)            Attached as Section 4.8(a) of the Company Disclosure Letter are true and complete copies of (i) the audited consolidated balance sheet and statements of operations and comprehensive income, statement of changes in stockholders' equity and statement of cash flows of BMC and its Subsidiaries as of and for the years ended December 31, 2020 and December 31, 2019, together with the auditor's reports thereon, each audited in accordance with AICPA standards (the "Audited Financial Statements") and (ii) the unaudited consolidated balance sheet and statements of operations, cash flows and stockholders' equity of the Company and its Subsidiaries as of and for years ended December 31, 2019 and December 31, 2020 (the "Unaudited Financial Statements", together with the Audited Financial Statements and if and when delivered, the PCAOB Uplift Financial Statements, Q1 Financial Statements and Q2 Financial Statements, the "Financial Statements").

(b)            The Audited Financial Statements, Unaudited Financial Statements and, if and when delivered pursuant to Section 6.3, the PCAOB Uplift Financial Statements, Q1 Financial Statements and Q2 Financial Statements, in each case, (i) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations, their consolidated incomes, their consolidated changes in stockholders' equity and their consolidated cash flows for the respective periods then ended (subject, in the case of the Q1 Financial Statements and Q2 Financial Statements, to normal year-end adjustments and the absence of footnotes), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and, in the case of the Q1 Financial Statements and Q2 Financial Statements, the absence of footnotes or the inclusion of limited footnotes), (iii) were prepared from, and are in accordance in all material respects with, the books and records of the Company and its consolidated Subsidiaries and (iv) when delivered by the Company for inclusion in the Registration Statement for filing with the SEC following the date of this Agreement in accordance with Section 6.3, will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant, in effect as of the respective dates thereof.

(c)            Except as set forth on Section 4.8 of the Company Disclosure Letter, neither the Company (including, to the knowledge of the Company, any employee thereof) nor any independent auditor of the Company has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves the Company's management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (iii) any claim or allegation regarding any of the foregoing.

Section 4.9              Undisclosed Liabilities. Except as set forth on Section 4.9 of the Company Disclosure Letter, there is no other liability, debt or obligation of, or claim or judgment against, the Company or any of the Company's Subsidiaries (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for liabilities, debts, obligations, claims or judgments (a) reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the most recent balance sheet included in the Financial Statements in the ordinary course of the operation of business, consistent with past practice, of the Company and its Subsidiaries, (c) that will be discharged or paid off prior to or at the Closing, (d) have arisen in connection with the authorization, preparation, negotiation, execution or performance of this Agreement or the consummation of the transactions contemplated hereby, and will be disclosed or otherwise taken into account in the notice of Unpaid Transaction Expenses to be delivered to Acquiror by the Company pursuant to Section 2.4(a)(ii) or (e) which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.10            Litigation and Proceedings. Except as set forth on Section 4.10 of the Company Disclosure Letter, as of the date of this Agreement (a) there are no pending or, to the knowledge of the Company, threatened, lawsuits, actions, suits, judgments, claims, proceedings or any other Actions (including any investigations or inquiries initiated, pending or threatened) by any Governmental Authority, or other pending or, to the knowledge of the Company, threatened proceedings at law or in equity (collectively, "Legal Proceedings"), against the Company or any of the Company's Subsidiaries or their respective properties or assets; and (b) there is no outstanding Governmental Order imposed upon the Company or any of the Company's Subsidiaries; nor are any properties or assets of the Company or any of the Company's Subsidiaries' respective businesses bound or subject to any Governmental Order, except in the case of each of clauses (a) and (b), as would not be, or would not reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole.

Section 4.11            Legal Compliance.

(a)            Each of the Company and its Subsidiaries is, and for the prior three (3) years preceding the date of this Agreement has been, in compliance with applicable Law, except where the failure to be in compliance has not been, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(b)            The Company and its Subsidiaries maintain a program of policies, procedures, and internal controls reasonably designed and implemented to (i) prevent the use of the products and services of the Company and its Subsidiaries in a manner that violates applicable Law, and (ii) otherwise provide reasonable assurance that violations of applicable Law by any of the Company's or its Subsidiaries' directors, officers, employees or its or their respective agents, representatives or other Persons, acting on behalf of the Company or any of the Company's Subsidiaries, will be prevented, detected and deterred.

(a)            This Section 4.11 does not relate to (i) ERISA or other Laws regarding employee benefit or labor matters, which are governed by Section 4.13, (ii) Environmental Laws, which are governed by Section 4.23, (iii) labor matters, which are governed by Section 4.14, (iv) Tax Laws and Permits, which are governed by Sections 4.6, 4.13 and 4.15, (v) the Anti-Bribery Laws or Sanctions, which are governed by Section 4.25 and Section 4.26, and (vi) Laws regarding Privacy/Cybersecurity Requirements, which are governed by Section 4.22.

Section 4.12            Contracts; No Defaults.

(a)            Section 4.12(a) of the Company Disclosure Letter contains a listing of all Contracts described in clauses (i) through (xiv) (the "Material Contracts") below to which, as of the date of this Agreement, the Company or any of the Company's Subsidiaries is a party or by which they are bound, other than a Company Benefit Plan. True, correct and complete copies of the Contracts listed on Section 4.12(a) of the Company Disclosure Letter have been previously made available to Acquiror or its agents or representatives, together with all amendments thereto.

(i)             any Contract that is an agreement with a Governmental Authority, other than in the ordinary course;

(ii)            each Contract evidencing outstanding Indebtedness of the Company or any of its Subsidiaries (including any Warehouse Line and any other Contract evidencing Funding Indebtedness), in each case in an aggregate amount thereunder in excess of $100,000,000;

(iii)           any Contract with a third party establishing any joint venture, partnership, strategic alliance or other collaboration (which includes the sharing of the Company's revenues or profits, in each case, that are material to the Company and its Subsidiaries, taken as a whole;

(iv)           each Contract entered into on or after December 31, 2018 that involves the acquisition or disposition of capital stock or other equity interests of another Person, whether by merger, consolidation or otherwise;

(v)            each Subservicing Agreement involving Mortgage Loans in aggregate amounts in excess of $1,000,000;

(vi)           any Contract that contains an existing obligation (contingent or otherwise) to pay any material amounts in respect of indemnification obligations, purchase price adjustment, earn-outs, backend payment or similar obligation, in all cases in connection with any completed acquisition or disposition by the Company;

(vii)          each Contract that prohibits the Company or any of its Subsidiaries from engaging in any line of business or competing with any Person or in any geographic area in any material respect, in each case, excluding confidentiality agreements and agreements that contain confidentiality or non-solicitation covenants entered into in the ordinary course;

(viii)         each Contract pursuant to which the Company or any of the Company's Subsidiaries (A) grants to a third Person the right to use material Intellectual Property of the Company and its Subsidiaries (other than those non-exclusive rights granted in the ordinary course of business pursuant to standardized terms that have been made available to Acquiror or its agents or representatives) or (B) is granted by a third Person the right to use Intellectual Property that is material to the business of the Company and its Subsidiaries (other than Contracts granting non-exclusive rights to use commercially available off-the-shelf software);

(ix)            any Contract (other than those made in the ordinary course of business) providing for: (A) the grant of any preferential rights to purchase or lease any asset of the Company or any of its Subsidiaries; or (B) any right (exclusive or non-exclusive) to sell or distribute any material product or service of the Company or any of its Subsidiaries;

(x)             each Contract with an employee or individual consultant of the Company or its Subsidiaries that provides for annual compensation in excess of $300,000, other than at will agreements that can be terminated at any time for any legal reason without material severance or similar liability to the Company or any of its Subsidiaries;

(xi)            each Investor Agreement pursuant to which the Company has sold an aggregate of more than 5% of the aggregate amount of Mortgage Loans sold since December 31, 2018; and

(xii)           each Servicing Agreement pursuant to which the Company has Serviced an aggregate of more than 5% of the aggregate amount of Mortgage Loans sold since December 31, 2018;

(xiii)          Contracts (other than Company Benefit Plans, employment agreements, employee confidentiality and invention assignment agreements, individual consulting or advisor agreements, equity or incentive equity documents and Governing Documents) between the Company and its Subsidiaries, on the one hand, and Affiliates of the Company or any of the Company's Subsidiaries (other than the Company or any of the Company's Subsidiaries), the current executive officers and directors (or equivalents) of the Company or any of the Company's Subsidiaries, the Major Company Stockholders or any of the Company's Subsidiaries, or a member of the immediate family of the foregoing Persons, on the other hand (collectively, "Affiliate Agreements"); and

(xiv)         the Contract listed in Section 4.12(a)(xv) of the Company Disclosure Letter.

(b)            Except for any Material Contract that will terminate upon the expiration of the stated term thereof prior to the Closing Date and except as otherwise would not be expected to be material to the Company and its Subsidiaries, taken as a whole, all Material Contracts listed pursuant to Section 4.12(a) in the Company Disclosure Letter are (i) in full force and effect and (ii) represent the legal, valid and binding obligations of the Company or the Subsidiary of the Company party thereto and, to the knowledge of the Company, represent the legal, valid and binding obligations of the counterparties thereto. Except, in each case, where the occurrence of such breach or default or failure to perform would not be material to the Company and its Subsidiaries, taken as a whole, (x) the Company and its Subsidiaries have performed in all respects all respective obligations required to be performed by them to date under such Material Contracts listed pursuant to Section 4.12(a), and neither the Company, the Company's Subsidiaries, nor, to the knowledge of the Company, any other party thereto is in material breach of or default under any such Material Contract, (y) during the last twelve (12) months prior to the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written claim or written notice of termination or breach of or default under any such Contract, and (z) to the knowledge of the Company, no event has occurred which individually or together with other events, would reasonably be expected to result in a breach of or a default under any such Material Contract by the Company or its Subsidiaries or, to the knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both).

Section 4.13            Company Benefit Plans.

(a)            Section 4.13(a) of the Company Disclosure Letter sets forth a complete list, as of the date of this Agreement, of each material Company Benefit Plan. The term "Company Benefit Plan" means each "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, ("ERISA"), whether or not subject to ERISA, and any other employment, bonus, incentive or deferred compensation, employee loan, note or pledge agreement, equity or equity-based compensation, severance, termination, retention, change in control, health, welfare, pension, retirement, supplemental retirement, profit-sharing, retiree health, fringe benefit or other benefit or compensation plan, policy, program, agreement or arrangement, in each case, which are currently maintained, sponsored, contributed to or required to be contributed to by the Company or any of the Company's Subsidiaries for the benefit of any current or former director, officer, or employee, or to which the Company or any of the Company's Subsidiaries is a party or has or may have any liability (whether actual or contingent), and, in each case, whether or not (i) subject to the Laws of the United States, (ii) in writing or (iii) funded, but excluding in each case any statutory plan, program or arrangement that is required under applicable law and maintained by any Governmental Authority. With respect to each material Company Benefit Plan, the Company has made available to Acquiror, to the extent applicable, true, complete and correct copies of (A) the plan document, including all amendments thereto (or, if not written a written summary of its material terms), (B) the most recent summary plan description, including any summary of material modifications thereto, (C) the most recent annual report (Form 5500 series) filed with the IRS with respect to such Company Benefit Plan, (D) the most recent actuarial report or other financial statement relating to such Company Benefit Plan, and (E) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Company Benefit Plan.

(b)            Except as set forth on Section 4.13(b) of the Company Disclosure Letter, (i) each Company Benefit Plan has been established, operated and administered in material compliance with its terms and all applicable Laws, including ERISA and the Code; (ii) all contributions, premiums or payments required to be made with respect to any Company Benefit Plan on or before the date of this Agreement have been timely made or have been properly accrued and reflected in the Company's financial statements to the extent required by GAAP in all material respects; (iii) each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS as to its qualification or may rely upon an opinion letter for a prototype plan and, to the knowledge of the Company, no fact or event has occurred that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan; (iv) to the knowledge of the Company, there has not been any "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code, other than a transaction that is exempt under a statutory or administrative exemption) with respect to any Company Benefit Plan; (v) neither the Company nor any Company Subsidiary has any material liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Company Benefit Plan; and (vi) with respect to any Company Benefit Plan no event has occurred that could reasonably be expected to result in the imposition of an excise tax upon the Company or any of its ERISA Affiliates or Subsidiaries under Chapter 43 of the Code.

   (c)            No Company Benefit Plan is, and neither the Company or any of its Subsidiaries nor any ERISA Affiliate has at any time within the previous six (6) years preceding the date of this Agreement sponsored, maintained or contributed to, been required to contribute to, or had any actual or contingent liability with respect to (i) a multiemployer pension plan (as defined in Section 3(37) of ERISA), (ii) a plan that is subject to Title IV of ERISA, (iii) a plan that has two or more contributing sponsors that are not ERISA Affiliates or (iv) a multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA).

   (d)            With respect to each Company Benefit Plan, no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened, except as would not be, or would not reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole.

   (e)            No Company Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or any Subsidiary for periods extending beyond their retirement or other termination of service, other than coverage mandated by Section 4980B of the Code or any similar Law.

   (f)             Except as set forth on Section 4.13(f) of the Company Disclosure Letter, neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements will, either alone or in combination with another event(s), (i) entitle any current or former employee, officer or other individual service provider of the Company or any Subsidiary of the Company to any severance pay, bonus or any other compensation or benefits payable or to be provided by the Company or any Subsidiary of the Company , (ii) accelerate the time of payment or vesting, trigger any payment or funding (through a grantor trust or otherwise), or increase the amount of compensation or benefits due any such current or former employee, officer or other individual service provider by the Company or any Subsidiary of the Company, or (iii) forgive any indebtedness.

   (g)           Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements will, either alone or in combination with another event(s), result in any "excess parachute payment" under Section 280G of the Code. No Company Benefit Plan provides for a Tax gross-up, make whole or similar payment with respect to the Taxes imposed under Section 409A or 4999 of the Code.

   (h)            With respect to each Company Benefit Plan subject to the Laws of any jurisdiction outside the United States, (i) all employer contributions to each such Company Benefit Plan required by Law or by the terms of such Company Benefit Plan have been made, (ii) each such Company Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities and, to the knowledge of the Company, no event has occurred since the date of the most recent approval or application therefor relating to any such Company Benefit Plan that would reasonably be expected to adversely affect any such approval or good standing, and (iii) each such Company Benefit Plan required to be fully funded or fully insured, is fully funded or fully insured, on an ongoing and termination or solvency basis (determined using reasonable actuarial assumptions) in compliance with applicable Laws. Each Company Benefit Plan subject to the Laws of any jurisdiction outside the United States which provides retirement benefits is a defined contribution plan.

   (i)             All Company Awards have been granted in accordance with applicable Law and the terms of the applicable Company Incentive Plan. All Company Awards are evidenced by award agreements in substantially the forms made available to Acquiror or if any individual award agreements contain terms that materially deviate from such form, copies of such individual award agreements. Each grant of an Option was validly issued and either properly approved by or issued pursuant to an Option properly approved by the Board of Directors of the Company (or appropriate committee thereof) as of the applicable date of grant. Each Option has been granted with an exercise price that is no less than the fair market value of the underlying Company Common Stock on the date of grant.

Section 4.14      Labor Relations; Employees.

   (a)            Except as set forth on Section 4.14(a) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement or any similar agreement, no such agreement is being negotiated by the Company or any of the Company's Subsidiaries, and no labor union or any other employee representative body (the "Employee Representative") has requested or, to the knowledge of the Company, has sought to represent any of the employees of the Company or its Subsidiaries.

   (b)            Except as set forth on Section 4.14(b) of the Company Disclosure Letter, there is no Employee Representative which must be notified or consulted in connection with the transactions contemplated by this Agreement and the Ancillary Agreements. To the knowledge of the Company, there is no labor organization activity involving any employees of the Company or any of its Subsidiaries. In the past three (3) years preceding the date of this Agreement, there has been no strike, slowdown, work stoppage, unfair labor claim, lockout or other material labor dispute against or affecting the Company or any Subsidiary of the Company.

   (c)            Each of the Company and its Subsidiaries are, and have been for the past three (3) years preceding the date of this Agreement, in compliance with all applicable Laws respecting labor and employment in all material respects including, but not limited to, all Laws respecting terms and conditions of employment, health and safety, wages and hours (including minimum wage and payment of overtime), meal and rest breaks, holiday pay and the calculation of holiday pay, working time, employee classification (with respect to both exempt vs. non-exempt status and employee vs. independent contractor and worker status), child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity and equal pay, plant closures and layoffs, affirmative action, workers' compensation, and labor relations. The Company and its Subsidiaries have in their files a Form I-9 that, to the knowledge of the Company, was completed in accordance with applicable Law in all material respects for each employee for whom such form was required under applicable Law.

   (d)            Except as set forth on Section 4.14(d) of the Company Disclosure Letter, as of the date of this Agreement, and in the past three (3) years preceding the date of this Agreement,] there are no pending or, to the knowledge of the Company, threatened lawsuits, actions, suits, judgements, claims proceedings under any labor and employment Laws against the Company or any of the Company's Subsidiaries, except as would not be, or would not reasonably be expected to be, material to the Company and its Subsidiaries taken as a whole. In the past three (3) years preceding the date of this Agreement, the Company and its Subsidiaries have not received (i) notice of any unfair labor practice charge or complaint pending or threatened before the National Labor Relations Board or any other Governmental Authority against them, (ii) notice of any complaints, audits, grievances or arbitrations arising out of any collective bargaining agreement, (iii) notice of any charge or complaint with respect to or relating to them pending before the Equal Employment Opportunity Commission or any other Governmental Authority responsible for the prevention of unlawful employment practices, or (iv) notice of the intent of any Governmental Authority responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration, or occupational safety and health Laws to conduct an investigation with respect to or relating to them or notice that such investigation is in progress, except in each case as would not be, or would not reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole.

   (e)            Neither the Company nor any of the Company's Subsidiaries is party to a settlement agreement with a current or former officer, employee or individual independent contractor of the Company or any of the Company's Subsidiaries that that has outstanding unfulfilled obligations in excess of $100,000 involves allegations relating to sexual harassment, sexual misconduct or discrimination by either (i) an officer of the Company or any of the Company's Subsidiaries or (ii) an employee of the Company or any of the Company's Subsidiaries at the level of Vice President or above. To the knowledge of the Company, in the last three (3) years preceding the date of this Agreement, no Legal Proceedings alleging sexual harassment, sexual misconduct or discrimination have been made against (i) an officer of the Company or any of the Company's Subsidiaries or (ii) an employee of the Company or any of the Company's Subsidiaries at the level of Vice President or above.

   (f)             In the past four (4) years preceding the date of this Agreement, the Company has not implemented any plant closing or layoff of employees that could implicate the Worker Adjustment and Retraining Notification Act of 1988 (the "WARN Act"), or any similar foreign, state or local Law, and no such action will be implemented without advance notification to Acquiror.

   (g)           The Company delivered to Acquiror an Employee Census prior to the date hereof that was true, correct and complete in all material respects as of the date on which it is delivered.

   (h)           Neither the Company nor any of its Subsidiaries is liable for any material delinquent payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority (other than the United States) in violation of a statutory obligation, or with respect to any material unemployment compensation benefits, social security, insurance, work or other statutory benefits or obligations including gratuity payments and provident fund contributions, in each case required by any Governmental Authority (other than the United States) (other than routine payments to be made in the normal course of business and consistent with past practice).

Section 4.15      Taxes.

   (a)            All material Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been timely filed (taking into account any applicable extensions), all such Tax Returns (taking into account all amendments thereto) are true, complete and accurate in all material respects and all amounts of Taxes due and payable (whether or not shown on any Tax Return) have been paid.

   (b)            The Company and each of its Subsidiaries have withheld from amounts owing to any employee, creditor or other Person all material Taxes required by Law to be withheld, paid over to the proper Governmental Authority in a timely manner all such withheld amounts and complied in all material respects with all applicable withholding and related reporting requirements with respect to such Taxes.

   (c)            There are no Liens for Taxes (other than Permitted Liens) upon the property or assets of the Company or any of its Subsidiaries.

   (d)            No claim, assessment, deficiency or proposed adjustment for any amount of Tax has been asserted or assessed by any Governmental Authority against the Company or any of its Subsidiaries that remains unpaid.

   (e)            There are no Tax audits or other examinations by a Governmental Authority of the Company or any of its Subsidiaries presently in progress, nor has the Company or any of its Subsidiaries been notified in writing by a Governmental Authority of (nor to the knowledge of the Company has there been) any request or threat for such an audit or other examination.

   (f)            There are no waivers, extensions or requests by a Governmental Authority for any waivers or extensions of any statute of limitations currently in effect with respect to Taxes of the Company or any of its Subsidiaries.

   (g)            Neither the Company nor any of its Subsidiaries has made a request for an advance tax ruling, request for technical advice, a request for a change of any method of accounting or any similar request that is in progress or pending with any Governmental Authority with respect to any Taxes.

   (h)            Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax indemnification or Tax sharing agreement.

   (i)             Neither the Company nor any of its Subsidiaries has been a party to any transaction treated by the parties as a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

   (j)             Neither the Company nor any of its Subsidiaries (i) is liable for Taxes of any other Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Tax Law or as a transferee or successor or by Contract (other than customary commercial Contracts not primarily related to Taxes) or (ii) has ever been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes, other than a group the common parent of which was or is the Company or any of its Subsidiaries.

   (k)            No written claim has been made to the Company or any of its Subsidiaries by any Governmental Authority where the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.

   (l)             Neither the Company nor any of its Subsidiaries has participated in a "listed transaction" within the meaning of Section 6707A(c)(2) of the Code.

   (m)           Neither the Company nor any of its Subsidiaries will be required to include any material amount in taxable income, exclude any item of deduction or loss from taxable income, incur any liability for Taxes, or make any adjustment under Section 481 of the Code (or any similar provision of state, local or foreign Law) for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) installment sale, intercompany transaction described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law) or open transaction disposition made prior to the Closing, (ii) prepaid amount received or deferred revenue recognized prior to the Closing, (iii) change in method of accounting made prior to the Closing, (iv) "closing agreement" as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed prior to the Closing or (v) by reason of Section 965(a) of the Code or election pursuant to Section 965(h) of the Code (or any similar provision of state, local or foreign Law).

   (n)            The Company has not taken any action, nor to the knowledge of the Company or any of its Subsidiaries are there any facts or circumstances, that could reasonably be expected to prevent the Mergers, taken together, from constituting an integrated transaction described in Rev. Rul. 2001- 46, 2001-2 C.B. 321 that qualifies as a "reorganization" within the meaning of Section 368(a) of the Code and the Treasury Regulations. The Company has not been, is not, and immediately prior to the First Effective Time will not be, treated as an "investment company" within the meaning of Section 368(a)(2)(F) of the Code.

   (o)            The knowledge of the Company, all holders of Restricted Stock Awards who have filed an election pursuant to Section 83(b) of the Code in respect of such Restricted Stock Awards have timely filed such elections.

Section 4.16      Brokers' Fees. Except as set forth on Section 4.16 of the Company Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders' fee or other commission in connection with the transactions contemplated hereby based upon arrangements made by the Company, any of the Company's Subsidiaries' or any of their Affiliates for which Acquiror, the Company or any of the Company's Subsidiaries has any obligation.

Section 4.17      Insurance. Section 4.17 of the Company Disclosure Letter contains a list of, as of the date of this Agreement, all material policies or binders of property, fire and casualty, product liability, workers' compensation, fidelity bond, surety bond and other forms of insurance held by, or for the benefit of, the Company or any of the Company's Subsidiaries as of the date of this Agreement. True, correct and complete copies of such insurance policies as in effect as of the date of this Agreement have been previously made available to Acquiror. All such policies are in full force and effect, all premiums due have been paid, and no notice of cancellation or termination has been received by the Company or any of the Company's Subsidiaries with respect to any such policy. Except as set forth on Section 4.17 of the Company Disclosure Letter, no insurer has denied or disputed coverage of any material claim under an insurance policy during the last twelve (12) months.

Section 4.18      Permits.

   (a)            Each of the Company and its Company Subsidiaries is in possession of all material Permits necessary for the Company or such Subsidiary, as applicable, to own, lease and operate its properties or to carry on its business as it is now being conducted (the "Company Permits") in compliance with all applicable Laws, except where the failure to have such Company Permits would not be material to the Company and its Subsidiaries, taken as a whole. All such Company Permits are valid and in full force and effect, except as would not be material to the Company and its Subsidiaries, taken as a whole. There are no Actions pending, or to the knowledge of the Company, threatened that seek the revocation, cancellation, suspension or adverse modification of any Company Permit, in each case which revocation, cancellation, suspension or adverse modification would, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole.

   (b)            Each employee of the Company and its Subsidiaries whose job function requires the employee to have a Permit is in possession of all material Permits necessary for that employee to carry on employee's job function as it is now being conducted (the "Employee Permits") in compliance with all applicable Laws, except where the failure to have such Employee Permits would not be material to the Company and its Subsidiaries, taken as a whole. All such Employee Permits are valid and in full force and effect, except as would not be material to the Company and its Subsidiaries, taken as a whole. There are no Actions pending, or to the knowledge of the Company, threatened that seek the revocation, cancellation, suspension or adverse modification of any Employee Permit, in each case which revocation, cancellation, suspension or adverse modification would, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole.

           (c)            To the extent required by Applicable Requirements and except as would not be material to the Company and its Subsidiaries, taken as a whole, the Company is approved by and is in good standing to originate and/or service, as applicable: (i) as a supervised mortgagee by the HUD with respect to Title I FHA mortgage loans; (ii) as a GNMA I and II Issuer by the Government National Mortgage Association; (iii) by the VA with respect to VA loans; and (iv) as a seller/servicer by the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation with respect to conventional residential mortgage loans]. Except as would not be material to the Company and its Subsidiaries, taken as a whole, the Company has complied with all requirements in connection with such Company Permits and such Company Permits are in full force and effect and no suspension or cancellation of any of them has been threatened. The Company has not received any written notice or other written communication from any Governmental Authority identified in this Section 4.18(c) that such Governmental Authority intends to terminate or restrict the Company's status as an approved participant in its programs involving the businesses for which the Company is as of the date of this Agreement registered, approved or authorized. The Company is properly licensed and qualified to do business and in good standing in each jurisdiction in which such licensing and qualification is necessary to act under any Servicing Agreement and applicable Law, and qualified to act under each Servicing Agreement, except for such failures to be so qualified or licensed and in good standing that would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

    (d)           Except as would not be material to the Company and its Subsidiaries, taken as a whole, all Custodial Accounts required to be maintained by the Company, or that are or have been maintained by or on behalf of the Company by any subservicer or other Person, are and, since December 31, 2018, have been, maintained in accordance with Applicable Requirements in all material respects, including Insurer requirements.

Section 4.19      Equipment and Other Tangible Property. The Company or one of its Subsidiaries owns and has good title to, and has the legal and beneficial ownership of or a valid leasehold interest in or right to use by license or otherwise, all material machinery, equipment and other tangible property reflected on the books of the Company and its Subsidiaries as owned by the Company or one of its Subsidiaries, free and clear of all Liens other than Permitted Liens. All material personal property and leased personal property assets of the Company and its Subsidiaries are structurally sound and in good operating condition and repair (ordinary wear and tear expected) and are suitable for their present use.

Section 4.20      Real Property.

   (a)            Section 4.20 of the Company Disclosure Letter sets forth a true, correct and complete list as of the date of this Agreement of all Leased Real Property and all Real Property Leases (as hereinafter defined) pertaining to such Leased Real Property. With respect to each parcel of material Leased Real Property:

    (i)            The Company or one of its Subsidiaries holds a good and valid leasehold estate in, subleasehold, license, or other use and occupancy such Leased Real Property, free and clear of all Liens, except for Permitted Liens.

    (ii)           The Company and its Subsidiaries have delivered to Acquiror true, correct and complete copies of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in and to such Leased Real Property by or to the Company and its Subsidiaries, including all amendments, terminations and modifications thereof (collectively, the "Real Property Leases"), and none of such Real Property Leases have been modified in any material respect, except to the extent that such modifications have been disclosed by the copies delivered to Acquiror.

    (iii)          The Company and its Subsidiaries are in material compliance with all Liens, encumbrances, easements, restrictions, and other matters of record affecting such Leased Real Property, and neither the Company nor any of the Company's Subsidiaries has received any written notice alleging any default or breach under any of such Liens, encumbrances, easements, restrictions, or other matters and, to the knowledge of the Company, no default or breach, nor any event that with notice or the passage of time would result in a default or breach, by any other contracting parties has occurred thereunder. To the knowledge of the Company, there are no material disputes or defaults with respect to such Real Property Leases. To the knowledge of the Company, neither the Company nor any of its Subsidiaries has exercised or given any notice of exercise of, nor has any lessor or landlord exercised or given any notice of exercise by such party of, any option, right of first offer or right of first refusal contained in any such Real Property Lease.

    (iv)         Neither the Company nor any of its Subsidiaries have received written notice of any current condemnation proceeding or proposed similar Action or agreement for taking in lieu of condemnation with respect to any portion of such Leased Real Property.

    (v)          Neither the Company nor any of its Subsidiaries use or occupy any real property material to the business other than such Leased Real Property.

   (b)            None of the Company or any of its Subsidiaries owns any land ("Owned Land").

Section 4.21      Intellectual Property.

   (a)            Section 4.21(a) of the Company Disclosure Letter lists each item of Intellectual Property that is registered or applied-for with a Governmental Authority or domain name registrar and is owned by the Company or any of the Company's Subsidiaries as of the date of this Agreement ("Company Registered Intellectual Property"). The Company or one of the Company's Subsidiaries is the sole and exclusive beneficial and record owner of all of the items of Company Registered Intellectual Property, and all such items that are registered or issued are subsisting and unexpired, and to the knowledge of the Company, valid and enforceable.

   (b)            Except as would not be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company or one of its Subsidiaries owns, free and clear of all Liens (other than Permitted Liens), or has a valid right to use, all Intellectual Property used in the conduct of the business of the Company and its Subsidiaries in substantially the same manner as such business has been operated during the twelve (12) months prior to the date of this Agreement.

   (c)            Except as would not be expected to be material to the Company and its Subsidiaries taken as a whole, (i) the conduct of the business of the Company and its Subsidiaries does not infringe, misappropriate or otherwise violate any Intellectual Property of any third Person (provided that, with respect to patents, the foregoing representation is being made to the knowledge of the Company), and (ii) there is no Action (including any cease and desist letters or invitations to take a patent license) pending to which the Company or any of the Company's Subsidiaries is a named party, or to the knowledge of the Company, that is threatened in writing, alleging the Company's or its Subsidiaries' infringement, misappropriation or other violation of any Intellectual Property of any third Person.

   (d)            To the knowledge of the Company (i) no Person is infringing upon, misappropriating or otherwise violating any material Intellectual Property owned by the Company or any of the Company's Subsidiaries in any material respect, and (ii) in the three (3) years preceding the date of this Agreement, the Company and its Subsidiaries have not sent to any Person any written notice, charge, complaint, claim or other written assertion against such third Person claiming infringement or violation by or misappropriation of any material Intellectual Property of the Company or any of its Subsidiaries.

   (e)            The Company and its Subsidiaries take commercially reasonable measures to protect the confidentiality of trade secrets included in their Intellectual Property that are material to the business of the Company and its Subsidiaries. There has not been any unauthorized disclosure of or unauthorized access to any material trade secrets of the Company or any of the Company's Subsidiaries to or by any Person in a manner that has resulted or may result in the misappropriation of, or loss of such trade secrets.

   (f)            With respect to the software used in the business of the Company and its Subsidiaries, to the knowledge of the Company, no such software contains any undisclosed or hidden device or feature designed to disrupt, disable, or otherwise impair the functioning of any software or any "back door," "time bomb", "Trojan horse," "worm," "drop dead device," or other malicious code or routines that permit unauthorized access or the unauthorized disablement or erasure of such or other software or information or data (or any parts thereof) of the Company or its Subsidiaries or customers of the Company and its Subsidiaries, in each case, except as would not be expected to be material to the Company and its Subsidiaries, taken as a whole.

   (g)            The Company's and its Subsidiaries' use and distribution of Open Source Materials is in material compliance with all Open Source Licenses applicable thereto. Except as would not be expected to be material to the Company and its Subsidiaries taken as a whole, neither the Company, nor any Subsidiary of the Company has used any Open Source Materials in a manner that requires any software or Intellectual Property owned by the Company or any of the Company's Subsidiaries to be subject to Copyleft Licenses.

   (h)            Each current or former employee, consultant and independent contractor who has developed any material Intellectual Property for or on behalf of the Company or any of its Subsidiaries has executed and delivered to the Company or the Company's Subsidiary proprietary information, confidentiality and assignment agreements substantially in the Company's standard forms that have been made available to Acquiror.

Section 4.22      Privacy and Cybersecurity.

   (a)           The Company and its Subsidiaries maintain, and during the three (3) years preceding the date of this Agreement, have adopted, implemented and maintained, a data privacy and security compliance program that (i) complies in all material respects with all applicable Privacy/Cybersecurity Requirements; (ii) protects the Company's information technology systems in its possession and control against reasonably anticipated threats, hazards to their security and the unauthorized use or disclosure of thereof; and (iii) includes commercially reasonable plans, policies, procedures and administrative, technical and physical safeguards designed for the integrity, operation, redundancy, disaster recovery and security of their information technology systems.

   (b)           The Company and its Subsidiaries are in compliance in all material respects with (i) all applicable Privacy/Cybersecurity Requirements, (ii) the Company's and its Subsidiaries' publicly facing privacy policies, and (iii) the Company's and its Subsidiaries' contractual obligations concerning cybersecurity, data security and the security of the Company's and each of its Subsidiaries' information technology systems.

   (c)            There are no Actions by any Person (including any Governmental Authority) pending as of the date of this Agreement to which the Company or any of the Company's Subsidiaries is a named party or, to the knowledge of the Company, threatened in writing against the Company or its Subsidiaries, alleging a violation of any third Person's privacy or personal information rights.

   (d)            During the three (3) years preceding the date of this Agreement, (i) there have been no material breaches of the security of the information technology systems of the Company and its Subsidiaries, and (ii) there have been no disruptions in any information technology systems that materially adversely affected the Company's and its Subsidiaries' business or operations. The Company and its Subsidiaries take commercially reasonable and legally compliant measures designed to protect confidential or personally identifiable information in its possession or control against unauthorized access, use, modification, disclosure or other misuse, including through administrative, technical and physical safeguards, in each case, except as would not be expected to be material to the Company and its Subsidiaries, taken as a whole.

   (e)            The consummation of the transactions contemplated hereby shall not breach or otherwise cause any violation in any material respect of any Privacy/Cybersecurity Requirements.

Section 4.23      Environmental Matters.

   (a)            The Company and its Subsidiaries are and, except for matters which have been fully resolved, have been in material compliance with all Environmental Laws.

   (b)            There has been no material release of any Hazardous Materials by the Company or its Subsidiaries (i) at, in, on or under any Leased Real Property or in connection with the Company's and its Subsidiaries' operations off-site of the Leased Real Property or (ii) to the knowledge of the Company, at, in, on or under any formerly owned or Leased Real Property during the time that the Company owned or leased such property or at any other location where Hazardous Materials generated by the Company or any of the Company's Subsidiaries have been transported to, sent, placed or disposed of.

   (c)            Neither the Company nor its Subsidiaries are subject to any current Governmental Order relating to any material non-compliance with Environmental Laws by the Company or its Subsidiaries or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials.

   (d)            No material Legal Proceeding is pending or, to the knowledge of the Company, threatened with respect to the Company's and its Subsidiaries' compliance with or liability under Environmental Laws, and, to the knowledge of the Company, there are no facts or circumstances which could reasonably be expected to form the basis of such a Legal Proceeding.

   (e)            The Company has previously made available to Acquiror all material environmental reports, assessments, audits and inspections and any material communications or notices from or to any Governmental Authority concerning any material non-compliance of the Company or any of the Company's Subsidiaries with, or liability of the Company or any of the Company's Subsidiaries under, Environmental Law.

Section 4.24     Absence of Changes. From the date of the most recent balance sheet included in the Financial Statements to the date of this Agreement, there has not been any Company Material Adverse Effect.

Section 4.25      Anti-Corruption Compliance.

   (a)            For the past five (5) years preceding the date of this Agreement, neither the Company, any of its Subsidiaries, nor, to the knowledge of Company, any director, officer, employee or agent acting on behalf of the Company or any of the Company's Subsidiaries, has directly or indirectly offered or given anything of value to: (i) any Government Official or (ii) any other Person in violation of the Anti-Bribery Laws.

   (b)            Any and all Governmental Authorizations held or obtained by the Company or its Subsidiaries have not been procured in violation of the Anti-bribery Laws.

   (c)            To the knowledge of the Company, as of the date of this Agreement, there are no current or pending internal investigations, third party investigations (including by any Governmental Authority), or internal or external audits that address any material allegations or information concerning possible material violations of the Anti-Bribery Laws related to the Company or any of the Company's Subsidiaries.

Section 4.26      Sanctions and International Trade Compliance.

   (a)            The Company and its Subsidiaries (i) are, and have been for the past five (5) years preceding the date of this Agreement, in compliance in all material respects with all International Trade Laws and Sanctions Laws, and (ii) have obtained all required licenses, consents, notices, waivers, approvals, orders, registrations, declarations, or other authorizations from, and have made any material filings with, any applicable Governmental Authority for the import, export, re- export, deemed export, deemed re-export, or transfer required under the International Trade Laws and Sanctions Laws (the "Export Approvals"). There are no pending or, to the knowledge of the Company, threatened, claims, complaints, charges, investigations, voluntary disclosures or Legal Proceedings against the Company or any of the Company's Subsidiaries related to any International Trade Laws or Sanctions Laws or any Export Approvals.

   (b)            None of the Company, any of its Subsidiaries or any of their respective directors or officers, or to the knowledge of the Company, employees or any of the Company’s or its Subsidiaries' respective agents, representatives or other Persons acting on behalf of the Company or any of the Company's Subsidiaries, (i) is, or has during the past five (5) years preceding the date of this Agreement, been a Sanctioned Person or (ii) has transacted business directly or knowingly indirectly with any Sanctioned Person or in or with any Sanctioned Country in violation of Sanctions Laws.

Section 4.27      Critical Technologies The Company does not produce, design, test, manufacture, fabricate, or develop one or more "critical technologies" (as defined in 31 C.F.R. § 800.215) not otherwise eligible for export, reexport, or transfer (in country) pursuant to License Exception ENC of the Export Administration Regulations (15 C.F.R. § 740.17) such that a filing with the Committee on Foreign Investment in the United States would be mandatory under 31 C.F.R. § 800.401(c).

Section 4.28      Information Supplied. To the knowledge of the Company, none of the information supplied or to be supplied by the Company or any of the Company's Subsidiaries specifically in writing for inclusion in the Registration Statement will, at the date on which the Proxy Statement/Information Statement/Registration Statement is first mailed to the Acquiror Shareholders or at the time of the Acquiror Shareholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; it being understood Company is making no representation with respect to third party data included in the Proxy Statement/Information Statement/Registration Statement.

Section 4.29      Mortgage Loans.

   (a)            The Credit Policies and Servicing Policies have been designed to comply in all material respects with the applicable Agency Guides, applicable Law and Applicable Requirements. The Company has endeavored to follow all such Credit Policies and Servicing Policies, except as would not be material to the Company and its Subsidiaries, taken as a whole. The Company has made true and correct copies of all of its and its Subsidiaries' Credit Policies and Servicing Policies, in each case which are material to the Company and its Subsidiaries, taken as a whole, available to Acquiror prior to the date of this Agreement.

   (b)           Since December 31, 2018, there have been no Actions against the Company relating to (i) any failure to comply with the Applicable Requirements in connection with the underwriting, origination, Servicing or sale of any Mortgage Loan, or (ii) the rescission of any insurance or guaranty Contract of the Company, in eachse case, except as would not be material to the Company and its Subsidiaries, taken as a whole.

   (c)            Except as would not be material to the Company and its Subsidiaries, taken as a whole, the Company is a member in good standing of the Mortgage Electronic Registration Systems, Incorporated system.

   (d)           Since December 31, 2018, (i) the aggregate outstanding principal amount of Mortgage Loans that the Company or any of its Subsidiaries has repurchased from any Persons pursuant to any Repurchase Obligation, together with all amounts otherwise paid to any other Persons due to a breach or claimed breach of any representation or warranty made by the Company in order to satisfy any Repurchase Obligations to any other Persons (all such amounts for the applicable period collectively, "Completed Repurchase Obligations"), is not material to the financial results of the Company and its Subsidiaries, taken as a whole, and (ii) the Company has not received notices that it is in breach of any representation or warranty made by Company or its Subsidiary in connection with the sale, transfer, assignment or conveyance of any Mortgage Loan, or received any requests, notices or demands for the repurchase, indemnification, exercise of a make-whole obligation or similar right with respect to any Mortgage Loan or associated Repurchase Obligation, with respect to Mortgage Loans which would be material to the financial results of the Company and its Subsidiaries, taken as a whole. Except for obligations arising under the Company's Warehouse Lines, Investor Agreements, Servicing Agreements or sales of Mortgage Servicing Rights, neither the Company nor any of its Subsidiaries is a party to any Contract pursuant to which the Company or its Subsidiary may have any Repurchase Obligations with respect to any Mortgage Loans.

   (e)            The Company's compensation policies and procedures with respect to compensation paid or other incentives made available by the Company to any third party (including, as applicable, a broker or correspondent lender) in connection with any Mortgage Loans are designed to comply with applicable Law and Applicable Requirements. Any deviations from such policies and procedures, individually or in the aggregate, have not and are not expected to have a Company Material Adverse Effect.

   (f)            All sales, assignments, conveyances, assignments, purchases, assumptions and related transfers of any Mortgage Loan or Servicing Rights by or to the Company, including any related transfers of Servicing or Servicing Rights, were effected in compliance with all Applicable Requirements at such time, except as would not result in a Company Material Adverse Effect. Except as would not be material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries timely obtained all Governmental Authorizations or Permits in connection with the sale of any Servicing Rights.

   (g)            Since December 31, 2018, all of the Company's and its Subsidiaries' mortgage backed securities and forward contracts were entered into in accordance in all material respects with all Applicable Requirements.

Section 4.30      No Additional Representation or Warranties. Except as provided in and this Article IV, neither the Company nor any of its Affiliates, nor any of their respective directors, managers, officers, employees, equityholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to Acquiror or Merger Sub or their Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to Acquiror or Merger Sub or their Affiliates.

Article V
REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB

Except as set forth in (a) in the case of Acquiror, any Acquiror SEC Filings filed or submitted prior to the date of this Agreement (excluding (i) any disclosures in any risk factors section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimer and other disclosures that are generally cautionary, predictive or forward-looking in nature and (ii) any exhibits or other documents appended thereto) (it being acknowledged that nothing disclosed in such Acquiror SEC Filings will be deemed to modify or qualify the representations and warranties set forth in Section 5.8, Section 5.12 and Section 5.15), or (b) in the case of Acquiror and Merger Sub, in the disclosure letter delivered by Acquiror and Merger Sub to the Company (the "Acquiror Disclosure Letter") on the date of this Agreement (each section of which, subject to Section 11.9, qualifies the correspondingly numbered and lettered representations in this Article V), Acquiror and Merger Sub represent and warrant to the Company as follows:

Section 5.1      Company Organization. Each of Acquiror and Merger Sub has been duly incorporated, organized or formed and is validly existing as a corporation or exempted company in good standing (or equivalent status, to the extent that such concept exists) under the Laws of its jurisdiction of incorporation, organization or formation, and has the requisite company power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. The copies of Acquiror's Governing Documents and the Governing Documents of Merger Sub, in each case, as amended to the date of this Agreement, previously delivered by Acquiror to the Company, are true, correct and complete. Merger Sub has no assets or operations other than those required to effect the transactions contemplated hereby. All of the equity interests of Merger Sub are held directly by Acquiror. Each of Acquiror and Merger Sub is duly licensed or qualified and in good standing as a foreign corporation or company in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not reasonably be expected to be, individually or in the aggregate, material to Acquiror.

Section 5.2      Due Authorization.

   (a)            Other than the Acquiror Shareholder Approval, each of Acquiror and Merger Sub has all requisite corporate power and authority to (i) execute and deliver this Agreement and the documents contemplated hereby, and (ii) consummate the transactions contemplated hereby and thereby and perform all obligations to be performed by it hereunder and thereunder. The execution and delivery of this Agreement and the documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been (A) duly and validly authorized and approved by each of the Boards of Directors of Acquiror and Merger Sub, (B) determined by each of the Boards of Directors of Acquiror and Merger Sub as advisable to Acquiror and the Acquiror Shareholders and the sole shareholder of Merger Sub, as applicable, and recommended for approval by the Acquiror Shareholders and the sole shareholder of Merger Sub, as applicable, and (C) duly and validly authorized and approved by Acquiror as the sole shareholder of Merger Sub. No other company or corporate proceeding on the part of Acquiror or Merger Sub is necessary to authorize this Agreement and the documents contemplated hereby (other than the Acquiror Shareholder Approval). This Agreement has been, and at or prior to the Closing, the other documents contemplated hereby will be, duly and validly executed and delivered by each of Acquiror and Merger Sub, and this Agreement constitutes, assuming the due authorization, execution and delivery by the other parties hereto, and at or prior to the Closing, the other documents contemplated hereby will constitute, assuming the due authorization, execution and delivery by the other parties thereto, a legal, valid and binding obligation of each of Acquiror and Merger Sub, enforceable against Acquiror and Merger Sub in accordance with its terms, subject to applicable Bankruptcy and Equity Exceptions.

   (b)            Assuming that a quorum (as determined pursuant to Acquiror's Governing Documents) is present:

    (i)            each of those Transaction Proposals identified in clauses (A), (B) and (C) of Section 8.2(b)(ii) shall require approval by an affirmative vote of the holders of at least two-thirds of the outstanding Acquiror Common Shares entitled to vote, who attend and vote thereupon (as determined in accordance with Acquiror's Governing Documents) at a shareholders' meeting duly called by the Board of Directors of Acquiror and held for such purpose;

    (ii)           each of those Transaction Proposals identified in clauses (D), (E), (F), (G), and (J) of Section 8.2(b)(ii), in each case, shall require approval by an affirmative vote of the holders of at least a majority of the outstanding Acquiror Common Shares entitled to vote, who attend and vote thereupon (as determined in accordance with Acquiror's Governing Documents) at a shareholders' meeting duly called by the Board of Directors of Acquiror and held for such purpose;

   (c)            The foregoing votes are the only votes of any of Acquiror's share capital necessary in connection with entry into this Agreement by Acquiror and Merger Sub and the consummation of the transactions contemplated hereby, including the Closing, assuming that the Transaction Proposals identified in clauses (H) and (I) of Section 8.2(b)(ii) are not necessary.

   (d)            At a meeting duly called and held, the Board of Directors of Acquiror has unanimously approved the transactions contemplated by this Agreement as a Business Combination.

Section 5.3      No Conflict. Subject to the Acquiror Shareholder Approval, the execution and delivery of this Agreement by Acquiror and Merger Sub and the other documents contemplated hereby by Acquiror and Merger Sub and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of, or result in the breach of or default under the Governing Documents of Acquiror or Merger Sub, (b) violate or conflict with any provision of, or result in the breach of, or default under any applicable Law or Governmental Order applicable to Acquiror or Merger Sub, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract to which Acquiror or Merger Sub is a party or by which Acquiror or Merger Sub may be bound, or terminate or result in the termination of any such Contract or (d) result in the creation of any Lien upon any of the properties or assets of Acquiror or Merger Sub, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing would not (i) have, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Acquiror or Merger Sub to enter into and perform their obligations under this Agreement or (ii) be material to Acquiror.

Section 5.4      Litigation and Proceedings. There are no pending or, to the knowledge of Acquiror, threatened Legal Proceedings against Acquiror or Merger Sub, their respective properties or assets, or, to the knowledge of Acquiror, any of their respective directors, managers, officers or employees (in their capacity as such). There are no investigations or other inquiries pending or, to the knowledge of Acquiror, threatened by any Governmental Authority, against Acquiror or Merger Sub, their respective properties or assets, or, to the knowledge of Acquiror, any of their respective directors, managers, officers or employees (in their capacity as such). There is no outstanding Governmental Order imposed upon Acquiror or Merger Sub, nor are any assets of Acquiror's or Merger Sub's respective businesses bound or subject to any Governmental Order the violation of which would, individually or in the aggregate, reasonably be expected to be material to Acquiror. As of the date of this Agreement, each of Acquiror and Merger Sub is in compliance with all applicable Laws in all material respects. For the past three (3) years preceding the date of this Agreement, Acquiror and Merger Sub have not received any written notice of or been charged with the violation of any Laws, except where such violation has not been, individually or in the aggregate, material to Acquiror.

Section 5.5      SEC Filings. Acquiror has timely filed or furnished all statements, prospectuses, registration statements, forms, reports and documents required to be filed by it with the SEC (collectively, as amended or may be amended after their respective filing dates, the "Acquiror SEC Filings") pursuant to the Exchange Act or the Securities Act. Each of the Acquiror SEC Filings, as of the respective date of its filing, and as of the date of any amendment, except in the case of the accounting treatment of warrants, complied, as to form, in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder applicable to the Acquiror SEC Filings. As of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, as applicable, then on the date of such filing), the Acquiror SEC Filings did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Acquiror SEC Filings filed on or prior to the date of this Agreement. To the knowledge of Acquiror, none of the Acquiror SEC Filings filed on or prior to the date of this Agreement is subject to ongoing SEC review or investigation as of the date of this Agreement.

Section 5.6      Internal Controls; Listing; Financial Statements.

  (a)             Except as not required in reliance on exemptions from various reporting requirements by virtue of Acquiror's status as an "emerging growth company" within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 ("JOBS Act"), Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Acquiror, including its consolidated Subsidiaries, if any, is made known to Acquiror's principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. Such disclosure controls and procedures are effective in timely alerting Acquiror's principal executive officer and principal financial officer to material information required to be included in Acquiror's periodic reports required under the Exchange Act. Since February 12, 2021, Acquiror has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Acquiror's financial reporting and the preparation of Acquiror Financial Statements for external purposes in accordance with GAAP.

  (b)             Each director and executive officer of Acquiror has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

  (c)             Since February 12, 2021, Acquiror has complied in all material respects with the applicable listing and corporate governance rules and regulations of the Nasdaq. The Acquiror Class A Common Stock, Acquiror Class B Common Stock, Acquiror Warrants and Cayman Acquiror Units are registered pursuant to Section 12(b) of the Exchange Act and listed for trading on the Nasdaq. There is no Legal Proceeding pending or, to the knowledge of Acquiror, threatened against Acquiror by the Nasdaq or the SEC with respect to any intention by such entity to deregister the Acquiror Class A Common Stock, Acquiror Class B Common Stock, Acquiror Warrants or Cayman Acquiror Units, or prohibit or terminate the listing of any of the foregoing on the Nasdaq.

  (d)            The Acquiror SEC Filings contain true and complete copies of the audited balance sheet as of December 31, 2020, and statement of operations, cash flow and shareholders' equity of Acquiror for the period from October 7, 2020 (inception) through December 31, 2020, together with the auditor's reports thereon (the "Acquiror Financial Statements"). The Acquiror Financial Statements present (i) fairly present in all material respects the financial position of Acquiror, as at the respective dates thereof, and the results of operations and consolidated cash flows for the respective periods then ended, (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), and (iii) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof. The books and records of Acquiror have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

   (e)            There are no outstanding loans or other extensions of credit made by Acquiror to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Acquiror. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

   (f)            Neither Acquiror (including any employee thereof) nor Acquiror's independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Acquiror, (ii) any fraud, whether or not material, that involves Acquiror's management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Acquiror or (iii) any claim or allegation regarding any of the foregoing.

Section 5.7      Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of the Company contained in this Agreement, no consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority or other Person is required on the part of Acquiror or Merger Sub with respect to Acquiror's or Merger Sub's execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (a) applicable requirements of the HSR Act, (b) in connection with the Domestication, the applicable requirements and required approval of the Cayman Registrar, and (c) as otherwise disclosed on Section 5.7 of the Acquiror Disclosure Letter.

Section 5.8      Trust Account. As of the date of this Agreement, Acquiror has at least $278,002,869.60 in the Trust Account, such amount including, if applicable, an aggregate of approximately $8,505,100 of deferred underwriting commissions and other fees being held in the Trust Account (the "Trust Amount"), such monies invested in United States government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act pursuant to the Investment Management Trust Agreement, dated as of March 3, 2021, between Acquiror and Continental Stock Transfer & Trust Company, as trustee (the "Trustee") (the "Trust Agreement"). Except as set forth in Section 5.8 of the Acquiror Disclosure Letter, there are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Acquiror SEC Filings to be inaccurate or that would entitle any Person (other than shareholders of Acquiror holding Acquiror Common Shares sold in Acquiror's initial public offering who shall have elected to redeem their shares of Acquiror Common Stock pursuant to Acquiror's Governing Documents and the underwriters of Acquiror's initial public offering with respect to deferred underwriting commissions) to any portion of the proceeds in the Trust Account or that otherwise relate to the Trust Account or the funds therein. Prior to the Closing, none of the funds held in the Trust Account may be released other than to pay Taxes and payments with respect to all Acquiror Share Redemptions. There are no claims or proceedings pending or, to the knowledge of Acquiror, threatened with respect to the Trust Account. Acquiror has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. Since March 31, 2021, Acquiror has not released any money from the Trust Account (other than interest income earned on the principal held in the Trust Account as permitted by the Trust Agreement). As of the First Effective Time, the obligations of Acquiror to dissolve or liquidate pursuant to Acquiror's Governing Documents shall terminate, and as of the First Effective Time, Acquiror shall have no obligation whatsoever pursuant to Acquiror's Governing Documents to dissolve and liquidate the assets of Acquiror by reason of the consummation of the transactions contemplated hereby. As of the date of this Agreement, following the First Effective Time, no Acquiror Shareholder shall be entitled to receive any amount from the Trust Account except to the extent such Acquiror Shareholder is exercising an Acquiror Share Redemption. As of the date of this Agreement, assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its obligations hereunder, neither Acquiror or Merger Sub have any reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Acquiror and Merger Sub on the Closing Date. The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and, to the knowledge of Acquiror, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated.

Section 5.9      Investment Company Act; JOBS Act. Acquiror is not an "investment company" or a Person directly or indirectly "controlled" by or acting on behalf of an "investment company", in each case within the meaning of the Investment Company Act. Acquiror constitutes an "emerging growth company" within the meaning of the JOBS Act.

Section 5.10      Absence of Changes. Since March 31, 2021, (a) there has not been any event or occurrence that has had, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Acquiror or Merger Sub to enter into and perform their obligations under this Agreement and (b) except as set forth in Section 5.10 of the Acquiror Disclosure Letter, Acquiror and Merger Sub have, in all material respects, conducted their business and operated their properties in the ordinary course of business consistent with past practice.

Section 5.11    No Undisclosed Liabilities. Except for any fees and expenses payable by Acquiror or Merger Sub as a result of or in connection with the consummation of the transactions contemplated hereby, there is no liability, debt or obligation of or claim or judgment against Acquiror or Merger Sub (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for liabilities and obligations (a) reflected or reserved for on the financial statements or disclosed in the notes thereto included in Acquiror SEC Filings, (b) that have arisen since the date of the most recent balance sheet included in the Acquiror SEC Filings in the ordinary course of business of Acquiror and Merger Sub, or (c) which would not be, or would not reasonably be expected to be, material to Acquiror.

Section 5.12     Capitalization of Acquiror.

(a)            As of the date of this Agreement, the authorized share capital of Acquiror is $55,500.00 divided into (i) 500,000,000 shares of Acquiror Class A Common Stock, 27,800,287 of which are issued and outstanding (subject to all Cayman Acquiror Units separating in full), (ii) 50,000,000 shares of Acquiror Class B Common Stock, of which 6,950,072 shares are issued and outstanding and (iii) 5,000,000 preferred shares of which none and issued and outstanding (clauses (i) and (ii) collectively, the "Cayman Securities"). As of immediately prior to the First Effective Time (without giving effect to any subscriptions under the Subscription Agreements or the PIPE Other Subscription Agreement), the authorized share capital of Acquiror will be $325,000.00 divided into (i) 1,750,000,000 shares of Acquiror Class A Common Stock, 34,750,359 of which will be issued and outstanding (subject to all Domesticated Acquiror Units separating in full), (ii) 600,000,000 shares of Acquiror Class B Common Stock, of which 0 shares will be issued and outstanding, (iii) 800,000,000 shares of Domesticated Acquiror Class C Common Stock, of which 0 shares will be issued and outstanding, and (iv) 100,000,000 shares of blank check preferred stock, of which 0 shares will be issued and outstanding (clauses (i) through (iv), together with the Cayman Securities, the "Acquiror Securities"). The foregoing represents all of the issued and outstanding Acquiror Securities. All issued and outstanding Acquiror Securities (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (A) Acquiror's Governing Documents, and (B) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, Acquiror's Governing Documents or any Contract to which Acquiror is a party or otherwise bound.

(b)          Subject to the terms of conditions of the Warrant Agreement, the Acquiror Warrants will be exercisable after giving effect to the Mergers for one share of Acquiror Class A Common Stock at an exercise price of eleven Dollars fifty cents ($11.50) per share. As of the date of this Agreement, 6,950,072 Acquiror Common Warrants (subject to all Cayman Acquiror Units separating in full) and 4,573,372 Acquiror Private Placement Warrants are issued and outstanding. Except as otherwise set forth in the Sponsor Letter, the Acquiror Warrants are not exercisable until the later of (x) March 8, 2022 and (y) thirty (30) days after the Closing. All outstanding Acquiror Warrants (i) have been duly authorized and validly issued and constitute valid and binding obligations of Acquiror, enforceable against Acquiror in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (A) Acquiror's Governing Documents and (B) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, Acquiror's Governing Documents or any Contract to which Acquiror is a party or otherwise bound. Except for the Subscription Agreements, PIPE Other Subscription Agreements, Acquiror's Governing Documents and this Agreement, there are no outstanding Contracts of Acquiror to repurchase, redeem or otherwise acquire any Acquiror Securities. Except as disclosed in the Acquiror SEC Filings and except for the Subscription Agreements and PIPE Other Subscription Agreements, Acquiror is not a party to any shareholders agreement, voting agreement or registration rights agreement relating to Acquiror Common Stock or any other equity interests of Acquiror.

(c)            Other than in connection with the PIPE Investment and the Subscription Agreements, Acquiror has not granted any outstanding options, stock appreciation rights, warrants, rights or other securities convertible into or exchangeable or exercisable for Acquiror Securities, or any other commitments or agreements providing for the issuance of additional shares, the sale of treasury shares, for the repurchase or redemption of any Acquiror Securities or the value of which is determined by reference to the Acquiror Securities, and there are no Contracts of any kind which may obligate Acquiror to issue, purchase, redeem or otherwise acquire any of its Acquiror Securities.

(d)            The Acquiror Common Stock, when issued in accordance with the terms of this Agreement, shall be duly authorized and validly issued, fully paid and non-assessable and issued in compliance with all applicable state and federal securities Laws and not subject to, and not issued in violation of, any Lien, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, Acquiror's Governing Documents, or any Contract to which Acquiror is a party or otherwise bound.

(e)            On or prior to the date of this Agreement, Acquiror has entered into the Subscription Agreements. The Subscription Agreements are in full force and effect with respect to, and binding on, Acquiror and, to the knowledge of Acquiror, SoftBank, Sponsor and the Sponsor Guarantor, as applicable, in accordance with their respective terms. To the knowledge of Acquiror the Subscription Agreements have not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by Acquiror, except for such assignments or transfers contemplated or permitted by the Subscription Agreements in accordance with their respective terms and except for such actions permitted by Section 7.10(a). The Subscription Agreements are legal, valid and binding obligations of (x) Acquiror and, (y) to the knowledge of Acquiror, SoftBank, Sponsor and the Sponsor Guarantor, as applicable, in each case, assuming the due authorization, execution and delivery by the other parties thereto, and neither the execution or delivery of the Subscription Agreements by Acquiror nor the performance by Acquiror of its obligations under the Subscription Agreements violates or conflicts with any applicable Laws or the Governing Documents of Acquiror. There are no agreements, side letters or arrangements between Acquiror and SoftBank or Sponsor or the Sponsor Guarantor (or their respective Affiliates), as applicable, relating to the Subscription Agreements and, as of the date of this Agreement, Acquiror does not have knowledge of any facts or circumstances that would reasonably be expected to result in any of the conditions set forth in the Subscription Agreements not being satisfied, on the Closing Date. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Acquiror under any material term or condition of any the Subscription Agreements and, as of the date of this Agreement, Acquiror has no reason to believe that it will be unable to satisfy in all material respects on a timely basis any term or condition of closing to be satisfied by it contained in the Subscription Agreements. The Subscription Agreements contain all of the conditions precedent (other than the conditions contained in this Agreement and the Ancillary Agreements, as applicable) to the obligations of SoftBank and Sponsor to contribute to Acquiror the amount set forth in the Subscription Agreement on the respective terms therein.

(f)            No fees, cash consideration or other discounts are payable or have been agreed to be paid by Acquiror or any of its Affiliates (including, from and after the Closing, the Company and its Subsidiaries) to any investor or SoftBank or Sponsor or the Sponsor Guarantor (or their respective Affiliates) in respect of, as applicable, the PIPE Investment or the Subscription Agreements, respectively, except as set forth in the Subscription Agreements that have been previously made available, or any PIPE Other Subscription Agreements made available, to the Company.

(g)            Acquiror has no Subsidiaries apart from Merger Sub, and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated. Acquiror is not party to any Contract that obligates Acquiror to invest money in, loan money to or make any capital contribution to any other Person.

Section 5.13     Brokers' Fees. Except fees described on Section 5.13 of the Acquiror Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders' fee or other commission in connection with the transactions contemplated hereby based upon arrangements made by Acquiror or any of its Affiliates.

Section 5.14     Indebtedness. Neither Acquiror nor Merger Sub has any Indebtedness.

Section 5.15     Taxes.

(a)            All material Tax Returns required to be filed by or with respect to Acquiror or Merger Sub have been timely filed (taking into account any applicable extensions), all such Tax Returns (taking into account all amendments thereto) are true, complete and accurate in all material respects and all material amounts of Taxes due and payable (whether or not shown on any Tax Return) have been paid.

(b)            There are no Liens for Taxes (other than Permitted Liens) upon the property or assets of Acquiror or Merger Sub.

(c)          No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Authority against Acquiror or Merger Sub that remains unpaid.

(d)            No Tax audit or other examination by a Governmental Authority of Acquiror or Merger Sub is presently in progress, nor has Acquiror been notified in writing of (nor to the knowledge of Acquiror has there been) any request or threat for such an audit or other examination.

(e)            There are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to Taxes of Acquiror or Merger Sub.

(f)            No written claim has been made to Acquiror or Merger Sub by any Governmental Authority where Acquiror or Merger Sub does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.

(g)            Neither Acquiror nor Merger Sub has participated in a "listed transaction" within the meaning of Section 6707A(c)(2) of the Code.

(h)            Neither Acquiror nor Merger Sub will be required to include any material amount in taxable income, exclude any item of deduction or loss from taxable income, incur any liability for Taxes, or make any adjustment under Section 481 of the Code (or any similar provision of state, local or foreign Law) for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) installment sale, intercompany transaction described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law) or open transaction disposition made prior to the Closing, (ii) prepaid amount received or deferred revenue recognized prior to the Closing, (iii) change in method of accounting made prior to the Closing, (iv) "closing agreement" as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed prior to the Closing or (v) by reason of Section 965(a) of the Code or election pursuant to Section 965(h) of the Code (or any similar provision of state, local or foreign Law).

(i)            Acquiror has not taken any action, nor to the knowledge of Acquiror are there any facts or circumstances, that would reasonably be expected to prevent the Mergers, taken together, from constituting an integrated transaction described in Rev. Rul. 2001-46, 2001-2 C.B. 321 that qualifies as a "reorganization" within the meaning of Section 368(a) of the Code and the Treasury Regulations. Acquiror has not been, is not, and immediately prior to the First Effective Time will not be, treated as an "investment company" within the meaning of Section 368(a)(2)(F) of the Code.

Section 5.16     Business Activities.

(a)            Since formation, neither Acquiror or Merger Sub have conducted any business activities other than activities related to Acquiror's initial public offering or directed toward the accomplishment of a Business Combination. Except as set forth in Acquiror's Governing Documents or as otherwise contemplated by this Agreement or the Ancillary Agreements and the transactions contemplated hereby and thereby, there is no agreement, commitment, or Governmental Order binding upon Acquiror or Merger Sub or to which Acquiror or Merger Sub is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Acquiror or Merger Sub or any acquisition of property by Acquiror or Merger Sub or the conduct of business by Acquiror or Merger Sub as currently conducted or as contemplated to be conducted as of the Closing, other than such effects, individually or in the aggregate, which have not been and would not reasonably be expected to be material to Acquiror or Merger Sub.

(b)            Except for Merger Sub and the transactions contemplated by this Agreement and the Ancillary Agreements, Acquiror does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, Acquiror has no material interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting, a Business Combination. Except for the transactions contemplated by this Agreement and the Ancillary Agreements, Merger Sub does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

(c)            Merger Sub was formed solely for the purpose of effecting the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby and has no, and at all times prior to the First Effective Time, except as expressly contemplated by this Agreement, the Ancillary Agreements and the other documents and transactions contemplated hereby and thereby, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.

(d)           Except for this Agreement, the Ancillary Agreements and the other documents and transactions contemplated hereby and thereby (including with respect to expenses and fees incurred in connection therewith), neither Acquiror nor Merger Sub are party to any Contract with any other Person that would require payments by Acquiror or any of its Subsidiaries after the date of this Agreement in excess of $25,000 in the aggregate with respect to any individual Contract, other than Working Capital Loans. As of the date of this Agreement, there are no amounts outstanding under any Working Capital Loans.

(e)            Except as described in the Acquiror SEC Filings or in connection with the PIPE Investment and the Subscription Agreements and the Investor Rights Agreement, there are no transactions, Contracts, side letters, arrangements or understandings between Acquiror or Merger Sub, on the one hand, and (i) any director, officer, employee, stockholder, warrant holder or Affiliate of Acquiror or Merger Sub, (ii) Sponsor or any of its Affiliates or (iii) SoftBank or any of its Affiliates.

(f)            The Estimated Acquiror Transaction Expenses made available by Acquiror to the Company are a good faith estimate as of the date of this Agreement of the Acquiror Transaction Expenses.

Section 5.17     Nasdaq Stock Market Quotation. The Acquiror Class A Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed for trading on the Nasdaq under the symbol "AURC". The Acquiror Common Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq under the symbol "AURCW". As of the Closing, after giving effect to the Domestication and the other transactions contemplated by this Agreement (and by the other agreements contemplated hereby) to occur prior to the Closing, the Domesticated Acquiror Class A Common Stock and Domesticated Acquiror Warrants will be registered pursuant to Section 12(b) of the Exchange Act and listed for trading on the Nasdaq. Acquiror is in compliance with the rules of the Nasdaq and there is no Action or proceeding pending or, to the knowledge of Acquiror, threatened against Acquiror by the Nasdaq or the SEC with respect to any intention by such entity to deregister the Acquiror Class A Common Stock or Acquiror Warrants or terminate the listing of Acquiror Class A Common Stock or Acquiror Warrants on the Nasdaq. None of Acquiror, Merger Sub or their respective Affiliates has taken any action in an attempt to terminate the registration of the Acquiror Class A Common Stock or Acquiror Warrants under the Exchange Act except as contemplated by this Agreement.

Section 5.18     Acquiror Shareholders. No foreign person (as defined in 31 C.F.R. § 800.224) in which the national or subnational governments of a single foreign state have a substantial interest (as defined in 31 C.F.R. § 800.244) will acquire a substantial interest in the Company as a result of the Mergers such that a declaration to the Committee on Foreign Investment in the United States would be mandatory under 31 C.F.R. § 800.401(b).

Section 5.19    Registration Statement, Proxy Statement and Proxy Statement/Information Statement/Registration Statement. On the effective date of the Registration Statement, the Registration Statement, and when first filed in accordance with Rule 424(b) of the Securities Act and/or filed pursuant to Section 14A of the Exchange Act, the Proxy Statement and the Proxy Statement/Information Statement/Registration Statement (or any amendment or supplement thereto), shall comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act. On the effective date of the Registration Statement, the Registration Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. On the date of any filing in accordance with Rule 424(b) of the Securities Act and/or pursuant to Section 14A of the Exchange Act, the date the Proxy Statement/Information Statement/Registration Statement and the Proxy Statement, as applicable, is first mailed to the Acquiror Shareholders and certain of the Company's stockholders, as applicable, and at the time of the Acquiror Shareholders' Meeting, the Proxy Statement/Information Statement/Registration Statement and the Proxy Statement, as applicable, together with any amendments or supplements thereto, will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that Acquiror makes no representations or warranties as to the information contained in or omitted from the Registration Statement, Proxy Statement or the Proxy Statement/Information Statement/Registration Statement in reliance upon and in conformity with information furnished in writing to Acquiror by or on behalf of the Company specifically for inclusion in the Registration Statement, Proxy Statement or the Proxy Statement/Information Statement/Registration Statement.

Section 5.20     No Outside Reliance. Notwithstanding anything contained in this Article V or any other provision hereof, each of Acquiror and Merger Sub, and any of their respective directors, managers, officers, employees, equityholders, partners, members or representatives, acknowledge and agree that Acquiror has made its own investigation of the Company and that neither the Company nor any of its Affiliates, agents or representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by the Company in Article IV, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company or its Subsidiaries. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Company Disclosure Letter or elsewhere, as well as any information, documents or other materials (including any such materials contained in any "data room" (whether or not accessed by Acquiror or its representatives) or reviewed by Acquiror pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to Acquiror or any of its Affiliates, agents or representatives are not and will not be deemed to be representations or warranties of the Company, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article IV of this Agreement. Except as otherwise expressly set forth in this Agreement, Acquiror understands and agrees that any assets, properties and business of the Company and its Subsidiaries are furnished "as is", "where is" and subject to and except as otherwise provided in the representations and warranties contained in Article IV, with all faults and without any other representation or warranty of any nature whatsoever.

Section 5.21     Anti-Corruption Compliance.

(a)          Neither the Acquiror, the Sponsor nor any of their respective Subsidiaries, nor, any of their respective directors, officers, employees or, to the knowledge of the Acquiror, any agent acting on behalf of the Acquiror, Sponsor or any of their respective Subsidiaries, has offered or given anything of value to: (i) any Government Official or (ii) any other Person in violation of the Anti-Bribery Laws.

(b)          To the knowledge of the Acquiror, as of the date of this Agreement, there are no current or pending internal investigations, third party investigations (including by any Governmental Authority), or internal or external audits that address any material allegations or information concerning possible material violations of the Anti-Bribery Laws related to the Acquiror, the Sponsor or any of their respective Subsidiaries.

Section 5.22     Sanctions and International Trade Compliance.

(a)          The Acquiror, the Sponsor and their respective Subsidiaries are and have been in compliance in all material respects with all International Trade Laws and Sanctions Laws, and (ii) have obtained all required Export Approvals. There are no pending or, to the knowledge of the Acquiror, threatened, claims, complaints, charges, investigations, voluntary disclosures or Legal Proceedings against the Acquiror, the Sponsor or any of any of their respective Subsidiaries related to any International Trade Laws or Sanctions Laws or any Export Approvals.

(b)           None of the Acquiror, the Sponsor or any of their respective Subsidiaries, or any of their respective directors, officers or employees, or to the knowledge of the Acquiror, any of the Acquiror's, Sponsor's or their respective Subsidiaries' respective agents, representatives or other Persons acting on behalf of the Acquiror, the Sponsor or any of their respective Subsidiaries, (i) is, or has during the past been, a Sanctioned Person or (ii) has transacted business directly or knowingly indirectly with any Sanctioned Person or in any Sanctioned Country in violation of Sanctions Laws.

Section 5.23     No Additional Representation or Warranties. Except as provided in this Article V, neither Acquiror nor Merger Sub nor any their respective Affiliates, nor any of their respective directors, managers, officers, employees, stockholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to the Company or its Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to the Company or its Affiliates. Without limiting the foregoing, the Company acknowledges that the Company and its advisors, have made their own investigation of Acquiror, Merger Sub and their respective Subsidiaries and, except as provided in this Article V, are not relying on any representation or warranty whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of Acquiror, Merger Sub or any of their respective Subsidiaries, the prospects (financial or otherwise) or the viability or likelihood of success of the business of Acquiror, Merger Sub and their respective Subsidiaries as conducted after the Closing, as contained in any materials provided by Acquiror, Merger Sub or any of their Affiliates or any of their respective directors, officers, employees, shareholders, partners, members or representatives or otherwise.

Article VI
COVENANTS OF THE COMPANY

Section 6.1     Conduct of Business. From the date of this Agreement through the earlier of the Closing or valid termination of this Agreement pursuant to Article X (the "Interim Period"), the Company and its Subsidiaries shall, except as otherwise required or permitted by this Agreement (including pursuant to any Ancillary Agreement), consented to in advance in writing by Acquiror, which consent shall not be unreasonably withheld, conditioned or delayed, required by any Law, Governmental Order or other directive by a Governmental Authority (including any COVID-19 Measures), or set forth on Section 6.1 of the Company Disclosure Letter:

(a)          use commercially reasonable efforts to conduct its business in the ordinary course of business consistent with past practice in all material respects; provided, that, in the case of actions that are taken (or omitted to be taken) reasonably in response to an emergency or urgent condition or conditions arising from COVID-19 or legal requirements related to COVID-19, the Company and its Subsidiaries shall not be deemed to be acting outside of the ordinary course of business consistent with past practice, so long as such actions or omissions are reasonably designed to protect the health or welfare of the Company's employees, directors, officers or agents or to meet legal requirements;

(b)            not, directly or indirectly, effect any of the following;

(i)          make any change in or amendment to the Company's Governing Documents, or adopt a plan of liquidation, restructuring, recapitalization, dissolution or winding up of the Company or any Subsidiary (other than as contemplated in connection with the Preferred Stock Conversion);

(ii)            other than in the ordinary course of business consistent with past practice, form or establish a Subsidiary;

(iii)           (A) make, declare or pay any dividend or distribution to any equityholder (other than repurchases of Restricted Stock Awards upon termination of service with any employee or other individual service provider pursuant to the underlying award agreements in effect on the date of this Agreement or evidencing an award that is not granted in breach of Section 6.1(b)(xi)), (B) effect any recapitalization, reclassification, split, combination or other change in its capitalization, including any amendment to the terms of its shares, (C) authorize for issuance, issue, sell, transfer, pledge, encumber, dispose of or deliver any additional shares of Company Capital Stock or convertible securities (other than (x) in accordance with the Preferred Stock Conversion, or (y) pursuant to the exercise of Options or Company Warrants, the settlement of Restricted Stock Unit Awards or the lapse of restrictions on Restricted Stock Awards, in each case described in clause (y), in accordance with their terms and outstanding as of the date of this Agreement or granted not in breach of Section 6.1(b)(xi)) or (D) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital of the Company (other than repurchases of Restricted Stock Awards on the terms set forth in clause (A) of this Section 6.1(b)(iii));

(iv)            amend or terminate any Material Contract, except in the ordinary course consistent with past practice;

(v)          grant to, or agree to grant to, any Person rights to any Intellectual Property that is material to the Company and its Subsidiaries, except for non-exclusive licenses granted in the ordinary course of business consistent with past practice, or dispose of, abandon or permit to lapse any rights to any Intellectual Property that is material to the Company and its Subsidiaries except for the expiration of Company Registered Intellectual Property in accordance with the applicable statutory term (or in the case of domain names, applicable registration period) or in the reasonable exercise of the Company's or any of its Subsidiaries' business judgment as to the costs and benefits of maintaining the item;

(vi)            permit any of its material Intellectual Property to become subject to a Lien (other than a Permitted Lien) or sell, lease, license or otherwise dispose of any of its material Intellectual Property rights, but excluding licenses to Intellectual Property granted by the Company or any of the Company's Subsidiaries in the ordinary course of business consistent with past practice;

(vii)            (A) make, change or revoke any material Tax election, (B) amend, modify or otherwise change any filed material Tax Return, (C) adopt or request permission of any taxing authority to change any accounting method for Tax purposes, (D) enter into any "closing agreement" as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) with any Governmental Authority, (E) settle any claim or assessment in respect of a material amount of Taxes, (F) knowingly surrender or allow to expire any right to claim a refund of a material amount of Taxes or (G) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of a material amount of Taxes or in respect to any material Tax attribute that would give rise to any claim or assessment of Taxes;

(viii)          except as may be required by applicable Law or GAAP, make any material change in its financial or tax accounting methods;

(ix)            (A) merge or consolidate with, or purchase substantially all of the assets of, any entity in excess of $50 million individually or $125 million in the aggregate, or (B) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(x)            other than in the ordinary course of business, sell, assign, transfer, convey, lease or otherwise dispose of any material tangible assets or properties of the Company or its Subsidiaries, including the material Leased Real Property, except for (A) dispositions of obsolete or worthless equipment in the ordinary course of business and (B) transactions among the Company and its wholly owned Subsidiaries or among its wholly owned Subsidiaries;

(xi)            (A) materially increase the aggregate cost of compensation, fees or benefits provided to employees, independent contractors providing services in their personal capacity, or directors of the Company or its Subsidiaries; (B) adopt, enter into, or amend any collective bargaining or similar agreement; or (C) terminate (other than for cause) any executive officer of the Company, or give notice of any such action; (D) grant any equity or equity-based compensation awards; or (E) other than in the ordinary course of business, terminate, adopt, enter into or amend any Company Benefit Plan (or any plan, policy, program, agreement or arrangement that would be a Company Benefit Plan if in effect on the date hereof); or

(c)            waive, release, settle, compromise or otherwise resolve any inquiry, investigation, claim, Action, litigation or other Legal Proceedings, except where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $5,000,000 individually and less than $10,000,000 in the aggregate;

(d)            incur any Indebtedness or issue any warrants or other rights to acquire any Indebtedness, except (A) borrowings in the ordinary course of business consistent with past practice solely to fund the ongoing business operations of the Company and the Company's Subsidiaries, including (1) under the Existing Credit Facilities and (2) under any facility or similar Indebtedness amending, increasing, refinancing (in whole or in part) the Existing Credit Facilities (the “Replacement Facilities”), (B) intercompany Indebtedness in the ordinary course of business consistent with past practice among the Company and the Company's Subsidiaries, (C)(1) to the extent not drawn upon and payments are not triggered thereby, letters of credit, bank guarantees, security or performance bonds or similar credit support instruments and (2) overdraft facilities or cash management programs, in each case issued, made and entered into in the ordinary course of business consistent with past practice, (D) hedging arrangements entered into in the ordinary course of business consistent with past practice and not for speculative purposes, or (E) secured or unsecured notes issued by the Company or its Subsidiary in an aggregate principal amount for all such notes not to exceed $450,000,000 and which issuance would not result in the incurrence of incremental Indebtedness of more than $250,000,000 (disregarding incremental Indebtedness incurred as original issue discount or to fund related refinancing expenses, including make-whole or other premium, breakage and similar costs, accrued interest or other related fees and expenses);

(e)          enter into any Affiliate Agreement, other than as may be required or permitted under this Agreement to effect the transactions contemplated under this Agreement;

(f)            knowingly take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Mergers, taken together, from constituting an integrated transaction described in Rev. Rul. 2001-46, 2001-2 C.B. 321 that qualifies as a "reorganization" within the meaning of Section 368(a) of the Code and the Treasury Regulations; or

(g)            enter into any agreement to do any action prohibited under this Section 6.1.

(h)            Acquiror acknowledges and agrees that: (x) nothing contained in this Agreement, including the restrictions set forth in this Section 6.1, shall give Acquiror, directly or indirectly, the right to control or direct the operations of the Company or any of its Subsidiaries prior to the Closing, and (y) prior to the Closing, the Company and its Company Subsidiaries shall exercise, subject to the terms and conditions of this Agreement, including this Section 6.1, complete control and supervision over its operations.

Section 6.2     Inspection. Subject to confidentiality obligations (whether contractual, imposed by applicable Law or otherwise) that may be applicable to information furnished to the Company or any of the Company's Subsidiaries by third parties that may be in the Company's or any of its Subsidiaries' possession from time to time, and except for any information that is subject to attorney-client privilege (provided that, to the extent reasonably possible, the parties shall cooperate in good faith to permit disclosure of such information in a manner that preserves such privilege or compliance with such confidentiality obligation), and to the extent permitted by applicable Law, the Company shall, and shall cause its Subsidiaries to, afford to Acquiror and its accountants, counsel and other representatives reasonable access during the Interim Period (including for the purpose of coordinating transition planning for employees), during normal business hours and with reasonable advance notice, in such manner as to not materially interfere with the ordinary course of business of the Company and its Subsidiaries, to all of their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of the Company and its Subsidiaries, and shall furnish such representatives with all financial and operating data and other information concerning the affairs of the Company and its Subsidiaries as such representatives may reasonably request; provided, that such access shall not include any unreasonably invasive or intrusive investigations or other testing, sampling or analysis of any properties, facilities or equipment of the Company or its Subsidiaries without the prior written consent of the Company; and provided, further, that such access shall not be required to the extent the Company reasonably determines, in light of COVID-19 or COVID-19 Measures, that such access would jeopardize the health and safety of any employee of the Company or its Company Subsidiaries (provided, however, that the Company shall use its commercially reasonable efforts to make appropriate such substitute arrangements to permit reasonable access or disclosure).

Section 6.3     Preparation and Delivery of Additional Company Financial Statements.

(a)          As soon as reasonably practicable following the date of this Agreement, the Company shall deliver to Acquiror (i) the audited consolidated balance sheet and statements of operations, cash flows and stockholders' equity of the Company and its Subsidiaries as of and for the years ended December 31, 2019 and December 31, 2020, each audited in accordance with PCAOB standards (the "PCAOB Uplift Financial Statements") and (ii) the unaudited condensed consolidated balance sheets and statements of operations and comprehensive loss, stockholders' deficit, and cash flow of the Company and its Subsidiaries as of and for the three- month period ended March 31, 2021, reviewed in accordance with PCAOB standards (the "Q1 Financial Statements"), in each case, which comply with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant; provided, that upon delivery of such PCAOB Uplift Financial Statements or Q1 Financial Statements, as applicable, the representations and warranties set forth in Section 4.8 shall be deemed to apply to the PCAOB Uplift Financial Statements or Q1 Financial Statements, as applicable, with the same force and effect as if made as of the date of this Agreement; provided, further, that the Company shall use its reasonable best efforts to deliver the PCAOB Uplift Financial Statements by May 21, 2021 and the Q1 Financial Statements by June 15, 2021.

(b)            If the First Effective Time has not occurred prior to August 1, 2021, as soon as reasonably practicable following August 1, 2021, the Company shall deliver to Acquiror the unaudited condensed consolidated balance sheets and statements of operations and comprehensive loss, stockholders' deficit, and cash flow of the Company and its Subsidiaries as of and for the six-month period ended June 30, 2021, reviewed in accordance with PCAOB standards (the "Q2 Financial Statements"), which comply with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant; provided, that upon delivery of such Q2 Financial Statements, the representations and warranties set forth in Section 4.8 shall be deemed to apply to the Q2 Financial Statements with the same force and effect as if made as of the date of this Agreement.

Section 6.4     Affiliate Agreements. Prior to the Closing, the Company shall terminate or settle, or cause to be terminated or settled, without further liability to Acquiror, the Company or any of the Company's Subsidiaries, all Affiliate Agreements set forth on Section 6.4 of the Company Disclosure Letter, and obtain evidence reasonably satisfactory to Acquiror that such Affiliate Agreements have been terminated or settled, effective prior to the Closing.

Section 6.5    Preferred Stock Conversion. Prior to the First Effective Time, the Company shall effect the conversion of all outstanding shares of Company Preferred Stock into shares of Company Common Stock (the "Preferred Stock Conversion").

Section 6.6     Acquisition Proposals. From the date of this Agreement until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article X, the Company shall not, and shall cause its Subsidiaries not to, and the Company shall instruct and use its reasonable best efforts to cause its and their representatives acting on its and their behalf, not to (a) initiate any negotiations with any Person with respect to, or provide any non-public information or data concerning the Company or any of the Company's Subsidiaries to any Person relating to, an Acquisition Proposal or afford to any Person access to the business, properties, assets or personnel of the Company or any of the Company's Subsidiaries in connection with an Acquisition Proposal, (b) enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to an Acquisition Proposal, (c) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover laws of any state relating to an Acquisition Proposal, or (d) otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make an Acquisition Proposal. Notwithstanding anything to the contrary in this Agreement, the Company and its Subsidiaries and their respective representatives shall not be restricted pursuant to the foregoing sentence with respect to any actions explicitly contemplated by this Agreement or the Ancillary Agreements (including the PIPE Investment).

Article VII
COVENANTS OF ACQUIROR

Section 7.1     Employee Matters.

(a)            Employee Matters. Acquiror and the Company shall take all necessary actions to cause each employee of the Company or any of its Subsidiaries immediately prior to the Closing to continue in employment with Acquiror and its Affiliates (including the Company or any of its Subsidiaries, if applicable) immediately following the Closing unless such employee objects to the continued employment (such employees who do not object to the employment with Acquiror, the "Continuing Employees").

(b)            Service Credit, Etc. Effective as of the Closing and thereafter, Acquiror and its Affiliates shall recognize, or shall cause the Company and its Subsidiaries to recognize, each Continuing Employee's employment or service with the Company or any of the Company's Subsidiaries (including any current or former Affiliate thereof or any predecessor of the Company or any of its Subsidiaries) prior to the Closing for all purposes, including for purposes of determining, as applicable, eligibility for participation, vesting and entitlement of the Continuing Employee under all employee benefit plans maintained by the Company, its Subsidiaries, Acquiror or an Affiliate of Acquiror, including vacation plans or arrangements, 401(k) or other retirement plans and any welfare plans (excluding equity incentive plans or benefit accruals under a defined benefit pension plan), except to the extent such recognition would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing, effective as of the Closing and thereafter, Acquiror and its Affiliates shall, or shall cause the Company and its Subsidiaries to, (i) cause any pre-existing conditions or limitations, eligibility waiting periods, actively at work requirements, evidence of insurability requirements or required physical examinations under any health or similar plan of the Company, its Subsidiaries, Acquiror or an Affiliate of Acquiror to be waived with respect to Continuing Employees and their eligible dependents (provided, that, in the case of any insured arrangements, subject to the consent of the applicable insurer and Acquiror's commercially reasonable efforts to obtain such consent), except to the extent that any waiting period, exclusions or requirements still applied to such Continuing Employee under the comparable Company Benefit Plan in which such Continuing Employee participated immediately before the Closing, and (ii) fully credit each Continuing Employee with all deductible payments, co-payments and other out-of-pocket expenses incurred by such Continuing Employee and his or her covered dependents under the medical, dental, pharmaceutical or vision benefit plans of the Company or any of the Company's Subsidiaries prior to the Closing during the plan year in which the Closing occurs for the purpose of determining the extent to which such Continuing Employee has satisfied the deductible, co-payments, or maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for such plan year under any medical, dental, pharmaceutical or vision benefit plan of the Company, its Subsidiaries, Acquiror or an Affiliate of Acquiror, as if such amounts had been paid in accordance with such plan (provided, that, in the case of any insured arrangements, subject to the consent of the applicable insurer and Acquiror's commercially reasonable efforts to obtain such consent).

(c)            Equity Plans and Transaction Bonuses. Prior to the Closing Date, Acquiror shall approve and adopt (i) an incentive equity plan, pursuant to which a number of shares of Acquiror Class A Common Stock equal to 11.0% of the fully diluted shares of Acquiror Class A Common Stock outstanding immediately after the Closing shall be reserved for issuance, subject to an annual evergreen provision of 5.0% for the ten (10) year period following the Closing Date in substantially the form attached hereto as Exhibit E (the "Incentive Equity Plan"), together with the form of restricted stock unit award grant notice and award agreement thereunder, substantially in the form attached hereto as Exhibit F, and the form of stock option grant notice and agreement thereunder, substantially in the form attached hereto as Exhibit G, (ii) an Employee Stock Purchase Plan pursuant to which a number of shares of Acquiror Class A Common Stock equal to 2.0% of the fully diluted shares of Acquiror Class A Common Stock outstanding immediately after the Closing shall be reserved for issuance, subject to an annual evergreen provision of 1.0% for the ten (10) year period following the Closing Date, in substantially the form attached hereto as Exhibit H (the "ESPP"), and (iii) a management transaction bonus plan permitting bonuses in aggregate of up to $20,000,000 (the "Management Transaction Bonus Plan"), the general terms and conditions of which shall be agreed prior to Closing by the Company and will be approved by the Company’s Board of Directors. Within two (2) Business Days following the expiration of the sixty (60) day period following the date Acquiror has filed current Form 10 information with the SEC reflecting its status as an entity that is not a shell company, Acquiror shall file an effective registration statement on Form S-8 (or other applicable form) with respect to the Acquiror Class A Common Stock issuable under the Incentive Equity Plan and the ESPP, and Acquiror shall use reasonable best efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus or prospectuses contained therein) for so long as awards granted pursuant to the Incentive Equity Plan and the ESPP remain outstanding.

(d)            No Third-Party Beneficiaries. Notwithstanding anything herein to the contrary, each of the parties to this Agreement acknowledges and agrees that all provisions contained in this Section 7.1 are included for the sole benefit of Acquiror and the Company, and that nothing in this Agreement, whether express or implied, (i) shall be construed to establish, amend, or modify any employee benefit plan, program, agreement or arrangement, (ii) shall limit the right of Acquiror, the Company or their respective Affiliates to amend, terminate or otherwise modify any Company Benefit Plan or other employee benefit plan, agreement or other arrangement following the Closing Date, or (iii) shall confer upon any Person who is not a party to this Agreement (including any equityholder, any current or former director, manager, officer, employee or independent contractor of the Company, or any participant in any Company Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), any right to continued or resumed employment or recall, any right to compensation or benefits, or any third-party beneficiary or other right of any kind or nature whatsoever.]

Section 7.2     Trust Account Proceeds. Upon satisfaction or waiver of the conditions set forth in Article IX and provision of notice thereof to the Trustee (which notice Acquiror shall provide to the Trustee in accordance with the terms of the Trust Agreement), (i) in accordance with and pursuant to the Trust Agreement, at the Closing, Acquiror (A) shall cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (B) shall use its reasonable best efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to (1) pay as and when due all amounts payable to Acquiror Shareholders pursuant to the Acquiror Share Redemptions (subject to the commitments undertaken by the Sponsor pursuant Redemption Subscription Agreement), (2) immediately thereafter, pay US$950,000,000 to the shareholders of the Company in accordance with Section 3.1, (3) pay all Company Transaction Expenses and Acquiror Transaction Expenses, and (4) all remaining amounts then available in the Trust Account to Acquiror for working capital and general corporate purposes, subject to this Agreement and the Trust Agreement and (ii) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 7.3     Listing. From the date of this Agreement through the Second Effective Time, Acquiror shall ensure Acquiror remains listed as a public company on the Nasdaq, and shall prepare and submit to Nasdaq a listing application, if required under Nasdaq rules, covering the shares of Acquiror Common Stock issuable in the Mergers and the Domestication, and shall use reasonable best efforts to obtain approval for the listing of such shares of Acquiror Class A Common Stock on the Nasdaq and the Company shall reasonably cooperate with Acquiror with respect to such listing.

Section 7.4    No Solicitation by Acquiror. From the date of this Agreement until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article X, Acquiror shall not, and shall cause its Subsidiaries not to, and Acquiror shall instruct and use its reasonable best efforts to cause its and their representatives acting on its and their behalf, not to, (a) make any proposal or offer that constitutes a Business Combination Proposal, (b) initiate any discussions or negotiations with any Person with respect to a Business Combination Proposal, (c) enter into any acquisition agreement, business combination, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to a Business Combination Proposal, in each case, other than to or with the Company and its respective representatives, or (d) otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make a Business Combination Proposal. From and after the date of this Agreement, Acquiror shall, and shall instruct its officers and directors to, and Acquiror shall instruct and cause its representatives acting on its behalf, its Subsidiaries and their respective representatives (acting on their behalf) to, immediately cease and terminate all discussions and negotiations with any Persons that may be ongoing with respect to a Business Combination Proposal (other than the Company and its representatives).

Section 7.5     Acquiror Conduct of Business.

(a)            During the Interim Period, Acquiror shall, and shall cause Merger Sub to, except as contemplated by this Agreement or the Ancillary Agreements (including as contemplated by the PIPE Investment), in connection with the Domestication or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), operate its business in the ordinary course and consistent with past practice. Without limiting the generality of the foregoing, except as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), Acquiror shall not, and Acquiror shall cause Merger Sub not to, except as otherwise contemplated by this Agreement or the Ancillary Agreements (including as contemplated by the PIPE Investment or in connection with the Domestication) or as required by Law:

(i)          seek any approval from the Acquiror Shareholders, or otherwise take any action, to change, modify or amend the Trust Agreement or the Governing Documents of Acquiror or Merger Sub, except as contemplated by the Transaction Proposals;

(ii)            except as contemplated by the Transaction Proposals, (A) make or declare any dividend or distribution to the shareholders of Acquiror or make any other distributions in respect of any of Acquiror's or Merger Sub Capital Stock, share capital or equity interests, (B) split, combine, reclassify or otherwise amend any terms of any shares or series of Acquiror's or Merger Sub Capital Stock or equity interests, or (C) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, share capital or membership interests, warrants or other equity interests of Acquiror or Merger Sub, other than a redemption of shares of Acquiror Class A Common Stock made as part of the Acquiror Share Redemptions;

(iii)            (A) make, change or revoke any material Tax election, (B) amend, modify or otherwise change any filed material Tax Return, (C) adopt or request permission of any taxing authority to change any accounting method for Tax purposes, (D) enter into any "closing agreement" as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) with any Governmental Authority, (E) settle any claim or assessment in respect of a material amount of Taxes, (F) knowingly surrender or allow to expire any right to claim a refund of a material amount of Taxes or (G) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of a material amount of Taxes or in respect to any material Tax attribute that would give rise to any claim or assessment of Taxes;

(iv)           knowingly take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Mergers, taken together, from constituting an integrated transaction described in Rev. Rul. 2001-46, 2001-2 C.B. 321 that qualifies as a "reorganization" within the meaning of Section 368(a) of the Code and the Treasury Regulations;

(v)          enter into, renew or amend in any material respect, any transaction or Contract with SoftBank or any of its Affiliates or an Affiliate of Acquiror or Merger Sub (including, for the avoidance of doubt, (A) the Sponsor or anyone related by blood, marriage or adoption to any Sponsor and (B) any Person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);

(vi)          incur or assume any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of the Company's Subsidiaries or guaranty any debt securities of another Person, other than any indebtedness for borrowed money or guarantee (A) incurred in the ordinary course of business consistent with past practice and in an aggregate amount not to exceed 50,000, (B) incurred between Acquiror and Merger Sub, (C) in respect of any Working Capital Loan in an aggregate amount not to exceed $1,500,000, or (D) any draw down under that certain amended and restated promissory note, dated as of the date hereof, by and between Acquiror and Sponsor (the "A&R Promissory Note");

(vii)          incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness or otherwise knowingly and purposefully incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any other material liabilities, debts or obligations, other than fees and expenses for professional services incurred in support of the transactions contemplated by this Agreement and the Ancillary Agreements or in support of the ordinary course operations of Acquiror consistent with past practice (which the parties agree shall include any Indebtedness in respect of any Working Capital Loan);

(viii)         waive, release, compromise, settle or satisfy any pending or threatened material claim (which shall include, but not be limited to, any pending or threatened Action);

(ix)          other than with respect to the PIPE Investment, the Subscription Agreements or the Sponsor Letter (A) issue any Acquiror Securities or securities exercisable for or convertible into Acquiror Securities, other than the issuance of the Stock Consideration, (B) grant any options, warrants or other equity-based awards with respect to Acquiror Securities not outstanding on the date of this Agreement, or (C) amend, modify or waive any of the material terms or rights set forth in any Acquiror Warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein; or

(x)          enter into any agreement to do any action prohibited under this Section 7.5.

(b)          During the Interim Period, Acquiror shall, and shall cause its Subsidiaries (including Merger Sub) to comply with, and continue performing under, as applicable, Acquiror's Governing Documents, the Trust Agreement and all other agreements or Contracts to which Acquiror or its Subsidiaries may be a party.

(c)            Acquiror shall use reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable to ensure that it shall satisfy the Minimum Available Cash Condition at the Closing.

Section 7.6     Post-Closing Directors and Officers of Acquiror. Subject to the terms of Acquiror's Governing Documents, Acquiror shall take all such action within its power as may be necessary or appropriate such that immediately following the First Effective Time:

(a)           the Board of Directors of Acquiror and committees thereof shall be comprised of such individuals as selected by the Company, following consultation with Acquiror; provided that (i) the composition of the Board of Directors of Acquiror complies with all Laws applicable to the Surviving Corporation, including all Nasdaq rules, (ii) one (1) member of the Board of Directors shall be an individual set forth on Section 7.6(a)(ii) of the Acquiror Disclosure Letter or any other individual selected by Acquiror, as reasonably acceptable to the Company (the "First Acquiror Nominee Director") and (iii) one (1) additional member of the Board of Directors, which individual shall be an individual set forth on Section 7.6(a)(iii) of the Acquiror Disclosure Letter or mutually agreed between Acquiror and the chief executive officer of the Company (the “Second Acquiror Nominee Director”, and together with the First Acquiror Nominee Director, the “Acquiror Nominee Directors”), provided that such Acquiror Nominee Directors shall (i) have completed a background check reasonably satisfactory to the Company and (ii) be "independent" directors for purposes of Nasdaq rules (which, for the avoidance of doubt, shall not include such rules as are applicable to audit committee members) and otherwise in compliance with the Nasdaq and SEC rules and requirements governing directors; and

(b)            the initial officers of Acquiror shall be as set forth on Section 2.6 of the Company Disclosure Letter, who shall serve in such capacity in accordance with the terms of Acquiror's Governing Documents following the First Effective Time.

Section 7.7     Domestication. Subject to receipt of the Acquiror Shareholder Approval, prior to the First Effective Time and no later than one (1) Business Day prior to the Closing Date, Acquiror shall cause the Domestication to become effective, including by (a) filing with the Delaware Secretary of State a Certificate of Domestication with respect to the Domestication, in form and substance reasonably acceptable to Acquiror and the Company, together with the Certificate of Incorporation of Acquiror in the form attached as Exhibit A to this Agreement (the "Domesticated Acquiror Certificate of Incorporation") (with such changes as may be agreed in writing by the Acquiror and the Company), in each case, in accordance with the provisions thereof and applicable Law, (b) completing and making and procuring all those filings required to be made with the Cayman Registrar in connection with the Domestication, (c) obtaining a certificate of de-registration from the Cayman Registrar and (d) adopting the Bylaws of Acquiror in the form attached as Exhibit B to this Agreement (with such changes as may be agreed in writing by the Acquiror and the Company). In accordance with applicable Law, the Domestication shall provide that at the effective time of the Domestication, by virtue of the Domestication, and without any action on the part of any Acquiror Shareholder, (i) each then issued and outstanding share of Acquiror Class A Common Stock shall convert automatically, on a one-for-one basis, into a share of Domesticated Acquiror Class A Common Stock; (ii) each then issued and outstanding share of Acquiror Class B Common Stock shall convert automatically, on a one-for-one basis, into a share of Domesticated Acquiror Class A Common Stock; (iii) the terms of the Acquiror Class B Common Stock shall be modified to, among other things, provide that each share of Acquiror Class B Common Stock shall carry three (3) votes; (iv) the Domesticated Acquiror Class C Common Stock shall be created and a sufficient number of shares thereof authorized to effect the transactions contemplated hereby and under the Ancillary Agreements, (v) each then issued and outstanding warrant of Acquiror shall convert automatically into a Domesticated Acquiror Warrant, pursuant to the Warrant Agreement; and (vi) each then issued and outstanding Cayman Acquiror Unit shall separate automatically into one share of Domesticated Acquiror Class A Common Stock and one-quarter of one Domesticated Acquiror Warrant.

Section 7.8     Indemnification and Insurance.

(a)            From and after the First Effective Time, Acquiror agrees that it shall indemnify and hold harmless each present and former director and officer of the (x) Company and each of its Subsidiaries to the fullest extent permitted by applicable Law and the Governing Documents of the Company (the "Company Indemnified Parties") and (y) Acquiror and each of its Subsidiaries (together with the Company Indemnified Parties, the "D&O Indemnified Parties") against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Legal Proceeding, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the First Effective Time, whether asserted or claimed prior to, at or after the First Effective Time, to the fullest extent that the Company, Acquiror or their respective Subsidiaries, as the case may be, would have been permitted under applicable Law and its respective certificate of incorporation, certificate of formation, bylaws, limited liability company agreement or other organizational documents in effect on the date of this Agreement to indemnify such D&O Indemnified Parties (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, Acquiror shall, and shall cause its Subsidiaries to (i) maintain for a period of not less than six (6) years from the Second Effective Time provisions in its Governing Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of Acquiror's and its Subsidiaries' former and current officers, directors, employees, and agents that are no less favorable to those Persons than the provisions of the Governing Documents of the Company, Acquiror or their respective Subsidiaries, as applicable, in each case, as of the date of this Agreement, and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law. Acquiror shall assume, and be liable for, each of the covenants in this Section 7.8.

(b)            For a period of six (6) years from the First Effective Time, Acquiror shall maintain in effect directors' and officers' liability insurance covering those Persons who are currently covered by Acquiror's, the Company's or their respective Subsidiaries' directors' and officers' liability insurance policies (true, correct and complete copies of which have been heretofore previously made available to Acquiror or its agents or representatives) on terms no less favorable than the terms of such current insurance coverage, except that in no event shall Acquiror be required to pay an annual premium for such insurance in excess of three hundred percent (300%) of the aggregate annual premium payable by Acquiror or the Company, as applicable (whichever premium being higher), for such insurance policy for the year ended December 31, 2020; provided, however, that (i) Acquiror may cause coverage to be extended under the current directors' and officers' liability insurance by obtaining a six (6) year "tail" policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the First Effective Time and (ii) if any claim is asserted or made within such six (6) year period, any insurance required to be maintained under this Section 7.8 shall be continued in respect of such claim until the final disposition thereof.

(c)            Notwithstanding anything contained in this Agreement to the contrary, this Section 7.8 shall survive the consummation of the Mergers indefinitely and shall be binding, jointly and severally, on Acquiror and all successors and assigns of Acquiror. In the event that Acquiror or any of its successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Acquiror shall ensure that proper provision shall be made so that the successors and assigns of Acquiror shall succeed to the obligations set forth in this Section 7.8.

(d)            On the Closing Date, Acquiror shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and Acquiror with the post-Closing directors and officers of Acquiror, which indemnification agreements shall continue to be effective following the Closing.

Section 7.9            Acquiror Public Filings. From the date of this Agreement through the First Effective Time, Acquiror will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.

Section 7.10            Subscription Agreements.

(a)            Unless otherwise approved in writing by the Company (in its sole discretion), Acquiror shall not make or permit any amendment or modification to be made to, any waiver (in whole or in part) of, or provide consent to modify (including consent to termination), any provision other than amendments, modifications or waivers that are both ministerial and immaterial in nature and effect or remedy under, or any replacements of, the Subscription Agreements, except for any such actions that would not (i) increase conditionality or impose any new obligation on the Company or Acquiror, (ii) reduce the amount or purchase price under the Subscription Agreements, except as explicitly provided in the PIPE Subscription Agreement as in effect on the date of this Agreement, (iii) reduce or impair the rights of Acquiror under the Subscription Agreements, (iv) prevent, materially delay or materially impede the consummation of the transactions contemplated by this Agreement or (v) otherwise adversely affect any rights of Acquiror or the Company under the Subscription Agreements; provided, that the foregoing shall not prohibit any assignment or transfer expressly permitted by the Subscription Agreements (as in effect on the date of this Agreement without giving effect to any amendment, modification or waiver to such assignment or transfer provision).

(b)            Acquiror shall use its reasonable best efforts to take, or to cause to be taken, all actions required, necessary or that it otherwise deems to be proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms and conditions described therein, including by using its reasonable best efforts to (i) maintain in effect the Subscription Agreements, (ii) satisfy in all material respects on a timely basis all conditions and covenants applicable to Acquiror in the Subscription Agreements and otherwise comply in all material respects with its obligations thereunder; (iii) in the event that all conditions in the Subscription Agreements (other than conditions that Acquiror or any of its Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, consummate transactions contemplated by the Subscription Agreements at or prior to Closing; and (iv) enforce its rights under the Subscription Agreements in a timely and diligent manner including, in the event that all conditions in the Subscription Agreements (other than conditions that Acquiror or any of its Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, by causing the parties to the Subscription Agreements to deliver payment or cause the delivery of payment to (or as directed by) Acquiror the amount set forth in the Subscription Agreement to which such Persons are a party in accordance with its terms. For avoidance of doubt, the Company shall be a third-party beneficiary to each Subscription Agreement and shall have consent rights over any amendments thereto (other than amendments, modifications or waivers that are ministerial and immaterial in nature and effect) and assignments or terminations thereof, in each case as and to the extent that such consent rights are set forth in such Subscription Agreements.

(a)            Without limiting the generality of the foregoing, Acquiror shall give the Company prompt written notice: (i) of any amendment to the Subscription Agreements (other than amendments, modifications or waivers that are ministerial and immaterial in nature and effect); (ii) of any actual or threatened breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would give rise to any breach or default) by any party to the Subscription Agreements that becomes known to Acquiror regardless of the reason therefor; (iii) of the receipt of any written notice or other written communication from a party to a Subscription Agreement or its Affiliates with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to the Subscription Agreements or any provisions of the Subscription Agreements; and (iv) if Acquiror has any reason not to expect to receive all or any portion of the amounts due pursuant to the Subscription Agreements, in which case Acquiror shall use its reasonable efforts to obtain as promptly as practicable following the occurrence of such event, alternative equity financing for any such amount due pursuant to the Subscription Agreements from alternative sources (the “Alternative Financing”) in an amount sufficient, when taken together with cash in the Trust Account at the Closing, to pay the amounts due under the terms of and as contemplated by this Agreement. Acquiror shall keep the Company informed on a reasonably current basis of the status of its efforts to obtain the equity funding pursuant to the Subscription Agreements and Alternative Financing (if any).

Section 7.11            Stockholder Litigation. In the event that any litigation related to this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby is brought, or, to the knowledge of Acquiror, threatened in writing, against Acquiror or the Board of Directors of Acquiror by any of Acquiror's stockholders prior to the Closing, Acquiror shall promptly notify the Company of any such litigation and keep the Company reasonably informed with respect to the status thereof. Acquiror shall provide the Company the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any such litigation, shall give due consideration to the Company's advice with respect to such litigation and shall not settle any such litigation without the prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed.

Article VIII
JOINT COVENANTS

Section 8.1             Efforts; Regulatory Filings and Other Actions.

(a)            During the period from the date of this Agreement continuing through the Closing, each party hereto and its respective Affiliates shall:

(i)             cooperate and use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the Mergers and the other transactions contemplated hereby and to cooperate with the other party in connection with the foregoing, including, without limitation, to prepare as promptly as practicable all documentation, to make all filings and to obtain all consents, approvals, waivers, Permits and other authorizations of all Governmental Authorities required to consummate the Mergers and the other transactions contemplated hereby, including those set forth on Section 4.5 of the Company Disclosure Letter and Section 5.7 of the Acquiror Disclosure Letter (the "Requisite Regulatory Approvals"); and

(ii)            make all necessary filings in respect of the Requisite Regulatory Approvals relating to the Mergers and the other transactions contemplated hereby as promptly as practicable following the date of this Agreement; provided that (x) Acquiror and the Company shall, and shall cause their Affiliates to, use their respective best efforts to file notifications under the HSR Act no later than ten (10) Business Days after the date of this Agreement, such filing to request early termination of the waiting period under the HSR Act and (y) the Company shall, and shall cause its Affiliates to, use their best efforts to make all necessary initial filings by the Company in respect of other Requisite Regulatory Approvals by no later than forty-five (45) days following the date of this Agreement.

In furtherance of the foregoing, the parties shall take or commit to take any and all actions and agree to any conditions or restrictions imposed by any Governmental Authority as may be reasonably necessary in order to obtain the foregoing Requisite Regulatory Approvals.

(b)            Each party shall, subject to applicable Law, (i) permit counsel for the other party to review in advance any proposed filing, application, correspondence or other written communication to any Governmental Authority in connection with the Mergers and the other transactions contemplated hereby, (ii) consider in good faith the views of the other party or its counsel with respect to any such filing, application, correspondence or other written communication, (iii) provide counsel for the other party with copies of all filings, applications or other written submissions made by such party, and all material correspondence between such party (and its advisors) with any Governmental Authority and any other information supplied by such party and such party's Affiliates to a Governmental Authority or received from such a Governmental Authority in connection with the Mergers and the other transactions contemplated hereby and (iv) to provide notice to the other party of receipt of any Approval; provided, however, that materials may be excluded or redacted as necessary (A) to comply with applicable Law (including restrictions on the disclosure of confidential supervisory information), or (B) to address reasonable privilege or confidentiality concerns. Each party agrees that it will use reasonable best efforts to (1) keep the other party fully informed with respect to all filings, applications and notices to Governmental Authorities and developments related thereto, and (2) give the other party reasonable advance notice of, and invite the other party to participate in, any meetings or discussions held with any Governmental Authority concerning such filings, applications or notices (and give due consideration in good faith to any reasonable request of the other party with respect to any such participation).

(c)            The parties further covenant and agree that (i) with respect to any threatened or pending preliminary or permanent Governmental Order that would adversely affect the ability of the parties hereto to consummate the Mergers or the other transactions contemplated hereby, to use their respective reasonable best efforts to prevent the entry, enactment or promulgation thereof, as the case may be, and (ii) in the event that any Action is commenced after the date of this Agreement challenging any of the parties' rights to consummate the Mergers or the other transactions contemplated hereby, the parties shall use their reasonable best efforts, and take all reasonable actions necessary and appropriate, to contest such Action.

(d)            The parties shall supply as promptly as reasonably practicable any additional information and documentary material that may be requested by a Governmental Authority pursuant to the foregoing and to take all other actions necessary, proper or advisable to obtain any Requisite Regulatory Approval as soon as practicable. No party shall take any action that would reasonably be expected to adversely affect or materially delay obtaining any Requisite Regulatory Approval.

(e)            Acquiror shall be responsible for and pay all filing fees payable in respect of the Requisite Regulatory Approvals; provided, however, that all such filing fees shall be Company Transaction Expenses and be paid (or repaid, if applicable) in accordance with Section 2.4(c) to the extent not paid prior to the Closing.

(f)            For purposes of this Section 8.1, Acquiror shall have no obligation to cause Sponsor to take any action or refrain from taking any action with respect to Sponsor's or its Affiliate's portfolio companies.

Section 8.2             Preparation of Proxy Statement/Information Statement/Registration Statement; Shareholders' Meeting and Approvals.

(a)            Registration Statement and Prospectus.

(i)            As promptly as practicable after the execution of this Agreement, (x) Acquiror and the Company shall jointly prepare and Acquiror shall file with the SEC, mutually acceptable materials which shall include the joint proxy statement/information statement to be filed with the SEC as part of the Registration Statement and sent to (A) the Acquiror Shareholders relating to the Acquiror Shareholders' Meeting and (B) to the holders of Company Capital Stock with respect to the action to be taken by certain stockholders of the Company pursuant to the Company Stockholder Approval (such proxy statement, together with any amendments or supplements thereto, the "Proxy Statement") and (y) Acquiror shall prepare (with the Company's reasonable cooperation (including causing its Subsidiaries and representatives to cooperate)) and file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus (the "Proxy Statement/Information Statement/Registration Statement"), in connection with the registration under the Securities Act of (A) the shares of Acquiror Common Stock and Acquiror Warrants and units comprising such to be issued in exchange for the issued and outstanding shares of Acquiror Common Stock, and Acquiror Warrants and units comprising such, respectively, in the Domestication, in each case solely with respect to the Acquiror Common Stock and Acquiror Warrants and units comprising such that were registered under the Securities Act prior to the Domestication, (B) the shares of Acquiror Common Stock (other than Acquiror Class C Common Stock) that constitute the Stock Consideration, and (C) the shares of Acquiror Common Stock that are subject to Acquiror Options, Adjusted Restricted Stock Awards and Adjusted Restricted Stock Unit Awards (collectively, the "Registration Statement Securities"). Each of Acquiror and the Company shall use its reasonable best efforts to cause the Proxy Statement/Information Statement/Registration Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the transactions contemplated hereby. Acquiror also agrees to use its reasonable best efforts to obtain all necessary state securities law or "Blue Sky" Permits required to carry out the transactions contemplated hereby, and the Company shall furnish all information concerning the Company, its Subsidiaries and any of their respective members or stockholders as may be reasonably requested in connection with any such action. Each of Acquiror and the Company agrees to furnish to the other party all information concerning itself, its Subsidiaries, officers, directors, managers, stockholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy Statement/Information Statement/Registration Statement, a Current Report on Form 8-K pursuant to the Exchange Act in connection with the transactions contemplated by this Agreement or the Ancillary Agreements, or any other statement, filing, notice or application made by or on behalf of Acquiror, the Company or their respective Subsidiaries to any regulatory authority (including the Nasdaq) in connection with the Mergers and the other transactions contemplated hereby (the "Offer Documents"). Acquiror will cause the Proxy Statement/Information Statement/Registration Statement to be mailed to the Acquiror Shareholders in each case promptly after the Registration Statement is declared effective under the Securities Act.

(ii)            Acquiror will advise the Company, reasonably promptly after Acquiror receives notice thereof, of the time when the Proxy Statement/Information Statement/Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Acquiror Common Stock for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Proxy Statement/ Information Statement/Registration Statement or for additional information. The Company and their counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement/Information Statement/Registration Statement and any Offer Document each time before any such document is filed with the SEC, and Acquiror shall give reasonable and good faith consideration to any comments made by the Company and its counsel. Acquiror shall not file any supplement or amendment to the Proxy Statement/Information Statement/Registration Statement or any Offer Documents without the Company's prior written consent. Acquiror shall provide the Company and their counsel with (A) any comments or other communications, whether written or oral, that Acquiror or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement/Information Statement/Registration Statement or Offer Documents promptly after receipt of those comments or other communications and (B) a reasonable opportunity to participate in the response of Acquiror to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with the Company or its counsel in any discussions or meetings with the SEC.

(iii)           Each of Acquiror and the Company shall ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in (A) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading or (B) the Proxy Statement will, at the date it is first mailed to the Acquiror Shareholders and at the time of the Acquiror Shareholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(iv)           If at any time prior to the First Effective Time any information relating to the Company, Acquiror or any of their respective Subsidiaries, Affiliates, directors or officers is discovered by the Company or Acquiror, which is required to be set forth in an amendment or supplement to the Proxy Statement or the Registration Statement, so that neither of such documents would include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, with respect to the Proxy Statement, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the Acquiror Shareholders.

(b)            Acquiror Shareholder Approval. Acquiror shall (i) as promptly as practicable after the Registration Statement is declared effective under the Securities Act, (x) cause the Proxy Statement to be disseminated to Acquiror Shareholders in compliance with applicable Law, (y) solely with respect to the following clause (ii), duly (1) give notice of and (2) convene and hold a meeting of its shareholders (the "Acquiror Shareholders' Meeting") in accordance with Acquiror's Governing Documents and Section 710 of the Nasdaq Listing Rule 5620(b), as applicable, for a date no later than thirty (30) Business Days following the date the Registration Statement is declared effective, and (z) solicit proxies from the holders of Acquiror Common Stock to vote in favor of each of the Transaction Proposals, and (ii) provide its shareholders with the opportunity to elect to effect an Acquiror Share Redemption. Acquiror shall, through its Board of Directors, recommend to its shareholders the (A) approval of the change in the jurisdiction of incorporation of Acquiror to the State of Delaware, (B) approval of the change of Acquiror's name, (C) approval of the amendment and restatement of Acquiror's Governing Documents, in the forms attached as Exhibits A and B to this Agreement (as may be subsequently amended by mutual written agreement of the Company and Acquiror at any time before the effectiveness of the Registration Statement) in connection with the Domestication, including any separate or unbundled proposals as are required to implement the foregoing, (D) the adoption and approval of this Agreement in accordance with applicable Law and exchange rules and regulations, (E) approval of the issuance of shares of Acquiror Common Stock in connection with the Mergers and Domestication, and pursuant to the Subscription Agreements and the PIPE Other Subscription Agreements, (F)approval of the adoption by Acquiror of the equity plans described in Section 7.1, (G) the election of directors effective as of the Closing as contemplated by Section 7.6, (H) adoption and approval of any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Registration Statement or correspondence related thereto, (I) adoption and approval of any other proposals as reasonably agreed by Acquiror and the Company to be necessary or appropriate in connection with the transactions contemplated hereby, and (J) adjournment of the Acquiror Shareholders' Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in clauses (A) through (J), together, the "Transaction Proposals"), and include such recommendation in the Proxy Statement. The Board of Directors of Acquiror shall not withdraw, amend, qualify or modify its recommendation to the shareholders of Acquiror that they vote in favor of the Transaction Proposals (together with any withdrawal, amendment, qualification or modification of its recommendation to the shareholders of Acquiror described in the Recitals hereto, a "Modification in Recommendation"). To the fullest extent permitted by applicable Law, (x) Acquiror's obligations to establish a record date for, duly call, give notice of, convene and hold the Acquiror Shareholders' Meeting shall not be affected by any Modification in Recommendation, (y) Acquiror agrees to establish a record date for, duly call, give notice of, convene and hold the Acquiror Shareholders' Meeting and submit for approval the Transaction Proposals and (z) Acquiror agrees that if the Acquiror Shareholder Approval shall not have been obtained at any such Acquiror Shareholders' Meeting, then Acquiror shall promptly continue to take all such necessary actions, including the actions required by this clause (b), and hold additional Acquiror Shareholders' Meetings in order to obtain the Acquiror Shareholder Approval. Acquiror may only adjourn the Acquiror Shareholders' Meeting (i) to solicit additional proxies for the purpose of obtaining the Acquiror Shareholder Approval, (ii) for the absence of a quorum and (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that Acquiror has determined in good faith after consultation with outside legal counsel is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by Acquiror Shareholders prior to the Acquiror Shareholders' Meeting; provided, that the Acquiror Shareholders' Meeting (x) may not be adjourned to a date that is more than fifteen (15) days after the date for which the Acquiror Shareholders' Meeting was originally scheduled (excluding any adjournments required by applicable Law) and shall not be held later than five (5) Business Days prior to the Agreement End Date. Acquiror agrees that it shall provide the holders of shares of Acquiror Class A Common Stock the opportunity to elect redemption of such shares of Acquiror Class A Common Stock in connection with the Acquiror Shareholders' Meeting, as required by Acquiror's Governing Documents.

(c)            Company Stockholder Approval. The Company shall (i) obtain and deliver to Acquiror, the Company Stockholder Approval, (A) in the form of a written consent as soon as reasonably practicable after the Registration Statement is declared effective under the Securities Act and delivered or otherwise made available to stockholders, and in any event within ten (10) Business Days after the Registration Statement is declared effective and delivered or otherwise made available to stockholders, and (B) in accordance with the terms and subject to the conditions of the Company's Governing Documents, and (ii) take all other action necessary or advisable to secure the Company Stockholder Approval and, if applicable, any additional consents or approvals of its stockholders related thereto.

Section 8.3              Section 16 Matters. Prior to the First Effective Time, each of the Company and Acquiror shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of shares of the Company Capital Stock or acquisitions of Acquiror Common Shares (including, in each case, securities deliverable upon exercise, vesting or settlement of any derivative securities) resulting from the transactions contemplated hereby by each individual who may become subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the transactions contemplated hereby to be exempt under Rule 16B-3 promulgated under the Exchange Act.

Section 8.4              Financing; Consultation.

(a)            Prior to Closing, each of the Company and Acquiror shall, and each of them shall cause its respective Subsidiaries and Affiliates (as applicable) and its and their officers, directors, managers, employees, consultants, counsel, accounts, agents and other representatives to, reasonably cooperate in a timely manner in connection with any equity financing arrangement the parties seek in connection with the transactions contemplated by this Agreement and the Ancillary Agreements (it being understood and agreed that the consummation of any such equity financing by the Company or Acquiror shall be subject to the parties' mutual agreement), including (a) by providing such information and assistance as the other party may reasonably request (including the Company providing such financial statements and other financial data relating to the Company and its Subsidiaries as would be required if Acquiror were filing a general form for registration of securities under Form 10 following the consummation of the transactions contemplated hereby and a registration statement on Form S-1 for the resale of the securities issued pursuant to Subscription Agreements and the PIPE Other Subscription Agreements following the consummation of the transactions contemplated hereby), (b) granting such access to the other party and its representatives as may be reasonably necessary for their due diligence, and (c) participating in a reasonable number of meetings, presentations, road shows, drafting sessions, due diligence sessions with respect to such equity financing efforts (including direct contact between senior management and other representatives of the Company and its Subsidiaries at reasonable times and locations). All such cooperation, assistance and access shall be granted during normal business hours and shall be granted under conditions that shall not unreasonably interfere with the business and operations of the Company, Acquiror, or their respective auditors.

(b)            From the date of the announcement of this Agreement or the transactions contemplated hereby (pursuant to any applicable public communication made in compliance with Section 11.2), until the Closing Date, Acquiror shall use its reasonable best efforts to, and shall instruct its financial advisors to, keep the Company and its financial advisors reasonably informed with respect to the PIPE Subscription Agreement and the PIPE Investment, including by (i) providing regular updates and (ii) consulting and cooperating with, and considering in good faith any feedback from, the Company or its financial advisors with respect to such matters.

Article IX
CONDITIONS TO OBLIGATIONS

Section 9.1             Conditions to Obligations of Acquiror, Merger Sub, and the Company. The obligations of Acquiror, Merger Sub, and the Company to consummate, or cause to be consummated, the Mergers is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by all of such parties:

(a)            The Acquiror Shareholder Approval shall have been obtained;

(b)            The Company Stockholder Approval shall have been obtained;

(c)            The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn;

(d)            All Approvals with respect to the Requisite Regulatory Approvals (other than those required under the HSR Act) shall have been obtained;

(e)            Any applicable waiting periods under the HSR Act shall have expired or been terminated early;

(f)            (i) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which has become final and nonappealable and has the effect of making consummation of the Mergers illegal or otherwise preventing or prohibiting consummation of the Mergers, (ii) no Law shall have been adopted that makes consummation of the Mergers illegal or otherwise prohibited;

(g)            Acquiror shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act);

(h)            The shares of Acquiror Common Stock to be issued in connection with the Mergers shall have been approved for listing on the Nasdaq; and

(i)             The Domestication shall have been completed as provided in Section 7.7 and a time-stamped copy of the certificate issued by the Secretary of State of the State of Delaware in relation thereto shall have been delivered to the Company.

Section 9.2             Conditions to Obligations of Acquiror and Merger Sub. The obligations of Acquiror and Merger Sub to consummate, or cause to be consummated, the Mergers are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror and Merger Sub:

(a)            (i) The representations and warranties of the Company contained in Section 4.6(a) and Section 4.6(b) shall be true and correct in all but de minimis respects as of the date of this Agreement, except with respect to such representations and warranties which speak as of an earlier date, which representations and warranties shall be true and correct in all but de minimis respects at and as of such date, (ii) the Company Fundamental Representations (other than the first sentence of Section 4.6(a) and Section 4.6(b)) shall be true and correct in all material respects, in each case as of the Closing Date, except with respect to such representations and warranties which speak as of an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement or the Ancillary Agreements and (iii) each of the representations and warranties of the Company contained in this Agreement other than the Company Fundamental Representations (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect and Company Material Adverse Effect or any similar qualification or exception) shall be true and correct as of the Closing Date, except with respect to such representations and warranties which speak as of an earlier date, which representations and warranties shall be true and correct at and as of such date, except for, in each case, inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect ;

(b)            Each of the covenants of the Company to be performed as of or prior to the Closing shall have been performed in all material respects; provided, that for purposes of this clause (b), a covenant of the Company shall only be deemed to have not been performed if the Company has materially breached such material covenant and failed to cure within thirty (30) days after written notice thereof from Acquiror (or if earlier, five (5) Business Days prior to the Agreement End Date); and

(c)            There shall not have occurred a Company Material Adverse Effect after the date of this Agreement that is continuing.

Section 9.3             Conditions to the Obligations of the Company. The obligation of the Company to consummate, or cause to be consummated, the Mergers is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a)            (i) The representations and warranties of Acquiror contained in Section 5.12 shall be true and correct in all but de minimis respects as of the date of this Agreement, except with respect to such representations and warranties which speak as of an earlier date, which representations and warranties shall be true and correct in all but de minimis respects at and as of such date, (ii) the Acquiror Fundamental Representations (other than Section 5.12) shall be true and correct in all material respects, in each case as of the Closing Date, except with respect to such representations and warranties which speak as of an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement or the Ancillary Agreements and (iii) each of the representations and warranties of Acquiror contained in this Agreement (other than Section 5.12) (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception) shall be true and correct in all material respects, in each case as of the Closing Date, except with respect to such representations and warranties which speak as of an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement or the Ancillary Agreements;

(b)            Each of the covenants of Acquiror to be performed as of or prior to the Closing shall have been performed in all material respects; provided, that for purposes of this clause (b), a covenant of Acquiror or Merger Sub, as applicable, shall only be deemed to have not been performed if Acquiror or Merger Sub, as applicable, has materially breached such material covenant and failed to cure within thirty (30) days after written notice thereof from the Company (or if earlier, five (5) Business Days prior to the Agreement End Date); and

(c)            Acquiror shall hold in the Trust Account an amount at least equal to the sum of (x) the Trust Amount plus (y) $1,500,000,000 (the "Minimum Available Cash Condition").

Article X
TERMINATION/EFFECTIVENESS

Section 10.1            Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

(a)            by mutual written consent of the Company and Acquiror;

(b)            by the Company or Acquiror if (i) any Governmental Authority that must grant a Requisite Regulatory Approval has denied such approval and such denial has become final and non-appealable, (ii) any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which has become final and nonappealable and has the effect of making consummation of the Mergers illegal or otherwise preventing or prohibiting consummation of the Mergers or (iii) if there shall be adopted any Law that makes consummation of the Mergers illegal or otherwise prohibited;

(c)            by the Company if the Acquiror Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Acquiror Shareholders' Meeting duly convened therefor or at any adjournment or postponement thereof;

(d)            by the Company if there has been a Modification in Recommendation;

(e)            by written notice to the Company from Acquiror if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 9.2(a) or Section 9.2(b) would not be satisfied at the Closing (a "Terminating Company Breach"), except that, if such Terminating Company Breach is curable by the Company through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days after receipt by the Company of notice from Acquiror of such breach, but only as long as the Company continues to use its respective reasonable best efforts to cure such Terminating Company Breach (the "Company Cure Period"), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, or (ii) the Closing has not occurred on or before February 12, 2022 (which date shall be automatically extended for up to sixty (60) days if all conditions in Article IX have been satisfied or waived as of such date other than the receipt of all Requisite Regulatory Approvals, the "Agreement End Date"), unless Acquiror is in material breach hereof;

(f)            by Acquiror if the Company Stockholder Approval shall not have been obtained within ten (10) Business Days after the Registration Statement is declared effective and delivered or otherwise made available to stockholders; or

(g)            by written notice to Acquiror from the Company if (i) there is any breach of any representation, warranty, covenant or agreement on the part of Acquiror or Merger Sub set forth in this Agreement, such that the conditions specified in Section 9.3(a) and Section 9.3(b) would not be satisfied at the Closing (a "Terminating Acquiror Breach"), except that, if any such Terminating Acquiror Breach is curable by Acquiror through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days after receipt by Acquiror of notice from the Company of such breach, but only as long as Acquiror continues to exercise such reasonable best efforts to cure such Terminating Acquiror Breach (the "Acquiror Cure Period"), such termination shall not be effective, and such termination shall become effective only if the Terminating Acquiror Breach is not cured within the Acquiror Cure Period or (ii) the Closing has not occurred on or before the Agreement End Date, unless the Company is in material breach hereof.

Section 10.2            Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors or stockholders, other than liability of the Company, Acquiror or Merger Sub, as the case may be, for any willful and material breach of this Agreement occurring prior to such termination, except that the provisions of this Section 10.2 and Article XI and the Confidentiality Agreement shall survive any termination of this Agreement.

Article XI
MISCELLANEOUS

Section 11.1           Trust Account Waiver. The Company acknowledges that Acquiror is a blank check company with the powers and privileges to effect a Business Combination. The Company further acknowledges that, as described in the prospectus dated February 12, 2021 (the "Prospectus") available at www.sec.gov, substantially all of Acquiror assets consist of the cash proceeds of Acquiror's initial public offering and private placements of its securities and substantially all of those proceeds have been deposited in a the trust account for the benefit of Acquiror, certain of its public stockholders and the underwriters of Acquiror's initial public offering (the "Trust Account"). The Company acknowledges that it has been advised by Acquiror that, except with respect to interest earned on the funds held in the Trust Account that may be released to Acquiror to pay its franchise Tax, income Tax and similar obligations, the Trust Agreement provides that cash in the Trust Account may be disbursed only (a) if Acquiror completes the transactions which constitute a Business Combination, then to those Persons and in such amounts as described in the Prospectus; (b) if Acquiror fails to complete a Business Combination within the allotted time period and liquidates, subject to the terms of the Trust Agreement, to Acquiror in limited amounts to permit Acquiror to pay the costs and expenses of its liquidation and dissolution, and then to Acquiror's public stockholders; and (c) if Acquiror holds a shareholder vote to amend Acquiror's amended and restated memorandum and articles of association to modify the substance or timing of the obligation to redeem 100% of Acquiror Common Shares if Acquiror fails to complete a Business Combination within the allotted time period, then for the redemption of any Acquiror Common Shares properly tendered in connection with such vote. For and in consideration of Acquiror entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Company hereby irrevocably waives any right, title, interest or claim of any kind they have or may have in the future in or to any monies in the Trust Account and agree not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement and any negotiations, Contracts with Acquiror; provided, that (x) nothing herein shall serve to limit or prohibit the Company's right to pursue a claim against Acquiror for legal relief against monies or other assets held outside the Trust Account, for specific performance or other equitable relief in connection with the consummation of the transactions (including a claim for Acquiror to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the Acquiror Share Redemptions) to the Company in accordance with the terms of this Agreement and the Trust Agreement) so long as such claim would not affect Acquiror's ability to fulfill its obligation to effectuate the Acquiror Share Redemptions, or for fraud and (y) nothing herein shall serve to limit or prohibit any claims that the Company may have in the future against Acquiror's assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds).

Section 11.2           Waiver. No failure or delay by a party hereto in exercising any right, power or remedy under this Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of such party. No single or partial exercise of any right, power or remedy under this Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

Section 11.3            Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service, or (d) when delivered by email (in each case in this clause (d), solely if receipt is confirmed, but excluding any automated reply, such as an out-of-office notification), addressed as follows:

(a)            If to Acquiror or Merger Sub prior to the Closing, or to the First-Step Surviving Corporation after the First Effective Time, to:

Aurora Acquisition Corp.

20 North Audley Street

London W1K 6LX

United Kingdom

Attention:            Khurram Kayani

Email:                   Khurram@novatorcapital.com

with copies to (which shall not constitute notice):

Baker McKenzie LLP

100 New Bridge Street

London EC4V 6JA

United Kingdom

Attention:            Adam Eastell, Michael F. DeFranco, Derek Liu
Email:                   adam.eastell@bakermckenzie.com,

michael.defranco@bakermckenzie.com, derek.liu@bakermckenzie.com

(b)            If to the Company prior to the Closing, or to the Surviving Corporation after the Second Effective Time, to:

Better HoldCo, Inc.

175 Greenwich St, 59th Floor

New York, NY 10007

Attention: Kevin Ryan

Email:         kryan@better.com

with copies to (which shall not constitute notice):

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

Attention: Mitchell S. Eitel, Jared M. Fishman, Sarah P. Payne

Email: eitelm@sullcrom.com, fishmanj@sullcrom.com, paynes@sullcrom.com or to such other address or addresses as the parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.

Section 11.4            Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties and any such purported assignment without prior written consent shall be void ab initio. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

Section 11.5            Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that the D&O Indemnified Parties and the past, present and future directors, managers, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 11.16; and, provided, further, that SoftBank and any other subscriber party to a Subscription Agreement who is a non-U.S. Person is an intended third-party beneficiary of Section 4.27.

Section 11.6            Expenses. Except as otherwise set forth in this Agreement, each party hereto shall be responsible for and pay its own expenses incurred in connection with this Agreement and the transactions contemplated hereby, including all fees of its legal counsel, financial advisers and accountants; provided, that if the Closing shall occur, Acquiror shall (x) pay or cause to be paid, the Unpaid Transaction Expenses, and (y) pay or cause to be paid, the Acquiror Transaction Expenses, in each of case (x) and (y), in accordance with Section 2.4(c). For the avoidance of doubt, any payments to be made (or to cause to be made) by Acquiror pursuant to this Section 11.6 shall be paid upon consummation of the Mergers and release of proceeds from the Trust Account.

Section 11.7            Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 11.8            Headings; Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .pdf format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement. Signatures to this Agreement transmitted by electronic mail in .pdf form, or by any other electronic means designed to preserve the original graphic and pictorial appearance of a document (including DocuSign), will be deemed to have the same effect as physical delivery of the paper document bearing the original signatures.

Section 11.9            Company and Acquiror Disclosure Letters. The Company Disclosure Letter and the Acquiror Disclosure Letter (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. All references herein to the Company Disclosure Letter and/or the Acquiror Disclosure Letter (including, in each case, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the applicable Disclosure Letter, or any section thereof, with reference to any section of this Agreement or section of the applicable Disclosure Letter shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of applicable Disclosure Letter if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the applicable Disclosure Letter. Certain information set forth in the Disclosure Letters is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

Section 11.10          Entire Agreement. (a) This Agreement (together with the Company Disclosure Letter and the Acquiror Disclosure Letter), (b) the Sponsor Support Agreement, (c) the Company Holders Support Agreement, (c) the Subscription Agreements, (d) the Sponsor Letter, (e) the IPO Insider Letter Agreement and (f) the Confidentiality Agreement, dated as of March 15, 2021, between Acquiror and the Company or its Affiliate (the "Confidentiality Agreement" and, together with the Sponsor Support Agreement, Company Holders Support Agreement, the Subscription Agreements, the Sponsor Letter and the IPO Insider Letter, the "Ancillary Agreements") constitute the entire agreement among the parties to this Agreement relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated hereby exist between such parties except as expressly set forth in this Agreement and the Ancillary Agreements.

Section 11.11          Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement.

Section 11.12          Publicity.

(a)            All press releases or other public communications relating to the transactions contemplated hereby, and the method of the release for publication thereof, shall prior to the Closing be subject to the prior mutual approval of Acquiror and the Company, which approval shall not be unreasonably withheld by any party; provided, that no party shall be required to obtain consent pursuant to this Section 11.12(a) to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 11.12(a).

(b)            The restriction in Section 11.12(a) shall not apply to the extent the public announcement is required by applicable securities Law, any Governmental Authority or stock exchange rule; provided, however, that in such an event, the party making the announcement shall, except as prohibited by Law, use its commercially reasonable efforts to consult with the other party in advance as to its form, content and timing. Disclosures resulting from the parties' efforts to obtain approval or early termination under the HSR Act and to make any relating filing shall be deemed not to violate this Section 11.12.

Section 11.13          Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

Section 11.14          Jurisdiction; Waiver of Jury Trial .

(a)            Any proceeding or Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware, or the United States District Court for the District of Delaware) (the "Designated Courts"), and each of the parties irrevocably and unconditionally (i) consents and submits to the exclusive jurisdiction of each such court in any such proceeding or Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the proceeding or Action shall be heard and determined only in any such court, and (iv) agrees not to bring any proceeding or Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action, suit or proceeding brought pursuant to this Section 11.14.

(b)            EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

(c)            Acquiror hereby irrevocably appoints Cogency Global Inc., with offices at the date of this Agreement located at 850 New Burton Rd, Ste. 201, Dover, DE 19904, as its authorized agent on which any and all legal process may be served in any such action, suit or proceeding brought in the Designated Courts pursuant to this Section 11.14. Acquiror agrees that service of process in respect of it upon its agent, together with written notice of such service given to it in the manner provided in Section 11.3, shall be deemed to be effective service of process upon it in any such action, suit or proceeding. Acquiror agrees that the failure of its agent to give notice to it of any such service shall not impair or affect the validity of such service or any judgment rendered in any action, suit or proceeding based thereon. If for any reason the authorized agent shall cease to be available to act as such, each Acquiror agrees to designate a new agent in the State of Delaware, on the terms and for the purposes of this Section 11.14. Nothing herein shall be deemed to limit the ability of any other party hereto to serve any such legal process in any other manner permitted by applicable law or to obtain jurisdiction over any such party or bring actions, suits or proceedings against it in such other jurisdictions, and in such manner, as may be permitted by applicable law.

Section 11.15          Enforcement.

(a)            The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached (including failing to take such actions as are required of them hereunder to consummate this Agreement). It is accordingly agreed that the parties shall be entitled to an injunction, specific performance, or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 10.1, in addition to any other remedy to which any party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

(b)            The parties acknowledge and agree that this Section 11.15 is an integral part of the transactions contemplated hereby and without that right, the parties hereto would not have entered into this Agreement.

Section 11.16          Non-Recourse. Except in the case of claims against a Person in respect of such Person's actual fraud:

(a)            Solely with respect to the Company, Acquiror and Merger Sub, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the Company, Acquiror and Merger Sub as named parties hereto; and

(b)            except to the extent a party hereto (and then only to the extent of the specific obligations undertaken by such party hereto), (i) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of the Company, Acquiror or Merger Sub and (ii) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in Contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Acquiror or Merger Sub under this Agreement for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

Section 11.17          Non-Survival of Representations, Warranties and Covenants. Except (x) as otherwise contemplated by Section 10.2, or (y) in the case of claims against a Person in respect of such Person's actual fraud, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Second Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article XI.

Section 11.18          Legal Representation.

(a)            Acquiror hereby agrees on behalf of its directors, members, partners, officers, employees and Affiliates and each of their respective successors and assigns (including after the Closing, the Surviving Corporation) (all such parties, the "Equityholder Waiving Parties"), that Sullivan & Cromwell LLP and Buckley LLP ("Equityholder Counsel") may represent the stockholders or holders of other equity interests of the Company or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Surviving Corporation) (collectively, the "Equityholder WP Group"), in each case, solely in connection with any Action or obligation arising out of or relating to this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby, notwithstanding its prior representation of the Company and its Subsidiaries or other Equityholder Waiving Parties, and each of Acquiror and the Company on behalf of itself and the Equityholder Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising from or relating to Equityholder Counsel's prior representation of the Company, its Subsidiaries or of the Equityholder Waiving Parties. Acquiror and the Company, for itself and the Equityholder Waiving Parties, hereby further irrevocably acknowledges and agrees that all privileged communications, written or oral, between the Company and its Subsidiaries or any member of the Equityholder WP Group and Equitytholder Counsel, made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby, or any matter relating to any of the foregoing, are privileged communications that do not pass to the Surviving Corporation notwithstanding the Mergers, and instead survive, remain with and are controlled by the Equityholder WP Group (the "Equityholder Privileged Communications"), without any waiver thereof. Acquiror and the Company, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no Person may use or rely on any of the Equityholder Privileged Communications, whether located in the records or email server of the Surviving Corporation and its Subsidiaries, in any Action against or involving any of the parties after the Closing, and Acquiror and the Company agree not to assert that any privilege has been waived as to the Equityholder Privileged Communications, by virtue of the Mergers. All files, attorney notes, drafts or other documents in the Equityholder Counsel's or Equityholder WP Group's possession that are Equityholder Privileged Communications shall be the property of the Equityholder WP Group.

(b)            Each of Acquiror and the Company hereby agrees on behalf of its directors, members, partners, officers, employees and Affiliates and each of their respective successors and assigns (including after the Closing, the Surviving Corporation) (all such parties, the "Acquiror Waiving Parties"), that Baker & McKenzie LLP, Ropes & Gray LLP and Buchalter, a Professional Corporation ("Acquiror Counsel") may represent the stockholders or holders of other equity interests of the Sponsor or of Acquiror or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Surviving Corporation) (collectively, the "Acquiror WP Group"), in each case, solely in connection with any Action or obligation arising out of or relating to this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby, notwithstanding its prior representation of the Sponsor, Acquiror and its Subsidiaries, or other Acquiror Waiving Parties. Each of Acquiror and the Company, on behalf of itself and the Acquiror Waiving Parties, hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising from or relating to Acquiror Counsel's prior representation of the Sponsor, Acquiror and its Subsidiaries, or other Acquiror Waiving Parties. Each of Acquiror and the Company, for itself and the Acquiror Waiving Parties, hereby further irrevocably acknowledges and agrees that all privileged communications, written or oral, between the Sponsor, Acquiror, or its Subsidiaries, or any other member of the Acquiror WP Group, on the one hand, and Acquiror, on the other hand, made prior to the Closing, in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby, or any matter relating to any of the foregoing, are privileged communications that do not pass to the Surviving Corporation notwithstanding the Mergers, and instead survive, remain with and are controlled by the Acquiror WP Group (the "Acquiror Privileged Communications"), without any waiver thereof. Acquiror and the Company, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no Person may use or rely on any of the Acquiror Privileged Communications, whether located in the records or email server of the Surviving Corporation and its Subsidiaries, in any Action against or involving any of the parties after the Closing, and Acquiror and the Company agree not to assert that any privilege has been waived as to the Acquiror Privileged Communications, by virtue of the Mergers. All files, attorney notes, drafts or other documents in the Acquiror Counsel's or Acquiror WP Group's possession that are Acquiror Privileged Communications shall be the property of the Acquiror WP Group.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

AURORA ACQUISITION CORP.

By:	/s/ Arnaud Massenet
Name: Arnaud Massenet
Title: Chief Executive Officer

AURORA MERGER SUB I, INC.

By:	/s/ Caroline Harding
Name: Caroline Harding
Title: President

BETTER HOLDCO, INC.

By:	/s/ Kevin Ryan
Name: Kevin Ryan
Title: Chief Financial Officer

[Signature Page to Merger Agreement]